                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

    Filed by the registrant /X/

    Filed by a party other than the registrant / /

    Check the appropriate box:

    / / Preliminary proxy statement         / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

    /X/ Definitive proxy statement

    / / Definitive additional materials

    / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                       FIRST OF AMERICA BANK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                       FIRST OF AMERICA BANK CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                              FOA BANK CORP. LOGO

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                         Annual Meeting of Shareholders
                                 April 17, 1996

                              FOA BANK CORP. LOGO
                             211 South Rose Street
                           Kalamazoo, Michigan 49007
                                 (616) 376-9000

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING
                                 APRIL 17, 1996

To: The Shareholders
    First of America Bank Corporation

    The Annual Meeting of Shareholders of First of America Bank Corporation, a Michigan Corporation, will be held at the Fetzer Business Development Center, Western Michigan University, Wilbur Street and Marion Avenue, Kalamazoo, Michigan on Wednesday, April 17, 1996 at 2:00 p.m. (Kalamazoo time). A form of Proxy and Proxy Statement for the meeting are furnished herewith. The purpose of the meeting is to consider and vote on the following matters:

    (1) Election of four Directors to serve until the 1999 Annual Meeting of Shareholders and until their successors have been elected and qualified.

    (2) Approval of the First of America Bank Corporation Stock Compensation
Plan.

    (3) Ratification of the selection of KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors for First of America.

    (4) Such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on February 20, 1996, as the record date for determination of common shareholders entitled to notice of and to vote at the meeting.

    IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                       By Order of the Board of Directors,

                                       Richard V. Washburn

                                       Richard V. Washburn
                                       Senior Vice President and Secretary

Date: March 13, 1996
Kalamazoo, Michigan

                              FOA BANK CORP. LOGO
                             211 South Rose Street
                           Kalamazoo, Michigan 49007
                                 (616) 376-9000

                                PROXY STATEMENT

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FIRST OF AMERICA BANK CORPORATION (hereinafter called "First of America" or the "corporation") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 17, 1996 at 2:00 p.m. (Kalamazoo time) at the Fetzer Business Development Center, Western Michigan University, Kalamazoo, Michigan (the "Annual Meeting").

    The cost of solicitation will be borne by First of America. In addition to the use of the mails, proxies may be solicited by directors and persons regularly employed by First of America by personal interview and by telephone. In addition, First of America has engaged Georgeson & Company, Inc. to assist in soliciting proxies for the Annual Meeting. Georgeson's fees, excluding reimbursable out-of-pocket expenses, are estimated to be $7,500 and will be paid by First of America. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock.

    Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is exercised at the Annual Meeting. This Proxy Statement and the enclosed form of Proxy were first sent to shareholders on March 13, 1996.

    Common shareholders of record at the close of business on February 20, 1996 are entitled to notice of and to vote at the Annual Meeting. Each common share is entitled to one vote on each matter presented.

    For shareholders participating in the Shareholders Investment Plan, First of America's dividend reinvestment plan, First of America Bank-Michigan, N.A., the Plan Administrator, will vote any shares that it holds for a participant's account in accordance with the proxy returned by the participant to First of America with respect to the other shares of First of America which the participant holds of record.

                             PRINCIPAL SHAREHOLDERS

    As of the close of business on February 2, 1996, there were 63,284,757 shares of common stock of First of America, par value $10 per share ("First of America Common Stock" or "common shares"), outstanding and entitled to vote at the Annual Meeting. Insofar as is known to First of America, no person or group owns of record or beneficially five percent or more of the outstanding First of America Common Stock.

                           (1) ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with the directors in each class being elected for a term of three years and until successors are duly elected and qualified and with one class standing for election each year. At the Annual Meeting, four directors will be elected for terms ending with the annual meeting of shareholders in 1999.

    Except as otherwise specified in the proxy, proxies will be voted for election of the four nominees named below. If a nominee becomes unable or unwilling to serve, proxies will be voted for such other person, if any, as shall be designated by the Board of Directors. However, First of America's management now knows of no reason to anticipate that this will occur. Directors are elected by a plurality of the votes cast, whether in person or by proxy, by holders of First of America Common Stock at the Annual Meeting, provided a quorum (a majority of the shares entitled to be voted at the Annual Meeting) is present or represented. Thus, the four nominees for election as directors who receive the greatest number of votes cast will be elected directors. Consequently, shares not voted, whether by the withholding of authority or otherwise, have no effect on the election of directors. Nevertheless, if a proxy is returned for such shares or they are represented in person at the Annual Meeting, they will be counted toward the establishment of a quorum.

    Nominees for election and other current directors are listed below. Also shown for each nominee and each other current director is his or her age, principal occupation for the last five or more years and other major affiliations, Board of Directors committee service and shares of First of America Common Stock beneficially owned as of February 2, 1996. As of February 2, 1996, none of these persons owned one percent or more of the outstanding shares. The information that follows is based in part on information supplied by these persons.

          NOMINEES FOR DIRECTOR FOR THE THREE-YEAR TERM ENDING IN 1999

    JOSEPH J. FITZSIMMONS, age 61, retired on June 30, 1995, as Vice President of Bell & Howell Company and Chairman and a director of UMI, Inc., Ann Arbor, Michigan, a division of Bell & Howell. Mr. Fitzsimmons is a director of Bartech, Inc. He has been a director of First of America since 1991. He serves on the Nominating and Compensation Committee. He owns 1,142 shares of First of America Common Stock and 400 shares in a retirement account.

    ROBERT L. HETZLER, age 50, is President and Chief Executive Officer of Monitor Sugar Company, Bay City, Michigan. Mr. Hetzler became a director of First of America in 1987. He chairs the Audit Committee and serves on the Executive Committee. Mr. Hetzler owns 900 shares and an additional 5,588 common shares which are held jointly by him and Mrs. Hetzler.

    DANIEL R. SMITH, age 61, is Chairman and Chief Executive Officer of First of America. He has been employed by First of America and its predecessor since 1955. He became a director of First of America in 1982. He chairs the Executive Committee and serves on the Public Policy Committee and on First of America's Unified Trust Committee. Effective May 1, 1996, Mr. Smith will retire as Chairman and Chief Executive Officer but will, subject to being reelected at the Annual Meeting, continue to serve as a director. Mr. Smith beneficially owns 167,338 shares of First of America Common Stock, which includes 130,466 shares covered by currently exercisable options granted under the Restated First of America Bank Corporation 1987 Stock Option Plan ("1987 Stock Option Plan"). Mrs. Smith owns 2,296 common shares of which Mr. Smith disclaims beneficial ownership. Additionally, Mr. Smith has an account in a salary deferral savings plan, the earnings on a portion of which are determined as if deferred salary payments and earnings thereon were invested in First of America Common Stock. His account, which is payable to him only in cash, includes the current equivalent value of 8,270 common shares.

    LEY S. SMITH, age 61, is Executive Vice President and President, U.S. Pharma Product Center of Pharmacia & Upjohn, Inc., a manufacturer of pharmaceutical and other products, since November 1995. He was President and Chief Operating Officer of The Upjohn Company from April 1993 to November 1995, and previously Vice Chairman of The Upjohn Company from January 1991 to April 1993. He is a director of Biopure Corporation and Multimedia Medical Systems. He owns 1,500 shares of First of America Common Stock.

          DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS END IN 1997

    JON E. BARFIELD, age 44, is Chairman and Chief Executive Officer of Bartech, Inc., a provider of contract employment and related staffing services, Livonia, Michigan. He is a director of Tecumseh Products Company, Tecumseh, Michigan. Mr. Barfield became a director of First of America in August 1993. He serves on the Audit and Public Policy Committees. Mr. Barfield owns 3,497 shares of First of America Common Stock.

    RICHARD F. CHORMANN, age 58, is President and Chief Operating Officer of First of America. Effective May 1, 1996, he will become Chairman and Chief Executive Officer upon Mr. Smith's retirement. Mr. Chormann has been employed by First of America and its predecessor since 1958. He became a director of First of America in 1984 and serves on the Executive and Public Policy Committees of the Board and on First of America's Unified Trust Committee. He beneficially owns 91,923 shares of First of America Common Stock, which includes 78,017 shares covered by currently exercisable options granted under the 1987 Stock Option Plan. Mrs. Chormann owns 3,470 common shares of which Mr. Chormann disclaims beneficial ownership. Additionally, Mr. Chormann has an account in a salary deferral savings plan, the earnings on a portion of which are determined as if deferred salary payments and earnings thereon were invested in First of America Common Stock. His account, which is payable to him only in cash, includes the current equivalent value of 25,223 common shares.

    JOEL N. GOLDBERG, age 58, is President of Thomas Jewelry Company, Inc. in Pontiac, Michigan, a retail and wholesale jewelry company. Mr. Goldberg became a director of First of America in 1985. He serves on the Audit Committee. He beneficially owns 116,040 shares of First of America Common Stock.

    JAMES S. WARE, age 60, is Chairman, President and Chief Executive Officer of Durametallic Corporation, Kalamazoo, Michigan, a manufacturer of seals for industrial machinery. He is a director of the Duriron Company, Inc., Dayton, Ohio. He has been a director of First of America since 1991. He chairs the Nominating and Compensation Committee and serves on the Executive Committee. He owns 4,686 shares of First of America Common Stock.

          DIRECTORS NOT STANDING FOR ELECTION WHOSE TERMS END IN 1998

    JOHN W. BROWN, age 61, is Chairman and Chief Executive Officer of Stryker Corporation, Kalamazoo, Michigan, a manufacturer of surgical and medical products. Mr. Brown became a director of First of America in 1992. He serves on the Nominating and Compensation Committee. Mr. Brown owns 3,500 shares of First of America Common Stock.

    CLIFFORD L. GREENWALT, age 63, is President and Chief Executive Officer and a director of CIPSCO Incorporated, a utility holding company. He is also President and Chief Executive Officer of Central Illinois Public Service Company, Springfield, Illinois, a subsidiary of CIPSCO. He is also a director of Central Illinois Public Service Company and Electric Energy, Inc. He became a director of First of America in 1989. He serves on the Executive, Audit, Nominating and Compensation, and Public Policy Committees. Mr. Greenwalt owns 11,622 shares of First of America Common Stock jointly with Mrs. Greenwalt. Mrs. Greenwalt owns another 3,891 common shares of which Mr. Greenwalt disclaims beneficial ownership. Mr. Greenwalt will be ineligible under the Bylaws to serve as a director after January 31, 1998, and will retire by that date.

    DOROTHY A. JOHNSON, age 55, is President and Chief Executive Officer of the Council of Michigan Foundations, Grand Haven, Michigan, an association of foundations and corporations making charitable contributions. Mrs. Johnson became a director of First of America in 1985. She chairs the Public Policy Committee and serves on the Executive, and Nominating and Compensation Committees. She owns 18,755 shares of First of America Common Stock.

    MARTHA MAYHOOD MERTZ, age 53, is Chief Executive Officer and owner of Mayhood/Mertz Realtors, Inc., in Okemos, Michigan. She became a director of First of America in August 1993. Ms. Mertz serves on the Audit Committee. She owns 2,165 shares of First of America Common Stock.

    JAMES W. WOGSLAND, age 64, retired on June 1, 1995, as Vice Chairman and a director of Caterpillar, Inc., Peoria, Illinois. He is a director of Protection Mutual Insurance Co. and CIPSCO Incorporated. He became a director of First of America in 1989. He serves on the Nominating and Compensation Committee. Mr. Wogsland owns 7,035 shares of First of America Common Stock. Mr. Wogsland will be ineligible under the Bylaws to serve as a director after April 30, 1996, and will retire by that date.

    WALTER J. WOLPIN, age 64, is President of the Wolpin Co., Wolpin Broadcasting, Twin W Realty and Weber/Wolpin Realty. Mr. Wolpin became a director of First of America in 1992. He serves on the Audit Committee. As a trustee he has voting and investment power with respect to 7,086 shares of First of America Common Stock. Mr. Wolpin also owns an additional 4,743 common shares and Mrs. Wolpin owns 10,585 shares of First of America Common Stock. Mr. Wolpin will be ineligible under the Bylaws to serve as a director after January 31, 1997, and will retire by that date.

    As of February 2, 1996 the directors and executive officers of First of America as a group beneficially owned 733,643 shares or 1.15 percent of the outstanding First of America Common Stock. This group had sole voting and investment power with respect to 716,173 shares or 1.12 percent of the outstanding First of America Common Stock which includes 397,882 shares covered by currently exercisable options granted under the 1987 Stock Option Plan and shared voting and investment power with respect to 17,470 shares or 0.03 percent of the outstanding common shares. The shares beneficially owned by William R. Cole, Thomas W. Lambert and David B. Wirt, Named Executives (as defined below) who are not directors of First of America, were 44,438, 42,204, and 48,258, respectively, which includes 31,466, 28,633, and 31,533 shares covered by currently exercisable options granted under the 1987 Stock Option Plan.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a standing Executive Committee, a standing Audit Committee, and a standing Nominating and Compensation Committee. The Board also has a Public Policy Committee. Directors serve on the committees as indicated in the preceding paragraphs.

    The Executive Committee did not meet during 1995. Its principal function is to exercise all powers and authority of the Board of Directors in the management and affairs of First of America between meetings of the Board of Directors including the right to declare dividends and to authorize the issuance of stock but excluding the power and authority to amend the Articles of Incorporation or Bylaws, to adopt certain agreements of merger or consolidation, to recommend to shareholders the sale of substantially all of First of America's assets or dissolution of the corporation or to fill vacancies on the Board of Directors.

    The Audit Committee met five times during 1995. Its principal function is to recommend to the full Board the engagement or discharge of the independent auditors, to direct and supervise investigations into matters relating to audit functions, to review with the independent auditors the plan and results of the audit engagement and management's responses, to review the scope, adequacy and results of First of America's internal auditing procedures and to solicit recommendations for improvement, to provide oversight for internal audit and loan review, to review services to be performed by the independent auditors, to review the degree of independence of the auditors, to review the adequacy of First of America's system of internal accounting controls, to provide guidance for the audit committees of affiliate banks, to review with management and the auditors the adequacy of financial disclosures and to provide added assurance on the integrity of the financial information, and to report to the full Board on its actions and findings.

    The Nominating and Compensation Committee met six times during 1995. Its principal function is to approve and recommend to the Board of Directors all executive compensation and benefit programs available to officers and employees of First of America and the executive officers of each affiliate, and the desirability of adopting, amending, or terminating any management compensation or employee benefit plan or program of First of America or any affiliate. The Nominating and Compensation Committee administers First of America's management incentive programs, which include selection of participants and establishment of goals and criteria for awards and other matters (see "Nominating and Compensation Committee Report on Executive Compensation"). The Nominating and Compensation Committee is the administrator of the corporation's stock based compensation plans and determines the key employees to whom options will be granted, the number of shares covered by each option, the exercise price and other matters.

    In addition, the Nominating and Compensation Committee reviews the qualifications and determines the eligibility of and recommends to the Board of Directors individuals who may be appointed by the Board to fill vacancies thereon and individuals who will constitute the nominees of the Board for election by shareholders and considers the performance of incumbent directors in determining whether to nominate them for reelection. In addition, it evaluates the performance of top management officers of First of America for purposes of developing and periodically reviewing management succession plans for recommendation to the full Board. The Nominating and Compensation Committee will consider persons recommended by shareholders. Such shareholder recommendations must be in writing setting forth the name, address, principal occupation and qualifications of the proposed nominee and must be delivered or mailed to the chairman or secretary of First of America not later than the close of business on December 31 of any year preceding the year for which nomination is proposed if written proxy solicitation on behalf of the Board of Directors is sought.

    The Public Policy Committee met three times in 1995. Its principal function is to oversee compliance by First of America and its affiliate organizations with the federal Community Reinvestment Act, federal affirmative action requirements and comparable state laws. It also oversees charitable giving by First of America and its affiliate organizations and makes recommendations to the Board with respect to these functions and related matters.

    The Board of Directors met nine times in 1995. All incumbent Directors attended 75 percent or more of the aggregate total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which they served except for John W. Brown.

                             EXECUTIVE COMPENSATION

    The following information about First of America's method of compensating its executive officers is intended to both comply with the disclosure rules of the Securities and Exchange Commission ("SEC") and provide shareholders with a better understanding of the corporation's objectives, policies and arrangements for executive compensation. The SEC's rules prescribe the format and scope of this summary, but the corporation has endeavored to make it understandable and helpful to shareholders.

SUMMARY COMPENSATION TABLE

    The following table presents, for the fiscal years shown, the annual and long-term cash and other compensation paid to, or accrued for, each of First of America's five most highly compensated executive officers, including the chief executive officer (the "Named Executives").

SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                        -----------------------------------
                                                                                 AWARDS
                                         ANNUAL COMPENSATION            ------------------------    PAYOUTS
                                  ----------------------------------    RESTRICTED    SECURITIES    -------
                                                        OTHER ANNUAL      STOCK       UNDERLYING     LTIP       ALL OTHER
       NAME AND                   SALARY      BONUS     COMPENSATION     AWARD(S)      OPTIONS      PAYOUTS    COMPENSATION
  PRINCIPAL POSITION      YEAR    ($)(1)       ($)         ($)(2)         ($)(3)         (#)          ($)         ($)(4)
-----------------------   ----    -------    -------    ------------    ----------    ----------    -------    ------------
Daniel R. Smith           1995    675,000     75,600         -0-            -0-         38,350      121,107           -0-
Chairman and Chief        1994    675,000    148,500         -0-            -0-         25,000          -0-           -0-
Executive Officer         1993    625,000    285,000         -0-            -0-         14,000      198,748           -0-

Richard F. Chormann       1995    453,600     44,453         -0-            -0-         20,600       69,758           -0-
President and Chief       1994    453,600     87,318         -0-            -0-         14,000          -0-           -0-
Operating Officer         1993    420,000    167,580         -0-            -0-          8,400      115,320           -0-

William R. Cole           1995    305,000     25,620         -0-            -0-         10,400       36,452           -0-
Chairman and Chief        1994    274,235     76,924         -0-            -0-          7,900          -0-           -0-
Executive Officer,        1993    253,000     78,177         -0-            -0-          3,800       57,530           -0-
First of America Bank-
Michigan, N.A.

Thomas W. Lambert         1995    265,000     22,260         -0-            -0-          9,050       34,261           -0-
Executive Vice            1994    265,000     43,725         -0-            -0-          6,900          -0-           -0-
President
and Chief Financial       1993    252,200     86,253         -0-            -0-          4,100       56,910           -0-
Officer

David B. Wirt             1995    265,000     22,260         -0-            -0-          9,050       34,261           -0-
Executive Vice            1994    265,000     43,725         -0-            -0-          6,900          -0-           -0-
President                 1993    252,200     86,253         -0-            -0-          4,100       56,910           -0-

-------------------------------------------
(1) Deferred compensation is included.
(2) There were no other significant compensation items required to be disclosed as other annual compensation for the years shown.
(3) The corporation's long-term compensation arrangements for the years shown did not provide for restricted stock awards.
(4) The corporation does not provide any other compensation.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table presents information concerning the stock options granted to the Named Executives under the 1987 Stock Option Plan during 1995 and the potential realizable value for the stock options granted based on future market appreciation assumptions.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF STOCK
                                              INDIVIDUAL GRANTS                          PRICE APPRECIATION FOR OPTION TERM(1)
                         ------------------------------------------------------------    --------------------------------------
                            NUMBER OF        % OF TOTAL
                           SECURITIES          OPTIONS       EXERCISE OR
                           UNDERLYING        GRANTED TO      BASE PRICE
                         OPTIONS GRANTED    EMPLOYEES IN       ($/SH)      EXPIRATION
         NAME               (#)(2)(3)        FISCAL YEAR         (4)          DATE       0% ($)      5% ($)          10% ($)
-----------------------  ---------------   ---------------   -----------   ----------    ------   -------------   -------------
Daniel R. Smith               38,350            11.79%         $ 43.25     10/24/2005      -0-        1,043,120       2,643,465
Chairman and Chief
Executive Officer

Richard F. Chormann           20,600             6.34%         $ 43.25     10/24/2005      -0-          560,320       1,419,958
President and Chief
Operating Officer

William R. Cole               10,400             3.20%         $ 43.25     10/24/2005      -0-          282,880         716,872
Chairman and Chief
Executive Officer,
  First of America Bank -
Michigan, N.A.

Thomas W. Lambert              9,050             2.78%         $ 43.25     10/24/2005      -0-          246,160         623,816
Executive Vice
President and Chief
Financial Officer

David B. Wirt                  9,050             2.78%         $ 43.25     10/24/2005      -0-          246,160         623,816
Executive Vice
President

All shareholders                                                                           -0-    1,721,345,390   4,362,218,300

-------------------------------------------

(1) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. The estimated amounts presented represent assumed annual compounded rates of appreciation from the date of grant through the expiration of the options. Actual gains on exercise, if any, are dependent on the future performance of the corporation's common shares. The 5% and 10% rates of appreciation would result in per share prices of $70.45 and $112.18, respectively. The amounts shown for "All shareholders" are based on 63,284,757 shares (number of shares outstanding as of February 2, 1996). This presentation is not intended to forecast possible future appreciation of the corporation's common shares.
(2) The 1987 Stock Option Plan provides for limited stock appreciation rights in the event of a change in control (which the 1987 Stock Option Plan defines the same as in the Management Continuity Agreements, see "Management Continuity Agreements"), liquidation or dissolution of the corporation. Upon the occurrence of any one of these events, unexercised options previously granted are canceled, and in lieu of further rights under the option, the optionee will receive in cash the difference between the fair market value and the exercise price multiplied by the number of shares to which the option relates.
(3) The options were granted on October 25, 1995, and become exercisable for one-third of the shares after one year, two-thirds of the shares after two years and all shares after three years.
(4) The exercise price shown represents the average of the high and low prices on the New York Stock Exchange on the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

    The following table presents information about the exercise during 1995, by the Named Executives, of stock options previously granted under the 1987 Stock Option Plan. Also shown are the number of shares covered by and the estimated value of unexercised options at December 31, 1995.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                                   SECURITIES               VALUE OF
                                                                   UNDERLYING              UNEXERCISED
                                                              UNEXERCISED OPTIONS         IN-THE-MONEY
                                                                 AT FY-END (#)        OPTIONS AT FY-END ($)
                                                              --------------------    ---------------------
                        SHARES ACQUIRED     VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
        NAME            ON EXERCISE (#)          ($)             UNEXERCISABLE          UNEXERCISABLE(1)
---------------------   ----------------    --------------    --------------------    ---------------------
Daniel R. Smith                -0-                -0-           130,466 / 59,684       2,595,945 / 253,149
Chairman and Chief
Executive Officer

Richard F. Chormann            -0-                -0-            78,017 / 32,733       1,555,043 / 141,588
President and Chief
Operating Officer

William R. Cole                -0-                -0-            31,466 / 16,934          590,407 / 77,155
Chairman and Chief
Executive Officer,
First of America
Bank - Michigan, N.A.

Thomas W. Lambert              -0-                -0-            28,633 / 15,017          510,882 / 68,487
Executive Vice
President and
Chief Financial
Officer

David B. Wirt                  -0-                -0-            31,533 / 15,017          587,994 / 68,487
Executive Vice
President

-------------------------------------------
(1) The estimated value of the unexercised option shares was based on the closing price on the New York Stock Exchange on Friday, December 29, 1995 of $44.375.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

    The following table reflects the estimated future payouts under First of America's Long-Term Incentive Compensation Plan based on the Named Executive's target awards and the minimum threshold and maximum amounts for the three-year performance cycle beginning January 1, 1995. These estimated payments are contingent upon attaining the corporation's earnings per share performance goals during the performance cycle shown. The corporation's Long-Term Incentive Compensation Plan is more fully described in the Nominating and Compensation Committee Report on Executive Compensation under the caption "Long-Term Incentive Compensation."

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE                  ESTIMATED FUTURE PAYOUTS
                                                             OR OTHER             UNDER NON-STOCK PRICE-BASED PLAN (1)
                                                           PERIOD UNTIL          ---------------------------------------
                                    NUMBER OF             MATURATION OR          THRESHOLD        TARGET         MAXIMUM
NAME                                  UNITS                   PAYOUT                ($)             ($)            ($)
----------------------------     ---------------        ------------------       ---------        -------        -------
Daniel R. Smith                     None                1/1/95 - 12/31/97           59,063        236,250        307,125
Chairman and Chief
Executive Officer

Richard F. Chormann                 None                1/1/95 - 12/31/97           34,020        136,080        176,904
President and Chief
Operating Officer

William R. Cole                     None                1/1/95 - 12/31/97           19,063         76,250         99,125
Chairman and Chief
Executive Officer,
First of America -
Michigan Bank, N.A.

Thomas W. Lambert                   None                1/1/95 - 12/31/97           16,563         66,250         86,125
Executive Vice President
and Chief Financial Officer

David B. Wirt                       None                1/1/95 - 12/31/97           16,563         66,250         86,125
Executive Vice President

-------------------------------------------
(1) The minimum incentive award shown under the column titled "Threshold" represents the estimated payment that would be awarded if 85% achievement of the corporation's internal earnings per share goal is attained for the performance cycle. The "Target" and "Maximum" estimated payments will be awarded if 100% and 120% achievement of the corporation's earnings per share goals are attained for the performance cycle. The estimated future payouts under the threshold, target and maximum award columns were computed based on the Named Executive's 1995 base salary. Actual incentive payments made, if any, will be determined using the Named Executive's average base salary over the three year performance cycle.

RETIREMENT PROGRAM

    The benefits shown in the table below are the estimated combined annual benefits payable at the normal retirement age of 65 to a participant in the First of America Bank Corporation Employees' Retirement Plan ("Retirement Plan"), a qualified non-contributory defined benefit plan, and First of America's two supplemental retirement plans ("Supplemental Plans"), unfunded non-qualified plans, on a straight life annuity basis before reduction for social security benefits, as further described below.

PENSION PLAN TABLE

                                                 YEARS OF SERVICE
REMUNERATION     --------------------------------------------------------------------------------
    (1)               15               20               25               30               35
------------     ------------     ------------     ------------     ------------     ------------
 $200,000              60,000           80,000          100,000          120,000          140,000
 $300,000              90,000          120,000          150,000          180,000          210,000
 $400,000             120,000          160,000          200,000          240,000          280,000
 $500,000             150,000          200,000          250,000          300,000          350,000
 $600,000             180,000          240,000          300,000          360,000          420,000
 $700,000             210,000          280,000          350,000          420,000          490,000
 $800,000             240,000          320,000          400,000          480,000          560,000
 $900,000             270,000          360,000          450,000          540,000          630,000
 $1,000,000           300,000          400,000          500,000          600,000          700,000
 $1,100,000           330,000          440,000          550,000          660,000          770,000
 $1,200,000           360,000          480,000          600,000          720,000          840,000

-------------------------------------------
(1) Average annual compensation as provided by the Retirement Plan and the Supplemental Plans.

    The retirement benefit formula for the Retirement Plan is based on a participant's years of service with the corporation or subsidiary. The Retirement Plan benefit formula is 70 percent of the participant's covered compensation, which is his or her highest average monthly base salary plus the incentive payment under the Annual Incentive Compensation Plan (the "Annual Plan"), less any portion of such salary or Annual Plan incentive payment deferred at the participant's election under a deferred compensation arrangement, during any 60 consecutive months preceding retirement minus 50 percent of the primary social security benefit, prorated for service of less than 35 years. Employees who were employed before January 1, 1985 (this includes all of the Named Executives) will be entitled to receive on retirement, the higher of the benefits computed under the Retirement Plan now in effect or under the Retirement Plan in effect before January 1, 1985, which provided for a benefit equal to two percent of the final average monthly earnings times years of credited service, but not exceeding 50 percent of final average monthly earnings. The Supplemental Plans provide participants with a benefit in addition to that provided by the Retirement Plan so that the combined retirement benefit equals the benefit which the participant would have received from the Retirement Plan but for certain limitations under the Internal Revenue Code and the deferral of salary under a deferred compensation arrangement.

    The current average annual compensation and years of credited service for the Named Executives are as follows: Mr. Smith -- $854,350, 40 years; Mr. Chormann -- $554,818, 36 years; Mr. Cole -- $321,800, 31 years; Mr. Lambert -- $313,191, 32 years; and Mr. Wirt -- $313,506, 30 years.

MANAGEMENT CONTINUITY AGREEMENTS

    First of America has entered into Management Continuity Agreements with the Named Executives and other senior corporate and affiliate officers. The Management Continuity Agreements were amended and restated effective February 15, 1995 to provide that in the event of a change in control of First of America before February 15, 2000, the employment of the officer covered by the Agreement may not be terminated except for cause during the three-year period following the change in control. The agreement generally defines change in control as follows: (1) five days before expiration of a tender or exchange offer that would have the effect of giving a person, entity or group beneficial ownership of 25 percent or more of First of America's voting stock; (2) consummation of a merger, consolidation or sale of substantially all assets of First of America approved by its shareholders; (3) the acquisition of beneficial ownership of 25 percent or more of First of America's voting stock by a person, entity or group; or (4) a change in composition of a majority of the Board of Directors in any period of two consecutive years without certain prior approval of or participation by the Board in such change. During the three-year period, First of America or its successor may not, without the officer's consent, reduce the officer's compensation or change the officer's title or scope of responsibility or relocate his or her office or the main office of First of America. In the event an executive is terminated or resigns following other action by First of America or its successor referred to in the preceding sentence after a change in control, the officer is entitled to regular salary payments and inclusion in employee benefit plans for a specified period of time as described below. If the termination or resignation occurs within the first year after the change in control, then regular salary payments and inclusion in employee benefit plans continue for three years after the termination or resignation. If the termination or resignation occurs within the second year after the change in control, then regular salary payments and inclusion in employee benefit plans continue for two years after the termination or resignation. If the termination or resignation occurs within the third year after the change in control, then regular salary payments and inclusion in employee benefit plans continue for one year after the termination or resignation. Following the officer's death, the surviving spouse will continue to receive the regular salary payments for one year. In the event the officer becomes permanently disabled, the regular salary payments will be continued through the six-month period beginning on the date salary continuation payments under First of America's short term disability policy cease, less any payments received during that period under First of America's Long-Term Disability Plan. In addition, the officer will receive benefits under the corporate dental and health plans for one year from the date of the officer's permanent disability. The amount of any compensation from the Management Continuity Agreement will be dependent on future salary levels and other factors and events in the future. First of America has established a trust which will fund benefits accruing under the Agreements and other benefit plans in the event of a change in control of First of America.

    First of America's purpose in entering into the Agreements with the officers selected is to provide financial security to those officers following a change in control and to provide an additional inducement for them to remain employed by First of America. With continuation of these officer's employment reasonably assured, First of America and its shareholders may be more assured that these officers will act, with respect to a possible change in control, for the benefit of First of America and the shareholders and without concern for their own financial security.

DIRECTOR COMPENSATION

    Directors receive an annual retainer of $19,000 plus $1,100 for each Board and committee meeting attended. The chair of each committee also receives an additional annual retainer of $3,000 per year. Directors who are employees of First of America do not receive additional compensation for service as directors.

    Effective April 1, 1996, the Board of Directors adopted the First of America Bank Corporation Director Deferred Compensation Plan (the "Director Plan") under which directors of the corporation and its affiliate banks may defer their retainer and meeting fees on a pre-tax basis. The Director Plan is a nonqualified, unfunded plan providing for director elections to defer 100% of their fees, with deferred amounts accruing earnings as though they were invested in First of America Common Stock. Payments of deferred fees plus any credited earnings are made only in cash in lump sums or installments following the directors' retirement or other termination.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

    OBJECTIVES. First of America's executive compensation program is intended to attract, retain, motivate and reward highly qualified executive officers to achieve the corporation's business objectives. This executive compensation program is integrated with First of America's annual and long-term business plans in order to establish a strong link between executive compensation and corporate performance. The Nominating and Compensation Committee of First of America's Board of Directors (the "Committee") believes that a significant and direct relationship between executive compensation and corporate performance as well as its strategic objectives will enhance long-term performance and increase shareholder value. The Committee also believes that stock ownership by executive officers and stock-based compensation arrangements which align the executive officer's interests with those of First of America shareholders are beneficial in enhancing shareholder value. Based on these premises, under the direction and oversight of the Committee, First of America has implemented an executive compensation program that encourages and facilitates stock ownership by executive management and under which, over the longer-term, more than half of the compensation of First of America's executive officers is variable and directly dependent upon corporate financial performance.

    The Committee recognizes that the Omnibus Budget Reconciliation Act (OBRA) of 1993 established a $1 million annual limitation on the tax deduction available to the corporation for compensation paid to any executive under certain nonperformance based compensation plans. It is generally the corporation's intention to pay compensation which is tax deductible. The chairman and chief executive officer ("CEO") of the corporation is the only Named Executive whose earnings might subject the corporation to the potential loss of the income tax deduction for earnings in excess of the $1 million cap at this time. Daniel R. Smith, the current chairman and CEO, elected to defer a substantial portion of his 1995 earnings which reduced his total earnings below the tax deduction limit. Richard F. Chormann, the chairman and CEO-elect, has elected to defer a substantial portion of his 1996 earnings which will reduce his total earnings below the tax deduction limit.

    COMPONENTS OF COMPENSATION. The major components of First of America's executive compensation program consist of a formal base salary program, the Annual and Long-Term Incentive Compensation Plans ("Annual Plan" and "Long-Term Plan") and the 1987 Stock Option Plan. The program also includes participation by executive officers in various indirect compensation plans and arrangements, most of which are available on the same terms to all employees of First of America and its affiliates. These plans and arrangements include a pension plan, supplemental retirement plans, 401(k) and supplemental savings plans, term life and long-term disability insurance, and medical and dental care plans. Indirect compensation of executive officers through these plans and arrangements is considered by the Committee to be part of the executive officer's total compensation. The primary components of First of America's executive compensation program are described below in combination with a discussion of the relationship of the compensation program to First of America's performance (see "Relationship of Executive Compensation to Corporate Performance").

NOMINATING AND COMPENSATION COMMITTEE RESPONSIBILITY

    GENERAL. The Committee is responsible for the establishment and administration of all significant compensation programs, including those covering executive officers. Under First of America's executive compensation program, the Committee, with assistance from First of America's management, reviews, and when appropriate, approves or recommends to the Board of Directors adoption of new executive compensation programs and changes to existing components of the executive compensation program based on their relationship to corporate performance and the competitive market for recruitment, remuneration and retention of executive personnel. In administering the compensation program, the Committee also reviews the performance of First of America's executive officers, including the Named Executives, and their contributions to the corporation's performance results to determine their compensation levels under the various components of the program, including base salaries, incentive payments under the Annual and Long-Term Plans, and option grants under the 1987 Stock Option Plan.

    PEER COMPARISONS. The Committee is also responsible for selecting the peer groups to which its executive compensation and corporate performance, for purposes of its executive compensation, are compared. The peer groups consist of comparably sized U.S. bank holding companies within established asset range parameters and, as a result, the bank holding companies which comprise the peer groups will vary from year to year. First of America targets its executive compensation levels, including the base salaries and incentive compensation target award opportunities at the median or average competitive levels of the applicable peer universe. The defined peer group for each of the executive compensation plans differs from the composition of bank holding companies included in the KBW 50 Index referenced under the Performance Graph appearing later in this document. The KBW 50 Index consists of fifty of the largest U.S. bank holding companies, including the money center banks, many of which are substantially larger than First of America. First of America limits its peer groups for compensation comparisons to smaller select groups of comparably sized U.S. bank holding companies, substantially all of which are also included under the KBW 50 Index.

    The Committee considers that these peer groups represent the primary competitors in the banking industry for financial performance measurement reasons as well as employee recruitment, remuneration and retention. The composition of the peer groups used for determining external performance goals are established by the Committee at the beginning of the particular year for the Annual Plan and at the beginning of each three year performance period for the Long-Term Plan. The peer group for measurement of peer financial performance results under the Annual Plan in 1995 consisted of similarly situated U.S. bank holding companies with assets of $12 to $50 billion. The Long-Term Plan peer group for measurement of peer EPS performance results during the 1993-1995 performance period consisted of similarly situated U.S. bank holding companies with assets of $10 to $30 billion at the beginning of that performance period. The 1995 peer group for base salary and other compensation comparisons consisted of a narrower range of fourteen comparably sized U.S. bank holding companies with assets of $15 to $45 billion, selected such that First of America's asset level is positioned at the median of the asset range. The narrower asset range for the peer group of bank holding companies utilized for base salary comparisons more accurately reflects the prevailing competitive market for qualified executives at other comparably sized bank holding companies with similar responsibilities than would a peer group such as the KBW 50 Index with its broader asset range.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO CORPORATE PERFORMANCE

    SALARY. First of America's executive officers' salaries, including the Named Executives, are determined in accordance with a formal base salary program, which is approved and periodically reviewed by the Committee. This program provides formalized salary adjustment guidelines and base salary range parameters to guide the Committee's decision making concerning executive base salary levels. The base salary ranges are mainly determined by the employee's internal position responsibility and external market comparisons with the prevailing base salary levels of similar positions with comparable responsibilities in other comparably-sized bank holding companies, with equal consideration being given to both factors. The midpoints of the salary ranges are targeted at the median or average competitive levels of the peer group, and executives are expected to achieve the midpoint of their salary range over a reasonable time interval. Current base salaries for the executive officer group as a whole are slightly above the midpoints of their applicable salary ranges. Base salary comparisons are made to the median or average competitive levels of the peer group without regard to the fact that First of America does not provide such company-paid perquisites as personal automobiles or club memberships as is the practice for many of the peer organizations.

    The base salary program is performance-based, with executive base salary increases and progression within the assigned salary ranges entirely dependent upon individual performance. Management performance plans with individually defined objectives are established annually for the executive officers, and base salary decisions are principally based on the assessment of the executive's actual performance results relative to the objectives defined in the performance plan. These objectives consist of both personal objectives unique to the individual executive and common corporate profit plan or business plan goals many of which are shared by the executive officers as a group.

    The base salaries of executive officers for 1995 were determined by the Committee in February, 1995 based on 1994 performance considerations. In reviewing the base salary recommendations for the executive officers, the Committee first considered the salary increase guidelines in effect for 1995 and then the individual performance of the executive officers relative to their personal objectives as well as general consideration of common corporate performance factors, as deemed appropriate. The common corporate performance factors included, on an equal basis, 1994's return on common equity ("ROE") of
14.44 percent and fully diluted earnings per share ("EPS") of $3.69. A discussion of those measures of First of America's performance for 1995 is set forth below (see "Annual Incentive Compensation" and "Long-term Incentive Compensation"). These common corporate performance factors were considered in conjunction with the individual performance assessment of the executive officers.

    The Committee's determination of base salary adjustments has added significance, because the target incentive awards and payments under both the Annual and Long-Term Plans and stock option grants under the 1987 Stock Option Plan are based on a percentage of salary (see "Annual Incentive Compensation," "Long-Term Incentive Compensation," and "Stock Options" below).

    ANNUAL INCENTIVE COMPENSATION. The Annual Plan is intended to reward a broad range of First of America's and its affiliates' management employees, including executive officers, for achievement of specific ROE goals. Annual bonuses paid to First of America's executive officers, including the Named Executives, are determined in accordance with the corporation's Annual Plan. The Committee is responsible for reviewing and approving incentive payments under the Annual Plan. Target incentive awards for a given year are set based on a percentage of the participant's current base salary. Incentive payments are then based on a comparison of First of America's ROE achievement with the corporation's internal annual profit plan ROE goal and with an external ROE goal which is determined by the median ROE of a selected peer group of comparably sized U.S. bank holding companies. The internal and external ROE goals are weighted equally for purposes of determining awards for participants under the Annual Plan. The target awards are paid if both the internal and external ROE goals are fully (100 percent) achieved. No incentive payments are paid to participants unless First of America's ROE is at least 80 percent of the internal goal or at least 90 percent of the external goal. The maximum annual incentive payment is limited to 160 percent of the executive officer's target award level and would be paid if First of America's ROE performance equals or exceeds 120 percent of both the internal and external ROE goals. The highest target award opportunity of 40 percent of base salary is provided to the chairman and CEO of the corporation, which results in a maximum annual incentive opportunity of 64 percent of his base salary.

    The Annual Plan results for 1995 were determined under both the internal and external ROE goals. The corporation achieved an ROE of 13.89 percent relative to the internal ROE goal of 15.73 percent. This resulted in a performance achievement level of 88.3 percent and an incentive award of 56 percent of each participant's annual target award level for this component of the Plan. No incentive award was payable under the external ROE goal for 1995 because the corporation did not achieve the minimum external ROE threshold of 14.56 percent under this component of the Plan. For 1995, the composite performance under both the internal and external ROE goals resulted in annual incentive award payments of 28 percent of participants' target awards, including the Named Executives. Based on peer group data available for 1994 and estimates for 1995, these awards, including the chairman and CEO's award, were well below the median level of similar compensation paid by a selected group of comparably sized U.S. bank holding companies.

    LONG-TERM INCENTIVE COMPENSATION. First of America's Long-Term Plan is designed to motivate and reward its executive officers for achievement of specific EPS goals over a three year performance cycle. The Committee is responsible for overseeing the administration of the Long-Term Plan which includes the review and approval of incentive awards payable under the Plan. The Long-Term Plan target award levels and actual incentive payments are based on a percentage of the executive officer's average base salary payable over rolling three year performance cycles, with a new performance cycle becoming effective each year.

    The Long-Term Plan includes both an internal EPS goal, based on the corporation's EPS growth objectives, and an external EPS growth goal which measures the corporation's EPS growth relative to the EPS growth of a peer group of comparably sized bank holding companies. The internal and external EPS goals are weighted equally for purposes of determining incentive payments under the Long-Term Plan. Long-term incentive payments are based on a comparison of First of America's actual EPS achievement for the three year performance cycle, compared to the corporation's internal EPS goal for the period as well as the external EPS growth goal which is 110 percent of the median compounded annual EPS growth rate for a peer group of comparably sized U.S. bank holding companies over the same performance cycle.

    The internal long-term EPS goal is established at the beginning of each three-year performance period, while the external EPS growth goal is determined following the close of every three-year performance period based on the median EPS growth results of the applicable peer group during that period. Incentive awards under the internal and external EPS goals are computed and paid independently of one another. No incentive payments will be made for the three year performance cycles ending December 31, 1996 and December 31, 1997, unless First of America's EPS growth achievement is at least 85 percent of the internal EPS goal for the period, or at least 90 percent of the external peer group EPS growth goal for the same performance cycle. The maximum long-term incentive payments are limited to 130 percent of the executive officer's target award level for corporate EPS growth results which equal or exceed 120 percent of both the internal and external EPS growth goals. The highest target award opportunity of 35 percent of average base salary during the performance period is provided for the chairman and CEO of the corporation, which limits his maximum potential incentive award opportunity to 45.5 percent of his average base salary for the given period.

    The Long-Term Plan results for the performance period ending December 31, 1995 were determined under both the internal and external EPS goals. No incentive award was payable under the internal EPS goal for this period because the corporation did not achieve the aggressive minimum EPS threshold of $4.66 for the performance period.

However, a Long-Term Plan award was payable under the external EPS goal for the period based on the EPS attainment of $3.73. The corporation achieved a compounded annual EPS growth rate of 14.88 percent compared to the external EPS growth goal of 14.39 percent based on the peer group results for the period. The corporate EPS performance achievement of 103.41 percent relative to the external EPS goal resulted in an incentive award payment of 105.12 percent of each participant's long-term target award level for this component of the Plan. As a result, the consolidated long-term incentive award payment amounted to 52.56 percent of each participant's, including the Named Executives, long-term target award opportunities.

    STOCK OPTIONS. Stock options granted to and exercised by First of America's executive officers, including those Named Executives shown in the Summary Compensation Table, the Option Grants in Last Fiscal Year Table, the Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values Table, were granted and exercised under the 1987 Stock Option Plan. Commencing in 1996, and subject to shareholder approval (see "(2) Approval of First of America Bank Corporation Stock Compensation Plan"), options may be granted under the First of America Bank Corporation Stock Compensation Plan. The Committee does not currently anticipate granting further options under the 1987 Stock Option Plan. The 1987 Stock Option Plan provides for the issuance of shares of First of America Common Stock upon exercise of non-statutory stock options granted to a broad range of management level employees of the corporation and its subsidiaries at prices not less than the fair market value of First of America Common Stock as of the grant date. Options granted under the 1987 Stock Option Plan vest over a three year period such that one-third of the option shares may be exercised after one year from the grant date, two-thirds after two years and all shares granted after three years. The Committee determines the participants to whom options are granted and the number of shares for which the options are exercisable as well as the vesting terms of the options granted. The Committee also generally considers the amounts and terms of prior stock option grants. Through the grant of stock options, the Committee intends to align the long-term interests of First of America's executive officers with those of its shareholders with the intended effect of further motivating executive officers to enhance shareholder value.

    Stock option grant allocations under the 1987 Stock Option Plan are determined and principally based on a specific grant allocation formula subject to discretionary adjustment by the corporate chairman and CEO and the Committee. Any discretionary adjustments (positive or negative) from the formula allocation are based on individual employee performance considerations and would be recommended by the chairman and CEO (for participants other than himself) for review and approval by the Committee.

    Stock option grants under the option allocation formula are determined by a percentage of the participant's base salary divided by the current market price of the corporation's common stock at the time of the option grant. The percentage of the base salary applied in the formula for determining the number of option shares to be granted varies by position level within the organization, and is based on median competitive practices of peer U.S. bank holding companies which offer both stock option plans and long-term performance-based incentive plans as part of their long-term compensation programs. In 1995, the salary multiples for executive officers were increased by the Committee to competitive levels and ranged from a maximum of 250 percent of base salary for the corporate chairman and CEO to 100 percent. These salary multiples, and therefore, the number of options awarded, are approximately equivalent to the median or average levels for comparable positions in the peer group. The Committee's objective is to provide competitive long-term compensation opportunities for its executive employees between the combination of the stock option grants under the 1987 Stock Option Plan and long-term incentive awards under the Long-Term Plan.

    Stock options are granted at the then current fair market value, and the future value to be realized from options granted under the 1987 Stock Option Plan is dependent upon the extent to which First of America's performance is reflected in the market price of its common stock at the time the options are exercised in the future. The date of exercise, and, thus the time frame within which value may be realized and the relationship of that value to the corporation's performance, will be determined by the individual option holder. The 1987 Stock Option Plan does not permit the adjustment of the exercise price, except to recognize changes in capitalization, such as stock splits and dividends, following the option grant.

    OTHER COMPENSATION ARRANGEMENTS. First of America maintains certain broad-based employee benefit plans, such as the 401(k) plan, in which the corporation's executive officers may participate on the same terms as other employees who meet the applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The corporation maintains companion supplemental savings and supplemental retirement plans to restore benefits limited by the Internal Revenue Service's maximum benefit or contribution limitations on the executive officer's participation under the tax-qualified plans. There are no matching contributions for executive officers under the 401(k) and supplemental savings plans, because of plan exclusions for participants in the Long-Term Plan. Also, no company paid automobiles, club memberships or any other major perquisites are provided by the corporation to the Named Executives. Benefits under these arrangements are not directly related to First of America's corporate performance.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Committee reviews Daniel R. Smith's performance and base salary as chairman and chief executive officer ("CEO") annually, and determines his base salary based on this performance review. Mr. Smith's base salary as chairman and CEO is determined by the Committee within a defined salary range which is established by the Committee in advance of formulating any base salary increase recommendations. The salary range is based on prevailing competitive market levels for chief executive officer positions in other comparably sized multifaceted, independent banking institutions. Specifically, the midpoint of Mr. Smith's salary range is targeted at the average competitive market level for comparable CEO positions in other peer U.S. bank holding companies as described earlier in the report.

    After reviewing the corporation's performance results for 1994 relative to the predetermined financial goals, the Committee, at Mr. Smith's request, decided to retain Mr. Smith's base salary at $675,000 for 1995. Mr. Smith's annual base salary of $675,000 is slightly below the midpoint of his assigned salary range.

    Mr. Smith's 1995 annual incentive award was determined in accordance with the Annual Plan formulas and performance results described earlier in this report. Mr. Smith's Annual Plan award of $75,600 was based on the actual performance achievement of 88.3 percent under the internal ROE goal which resulted in an award payment of 11.2 percent of his 1995 base salary.

    Mr. Smith's Long-term Incentive Plan award for the three year performance cycle ending December 31, 1995 amounted to $121,107 and was computed under the established plan formulas and performance results previously referenced in this report in the same fashion as all other Long-Term Plan participants. The corporation's growth in EPS under the external peer group EPS goal was 14.88 percent over this performance period compared to the external EPS goal of 14.39 percent. This EPS growth produced a long-term incentive award of 18.40 percent of his average base salary of $658,334 during this performance period.

    Mr. Smith's 1995 stock option grant of 38,350 shares under the 1987 Stock Option Plan was determined by the Committee in accordance with the option allocation formula based on his 1995 base salary of $675,000, a salary multiple of 250 percent and the then current market price per share in the same fashion as other participants. Mr. Smith did not exercise any of his stock options during 1995 and, therefore, did not derive any income under this plan.

    Mr. Smith has announced his intention to retire on May 1, 1996 after a successful career of 40 years with the corporation. The Board has named Mr. Richard F. Chormann, currently president and chief operating officer, as his successor and he will assume the chairman and CEO position effective with Mr. Smith's retirement. Mr. Chormann's compensation as chairman and CEO will be determined by the Committee when he assumes his new position.

    Submitted by the Nominating and Compensation Committee of the Board of Directors.

     James S. Ware, Chairman                       Dorothy A. Johnson
     John W. Brown                                 F. Karl Neumann(1)
     Joseph J. Fitzsimmons                         James W. Wogsland
     Clifford L. Greenwalt

-------------------------------------------
(1) Mr. Neumann retired from the Board and the Committee effective October 31, 1995.

                               PERFORMANCE GRAPH

    The following performance graph compares the cumulative total shareholder return for First of America Common Stock, based on its market price and assuming reinvestment of dividends, with the KBW 50 Index, a published industry index prepared by Keefe, Bruyette & Woods, Inc., banking industry specialists, and the Standard & Poor's 500 Total Return Stock Index. The KBW 50 Index is a market capitalization-weighted bank total return stock index that includes all money-center and most major regional banks. The KBW 50 was chosen for comparison purposes because it encompasses virtually all of the comparably sized bank holding companies in the peer groups used by the Nominating and Compensation Committee for determining compensation paid to First of America's executive officers.

       Measurement Period
      (Fiscal Year Covered)               FOA             KBW 50            S&P 500
1990                                         100.00            100.00            100.00
1991                                         144.90            158.28            130.46
1992                                         194.10            201.70            140.41
1993                                         208.98            212.87            154.57
1994                                         167.20            202.01            156.61
1995                                         258.62            323.57            215.46

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    Various of the directors and executive officers of First of America and members of their families and organizations of which they are executive officers or partners or in which they beneficially own 10 percent or more of the stock and trusts in which they have a substantial beneficial interest or serve as trustee, are at present, as in the past, customers of the subsidiaries of First of America. As customers they were at various times during 1995 indebted to the bank subsidiaries of First of America. All such indebtedness is pursuant to loans which were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                    (2) APPROVAL OF STOCK COMPENSATION PLAN

BACKGROUND

    The Board of Directors approved the adoption of the First of America Bank Corporation Stock Compensation Plan (the "Plan") on February 21, 1996 (the effective date of the Plan), subject to the approval of the Plan by the shareholders at the Annual Meeting. Stock options and/or restricted stock may be granted under the Plan on and after the effective date, provided that the shareholders approve the Plan. Awards of incentive stock options may not be granted after February 20, 2006. The discussion which follows is qualified in its entirety by reference to the Plan, a copy of which is attached to the Proxy Statement as Appendix A.

    The aggregate number of shares of First of America Common Stock that may be issued and outstanding pursuant to the exercise of options and granting of restricted stock under the Plan (the "Option and Restricted Stock Pool") will not exceed 3,000,000 shares. The total number of shares of First of America Common Stock that may be granted to an eligible participant under the Plan will not exceed 750,000 shares. Shares of First of America Common Stock which would have been issued pursuant to the exercise of a stock option, but are withheld as payment of the option price and shares of restricted stock that are forfeited may be added back into the Option and Restricted Stock Pool and reissued. Common shares covered by terminated and expired options may be added back to the Option and Restricted Stock Pool. In the event of any change in the outstanding common shares of First of America as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made to both the terms of the Plan and any awards granted under the Plan which are determined on a per share basis, including, but not limited to, the amount of common shares in the Option and Restricted Stock Pool, the exercise price, and number of common shares associated with an outstanding option. No such adjustments will be required by reason of the issuance or sale by First of America for cash or other consideration of additional shares of First of America Common Stock or securities convertible into or exchangeable for shares of First of America Common Stock. On March 1, 1996, the closing sales price of First of America Common Stock as reported on the New York Stock Exchange was $44.625 per share.

    As of the Plan's effective date, provided the Plan is approved by the shareholders, no further options will be granted under the 1987 Stock Option Plan, although options previously granted will continue in effect until they expire, are exercised or are forfeited.

PURPOSE AND ELIGIBILITY

    The purpose of the Plan is to advance the interests of First of America and its shareholders by helping First of America attract and retain the services of highly qualified employees and officers, upon whose judgment, initiative and efforts the corporation is substantially dependent, and to provide those persons with further incentives to advance the interests of First of America. The Plan is also established with the objective of encouraging stock ownership by such employees and officers and aligning their interests with those of shareholders.

    The objectives of the Plan will be accomplished by the granting of stock option and restricted stock awards to selected key employees and officers. Key employees and officers selected to participate in the Plan may be eligible for the grant of incentive stock options ("ISOs"), non-qualified stock options ("NSOs") and restricted stock. The material terms of each type of award are discussed below.

    Eligible Participants are defined in the Plan to mean employees or officers of First of America or its subsidiaries who are paid on a salary or commission basis. Eligible Participants may be granted ISOs, NSOs or restricted stock under the Plan if so selected by the Nominating and Compensation Committee (the "Committee"). Approximately 1,000 persons qualify as Eligible Participants at this time. Based on its administration of the 1987 Stock Option Plan and its current intent to expand participation under this new Plan, the Committee currently anticipates that up to approximately 350 employees may be awarded stock option grants under the Plan. With respect to ISOs only, this definition does not include persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.

ADMINISTRATION

    The Plan shall be administered by the Committee, or such other committee of disinterested directors as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as the Board may designate. Under the terms of the Plan, the Committee has full and final authority in its discretion: (i) to determine all matters relating to awards, including selection of Eligible Participants to be granted awards, the types of awards, the number of common shares, if any, subject to an award, and the terms, conditions, restrictions and limitations of an award; (ii) to prescribe the form or forms of agreements related to awards granted under the Plan; (iii) to establish, amend, rescind and enforce rules and regulations for the administration of the Plan; (iv) to construe and interpret the Plan and agreements related to awards and make all other determinations deemed necessary or advisable for administering the Plan; and (v) to delegate all or a portion of its authority to one or more directors of First of America who are also officers of First of America, but only in connection with awards granted to individuals not subject to Section 16 of the Exchange Act and the rules and regulations thereunder. The Plan is intended to comply with Rule 16b-3 under the Exchange Act and, as discussed below, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

AMENDMENT AND TERMINATION

    The Committee may amend, and the Board may suspend or discontinue the Plan at any time, provided that: (i) no such action may, without the approval of the shareholders of First of America, materially increase (other than by reason of an adjustment as discussed above) the maximum aggregate number of common shares issuable under the Plan, increase the maximum total number of common shares issuable to an Eligible Participant under the Plan, change the types of performance criteria on which vesting and the exercise price of ISOs or NSOs may be based, change the types of performance criteria on which the vesting of restricted stock may be conditioned, materially increase the benefits accruing to Plan participants or materially modify eligibility requirements for participation in the Plan; (ii) no action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Committee specifically declares such action to be made for that purpose; and,
(iii) no action of the Committee shall alter or impair any option or restricted stock previously granted or awarded under the Plan without the consent of such affected option holder or restricted stockholder.

INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS

    The Plan authorizes the grant of both ISOs and NSOs, both of which are exercisable for shares of First of America Common Stock. The price that an option holder must pay in order to exercise an option may be stated in terms of a fixed dollar amount, a percentage (not less than 100 percent) of fair market value at the time of the grant, a value based on a market or peer group index or performance criteria specified in the Plan, or such other method as determined by the Committee in its discretion. The applicable performance criteria selected by the Committee shall be one or more of the following: stock price, return on assets, return on equity, return on capital, earnings per share, net income, net operating income, revenue, expenses, net interest margin, burden ratio, efficiency ratio or total shareholder return. In no event shall the option price for an ISO or an NSO be less than the fair market value per share of First of America Common Stock on the date of the option grant. In the case of ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of First of America and/or its subsidiaries, the option price will be no less than 110 percent of the fair market value per share of First of America Common Stock on the date of the grant. The fair market value shall mean the average of the high and low prices reported for the market in which the common shares are traded on the date of the grant or, if no trading occurred on that date, on the latest trading date prior to such date. The Committee, in its discretion, may permit an option holder to pay all or a portion of the option price, and/or the tax withholding liability, if applicable, by surrendering common shares already owned or by withholding common shares to be issued under the option being exercised. To the extent that common shares are withheld as payment for all or a portion of the option price of an ISO, the withholding of such common shares will be treated as a Disqualifying Disposition, thus subjecting the exercise to immediate tax consequences. See "Certain Federal Income Tax Consequences" below.

    The period during which an option may be exercised shall be determined by the Committee at the time of the option grant and, for ISOs, may not extend more than ten years from the date of the grant, except in the case of ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of First of America and/or its subsidiaries in which case the option period will not exceed five years from the date of grant.

    To the extent not previously exercised, each ISO will terminate upon the expiration of the option period specified in the option agreement provided, however that, subject to the discretion of the Committee, each ISO will terminate, if earlier: (i) immediately after the date that the option holder ceases to be an Eligible Participant for any reason other than death, disability, or retirement; (ii) five years after the date that the option holder ceases to be an Eligible Participant by reason of such person's death or disability; provided, however, that the ISO will convert to an NSO if exercised more than 12 months after death or disability; or (iii) five years after the option holder ceases to be an Eligible Participant by reason of such person's retirement; provided, however, that the ISO will convert to an NSO if exercised more than 3 months after retirement.

    To the extent not previously exercised, each NSO will terminate upon the expiration of the option period specified in the option agreement provided, however that, subject to the discretion of the Committee, each NSO will terminate, if earlier: (i) immediately after the date that the option holder ceases to be an Eligible Participant for any reason other than death, disability, or retirement; or (ii) five years after the date that the option holder ceases to be an Eligible Participant by reason of such person's death, disability or retirement.

RESTRICTED STOCK

    Subject to the limitations of the Plan, the Committee may, in its discretion, grant restricted stock to the Eligible Participants in the numbers, upon the terms and at the times which the Committee shall determine. Restricted stock awards shall be made in whole shares of First of America Common Stock.

    The Committee, in its discretion, may condition the vesting of a restricted stock award upon the continued service of the recipient for a designated period of time, attainment of such performance criteria as the Committee may determine, or upon a combination of continued service and performance criteria. The terms of any vesting shall be stated in the agreement to which the restricted stock award relates, but may be accelerated or shortened by the Committee in its discretion. In no event, provided all applicable performance criteria have been satisfied, shall the period for full vesting exceed ten years from the date of the award. In the case of restricted stock awards based upon performance criteria, or a combination of performance criteria and continued service, the applicable performance criteria selected by the Committee shall be one or more of the following: stock price, return on assets, return on equity, return on capital, earnings per share, net income, net operating income, revenue, expenses, net interest margin, burden ratio, efficiency ratio or total shareholder return. Performance criteria may vary from participant to participant and between groups of participants. Restriction periods may overlap and participants may be granted multiple restricted stock awards that are subject to different restriction periods and performance criteria.

    Restricted stock awards shall be earned upon the fulfillment of all conditions of continued service and/or performance criteria associated with such awards, or upon the acceleration by the Committee, in its sole discretion, of vesting; provided, however, that restricted stock awards subject to performance criteria, or a combination of performance criteria and continued service, shall be deemed earned only to the extent determined by the Committee. Once restricted stock has been earned, if the common shares are held in escrow, transfer of such common shares may be made as soon as practicable after they have been earned, as determined by the Committee. If a restricted stock recipient ceases to be an Eligible Participant for any reason, all restricted stock awards not yet earned shall be forfeited, except in the case of a change of control. See "Change of Control" below.

NONTRANSFERABILITY; DIVIDEND AND VOTING RIGHTS; WITHHOLDING

    The terms of the Plan provide that ISOs are not transferable other than by will or the laws of descent and distribution. NSOs may not be transferred other than by will, the laws of descent and distribution, direct gift, or gift to a trust for the benefit of another. Restricted stock is not transferable unless required by law. Any prohibited transfer of restricted stock will be void and of no effect. In all cases, award recipients subject to Section 16 of the Exchange Act may not, without the consent of the Committee, dispose of common shares acquired pursuant to an award until six months have elapsed since the granting of the award.

    Holders of ISOs or NSOs shall have no dividend rights or voting rights until the options have been exercised. Holders of restricted stock shall have all such associated dividend rights and voting rights immediately following the grant of restricted stock.

    The Plan provides that recipients of options pay all required local, state and federal withholding taxes associated with the exercise of such options in cash unless the Committee, in its discretion, permits the option holder to pay such withholding liability by surrendering common shares already owned, or by withholding common shares issued pursuant to the option being exercised.

CHANGE OF CONTROL

    In the event of a change of control of the corporation or a liquidation or dissolution of the corporation, on the effective date of such change of control, all options shall be cancelled and in lieu of further rights under the options, option holders receive from First of America, in cash, the difference between the fair market value and the option price, multiplied by the number of common shares to which each option relates. This right is referred to in the Plan as a limited stock appreciation right. For the purposes of this provision only, the fair market value shall mean the average between the highest and lowest quoted price per share for sales made and reported on the New York Stock Exchange, or on a sales or quotation system maintained by the National Association of Securities Dealers, or such other national stock exchange on which the common shares of First of America may then be listed and which constitutes the principal market for such common shares on the latest trading date for which sales or quotations are reported prior to such effective date or, if greater, the price or value received by shareholders for a share of First of America Common Stock with respect to the largest number of common shares, the ownership of which is transferred in conjunction with such change in control, liquidation or dissolution of First of America. Notwithstanding the foregoing, the Plan authorizes the Committee to nullify this provision if the Committee receives an opinion from the independent auditors of the surviving company that the rights granted by this provision will prevent the transaction from being accounted for as a pooling of interests. In such case, all options would become immediately and fully exercisable upon the change of control.

    With respect to restricted stock, all common shares shall become immediately and fully vested upon a change of control of the corporation.

    For purposes of the Plan, a change of control of First of America shall have occurred:

  (i) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than First of America or any of its wholly-owned subsidiaries), to acquire voting stock of First of America if:

       (1) after giving effect to such offer such corporation, person, or other entity or group would own 25 percent or more of the voting stock of First of America;

       (2) there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

       (3) such corporation, person, or other entity or group has secured all required regulatory approvals to own or control 25 percent or more of the voting stock of First of America;

  (ii) if the shareholders of First of America approve a definitive agreement to merge or consolidate First of America with or into another corporation in a transaction in which neither First of America nor any of its wholly-owned subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of First of America's assets to any corporation, person, other entity or group (other than First of America or any of its wholly-owned subsidiaries), and such definitive agreement is consummated;

  (iii)if any corporation, person, or other entity or group (other than First of America or any of its wholly-owned subsidiaries) becomes the beneficial owner (as defined in First of America's Articles of Incorporation) of stock representing 25 percent or more of the voting stock of First of America; or

  (iv) if during any period of two consecutive years continuing directors cease to comprise a majority of First of America's Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to First of America. The provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

    THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS INCLUDED FOR INFORMATIONAL PURPOSES ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING OR PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH PARTICIPANT IN THE PLAN SHOULD CONSULT HIS OR HER TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL TAX LAWS.

    INCENTIVE STOCK OPTIONS. ISOs granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422, the grant and exercise of an ISO generally will not result in taxable income to the option holder (with the possible exception of alternative minimum tax liability) if the option holder does not dispose of common shares received upon exercise of such option within one year after the date of exercise and two years after the date of grant (either type of disposition hereinafter referred to as a "Disqualifying Disposition"), and if the option holder has continuously been an Eligible Participant from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability) (hereinafter referred to as the "Employment Requirement"). First of America will not be entitled to a deduction for income tax purposes in connection with the grant or exercise of an ISO. Additionally, First of America will not be entitled to a deduction at the time common shares acquired pursuant to an ISO are disposed of, provided that the option holder has satisfied the Employment Requirement and the disposition is not a Disqualifying Disposition.

    Disposition of common shares acquired pursuant to an ISO, except in the case of a Disqualifying Disposition, will result in long-term capital gain or loss taxation of the option holder on the difference between the amount realized upon disposition and the option price. An option holder who, in a Disqualifying Disposition, disposes of common shares acquired pursuant to an ISO, will be required to notify First of America and will immediately recognize the gain on the disposition as ordinary income. In the event of a Disqualifying Disposition, First of America will be entitled to a deduction in the amount of income recognized by the option holder.

    Pursuant to the Code and the terms of the Plan, the Committee will designate all options granted under the Plan as either ISOs or NSOs. To the extent that the fair market value of First of America Common Stock (determined at the time an option is granted) with respect to which all ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such option shall be treated for all purposes under the Plan as an NSO.

    NON-QUALIFIED STOCK OPTIONS. For NSOs, or ISOs which have converted to NSOs for any reason, the difference between the market value of First of America Common Stock on the date of exercise and the option price will constitute taxable ordinary income to the option holder on the date of exercise. First of America will be entitled to a deduction in the same year in an amount equal to the income taxable to the option holder. The option holder's basis in shares of First of America Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of such First of America Common Stock by the option holder will be taxed as a capital gain or loss to the option holder, and will be long-term capital gain or loss if the option holder has held such First of America Common Stock for more than one year at the time of sale.

    Pursuant to the terms of the Plan, the Committee will require any recipient of common shares upon the exercise of an NSO to pay First of America, in cash, by surrendering common shares already owned, by withholding common shares issued pursuant to the option being exercised, or in such other form as the Committee may determine in its discretion, the amount of any tax or other amount required by any governmental authority to be withheld and paid by First of America to such authority for the account of such recipient.

    RESTRICTED STOCK. Unless otherwise elected by the employee, awards of restricted stock will not result in taxable income to the employee or a tax deduction to First of America for federal income tax purposes at the time of grant.

Once restricted stock is earned, as described above, the fair market value of the common shares on the date earned will be included in the recipient's ordinary income as compensation, except where the recipient elected to include in his ordinary income as compensation, at the time the restricted stock was awarded, the fair market value of the common shares at that time. First of America will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax withholding.

    LIMITED STOCK APPRECIATION RIGHTS. An option holder who receives a limited stock appreciation right related to an option will not recognize income and First of America will not be allowed a deduction at the time the options including such limited stock appreciation rights are granted. The amount of cash received upon payment of appreciation in the event of a change of control will be ordinary income to the option holder and will be deductible by First of America for federal income tax purposes.

PERFORMANCE-BASED COMPENSATION -- SECTION 162(M) REQUIREMENT

    The Plan is intended to preserve First of America's tax deduction for certain awards made under the Plan by complying with the terms of Section 162(m) of the Code and regulations relating thereto. See "Nominating and Compensation Committee Report on Executive Compensation -- Overview -- Objectives," above.

VOTE REQUIRED

    In accordance with SEC Rule 16b-3 under the Exchange Act, an affirmative vote of the holders of a majority of the shares of First of America Common Stock present or represented and entitled to vote at the Annual Meeting is required to approve the Plan. Abstentions and broker non-votes with respect to approval of the Plan will be counted as present or represented and will therefore count toward the establishment of a quorum, but abstentions will have the same effect as votes against approval of the Plan and broker non-votes will have no effect on the outcome of the vote.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.

                           (3) SELECTION OF AUDITORS

    Upon the recommendation of the Audit Committee (which consisted of the following outside Directors: Mr. Hetzler, Chairman, Messrs. Barfield, Goldberg, Greenwalt, Wolpin, and Ms. Mertz), the Board of Directors has selected the accounting firm of KPMG Peat Marwick LLP as the principal independent auditors for First of America for the current fiscal year. This selection is subject to ratification by the vote of a majority of the shares of common stock voting at the Annual Meeting. Ratification of the selection of auditors is being submitted to the shareholders of First of America because the Board of Directors believes it is an important corporate decision in which shareholders should participate. KPMG Peat Marwick LLP is a well-known firm of independent auditors and has been auditing and certifying financial statements of banks and bank holding companies for many years. KPMG Peat Marwick LLP has been performing services of an accounting and auditing nature for First of America since its organization in 1971. First of America has been informed that neither the firm nor any of its partners has any financial interest, direct or indirect, in First of America or in the securities of First of America or its affiliated banks or companies, and that no partner of the firm was connected with First of America or its affiliates as promoter, underwriter, voting trustee, director, officer or employee. If the selection is rejected, or if KPMG Peat Marwick LLP shall decline to act, resign or otherwise become incapable of acting, or if their employment is otherwise discontinued, the Board of Directors will select other auditors for the period remaining until the 1997 Annual Meeting of Shareholders when selection of auditors shall again be subject to ratification by the shareholders.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at the Annual Meeting other than those described above. However, if any other matters properly come before the meeting or any adjournment thereof, the holders of the proxies are authorized to vote thereon at their discretion.

    Section 16(a) of the Securities Exchange Act of 1934 requires First of America's directors and certain officers, and persons who own more than ten percent of a registered class of First of America's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of First of America Common Stock and other equity securities of First of America. These officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish First of America with copies of these reports.

    To First of America's knowledge, based solely on review of the copies of such reports furnished to First of America and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that a report timely filed by Malcolm C. Pownall failed to report certain holdings. This inadvertent discrepancy was corrected promptly upon being brought to his attention.

                             ADDITIONAL INFORMATION

    First of America files an annual report with the SEC on Form 10-K. A copy of the Form 10-K report for the year ended December 31, 1995 is available without charge on written request of any person, including any beneficial owner, to whom this Proxy Statement is addressed from Richard V. Washburn, Secretary, First of America Bank Corporation, 211 South Rose Street, Kalamazoo, Michigan 49007.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals must be received by First of America no later than November 13, 1996, for possible inclusion in the proxy materials relating to the next annual meeting.

                                       By Order of the Board of Directors,

                                       Richard V. Washburn

                                       Richard V. Washburn
                                       Senior Vice President and Secretary

                                                                      APPENDIX A

                       FIRST OF AMERICA BANK CORPORATION
                            STOCK COMPENSATION PLAN

1. PURPOSE; EFFECTIVENESS OF THE PLAN.

        (a) The purpose of this Plan is to advance the interests of the Company and its stockholders by helping the Company attract and retain the services of employees and officers, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging Stock ownership by such employees and officers and aligning their interests with those of stockholders.

        (b) This Plan will become effective on the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company (excluding holders of shares of Option Stock or Restricted Stock issued by the Company under this Plan) within twelve months after that date. If the Plan is not approved by the stockholders of the Company, any Options or shares of Restricted Stock granted under this Plan will be rescinded and void. This Plan will remain in effect until it is terminated by the Board under Section 11 hereof, except that no Incentive Stock Option will be granted after the tenth anniversary of the date of this Plan's adoption by the Board.

2. DEFINITIONS.

    Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Stock Option Agreements or Restricted Stock Agreements entered into pursuant to this Plan:

        (a) "10% Stockholder" means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in
    Section 424(d) of the Code at the time he or she is granted an Option, Stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of Stock of the Company and/or of its Subsidiaries.

        (b) "1933 Act" means the federal Securities Act of 1933, as amended.

        (c) "1934 Act" means the federal Securities Exchange Act of 1934, as amended.

        (d) "Board" means the Board of Directors of the Company.

        (e) A "Change in Control" of the Company shall have occurred:

           (i) on the fifth day preceding the scheduled expiration date of a tender offer by, or exchange offer by any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries), to acquire Voting Stock of the Company if:

             (1) after giving effect to such offer such corporation, person, other entity or group would own 25% or more of the Voting Stock of the Company;

             (2) there shall have been filed documents with the Securities and Exchange Commission in connection therewith (or, if no such filing is required, public evidence that the offer has already commenced); and

             (3) such corporation, person, other entity or group has secured all required regulatory approvals to own or control 25% or more of the Voting Stock of the Company;

           (ii) if the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation in a transaction in which neither the Company nor any of its wholly owned Subsidiaries will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries), and such definitive agreement is consummated;

           (iii) if any corporation, person, other entity or group (other than the Company or any of its wholly owned Subsidiaries) becomes the Beneficial Owner (as defined in the Company's articles of incorporation) of Stock representing 25% or more of the Voting Stock of the Company; or

           (iv) if during any period of two consecutive years Continuing Directors cease to comprise a majority of the Company's Board of Directors.

        (f) "Code" means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

        (g) "Committee" means the Nominating and Compensation Committee of the Board; except that where there is no Nominating and Compensation Committee, the term "Committee" shall refer to any committee of disinterested members of the Board designated by the Board.

        (h) "Company" means the First of America Bank Corporation, a Michigan corporation and its successor or successors.

        (i) "Company Performance Criteria" means such financial performance criteria of the Company or its Subsidiaries as the Committee may designate including Stock price, return on assets, return on equity, return on capital, earnings per share, net income, net operating income, revenue, expenses, net interest margin, burden ratio, efficiency ratio and total shareholder return.

        (j) "Continuing Director" means:

           (i) any member of the Board of Directors of the Company at the beginning of any period of two consecutive years; and

           (ii) any person who subsequently becomes a member of the Board of Directors of the Company; if

           (iii) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors; or

           (iv) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

        (k) "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code.

        (l) "Disqualifying Disposition" means a disposition, as defined in
    Section 424(c)(1) of the Code, of Option Stock acquired pursuant to an ISO, which occurs either:

            (i) within two years after the underlying Option is granted; or

           (ii) within one year after the underlying Option is exercised.

                Under Section 424(c)(1) of the Code, the term "disposition" includes a sale, exchange, gift, or a transfer of legal title, but does not include (A) a transfer from a decedent to an estate or a transfer by bequest or inheritance, (B) an exchange to which Section 354, 355, 356, or 1036 (or so much of Section 1031 as relates to Section 1036) applies, or (C) a mere pledge or hypothecation.

        (m) "Eligible Participants" means persons who, at a particular time, are employees or officers of the Company or its Subsidiaries, and are paid on a salary or commission basis. With respect to ISOs only, this definition does not include persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.

        (n) "Fair Market Value" means, with respect to Option Stock and as of the date in question, the market price per share of such Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith:

           (i) if the Stock was traded on a national stock exchange as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported by the applicable composite transactions report for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date.

           (ii) if the Stock was traded on any other established market as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date; or

           (iii) if neither of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Committee on good faith on such basis as it deems appropriate.

        (o) "ISO" or "Incentive Stock Option" means an Option, which is subject to certain holding requirements and tax benefits, and which qualifies as an "incentive stock option," as defined in Section 422 of the Code.

        (p) "NSO" means any Option granted under this Plan whether designated by the Committee as a "non-qualified stock option," a "non-statutory stock option" or otherwise, other than an Option designated by the Committee as an ISO. The term "NSO" also includes any Option designated by the Committee as an ISO but which, for any reason, fails to qualify as an ISO pursuant to
    Section 422 of the Code and the rules and regulations thereunder.

        (q) "Option" means a right granted pursuant to this Plan entitling the Optionee to acquire shares of Stock issued by the Company.

        (r) "Option Agreement" means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Options hereunder.

        (s) "Option Price" with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option.

        (t) "Option Stock" means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

        (u) "Optionee" means an Eligible Participant to whom an Option is granted hereunder, and any transferee of such Option received pursuant to a Transfer authorized under this Plan.

        (v) "Plan" means this First of America Bank Corporation Stock Compensation Plan.

        (w) "Restricted Stock" means Stock issued or issuable by the Company which is subject to the restrictions imposed in Section 7 of this Plan.

        (x) "Restricted Stock Agreement" means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Restricted Stock hereunder.

        (y) "Restricted Stockholder" means an Eligible Participant to whom any Restricted Stock is issued hereunder, and any transferee of such Stock received pursuant to a Transfer required by law.

        (z) "Retirement" means termination of employment with the Company or a Subsidiary on or after the date on which the employee would be able to commence receiving a monthly benefit from the Company Employees' Retirement Plan.

        (aa) "Stock" means shares of the Company's common stock.

        (ab) "Subsidiary" has the same meaning as "Subsidiary Corporation" as defined in Section 424(f) of the Code.

        (ac) "Transfer," with respect to Option Stock or Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Stock, including without limitation an assignment for the benefit of creditors of the Optionee or the Restricted Stockholder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or Restricted Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option

    Stock or Restricted Stock are transferred or awarded to the spouse of the Optionee or Restricted Stockholder or are required to be sold, or a transfer resulting from the filing by the Optionee or Restricted Stockholder of a petition for relief, or the filing of an involuntary petition against such Optionee or Restricted Stockholder, under the bankruptcy laws of the United States or of any other nation.

        (ad) "Voting Stock" shall mean those shares of the Company Stock entitled to vote generally in the election of directors.

    3. ELIGIBILITY. Options may be granted and Restricted Stock may be issued under this Plan only to persons who are Eligible Participants as of the time of such grant.

    4. ADMINISTRATION.

        (a) Administration by the Committee. The Committee will administer this Plan.

        (b) Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company's articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

           (i) to select and approve the persons to whom Options will be granted under this Plan from among the Eligible Participants, including the number of Options and the amount of Option Stock available for purchase under such Options so granted to each person;

           (ii) to select and approve the persons to whom Restricted Stock will be issued under this Plan from among the Eligible Participants, including the number of issuances and shares of Restricted Stock so issued to each such person;

           (iii) to determine the period or periods of time during which Options may be exercised or become exercisable, the Company Performance Criteria on which the Option Price or exercisability may be dependent, the Option Price and the duration of such Options, the date on which Options are granted, and other matters to be determined by the Committee in connection with specific Option grants and Option Agreements as specified under this Plan;

           (iv) to determine the period or periods of time during which the Restricted Stock may vest, the Company Performance Criteria on which vesting may be dependent, the date on which shares of Restricted Stock are awarded, and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock Agreements as provided in this Plan;

           (v) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan; and

           (vi) to delegate all or a portion of its authority under subsections 4.(b)(i), 4.(b)(ii), 4.(b)(iii) and 4.(b)(iv) of this Plan to one or more directors of the Company who are also officers of the Company, but only in connection with Options or Restricted Stock granted to Eligible Participants who are not subject to the reporting and liability provisions of Section 16 of the 1934 Act, as amended, and the rules and regulations thereunder, and subject to such restrictions and limitations (such as the aggregate number of shares of Option Stock and Restricted Stock that may be granted) as the Committee may decide to impose on such delegate directors.

        (c) Designation of Options. Except as otherwise provided herein, the Committee will designate any Option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value of Stock, determined at the time the Option is granted, with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to this Plan and all other plans of the Company and/or its Subsidiaries) exceeds $100,000, such Option will be treated as an NSO.

        (d) Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

        (e) Restricted Stock Agreements. Restricted Stock will be issued hereunder only upon the execution and delivery of a Restricted Stock Agreement by the Restricted Stockholder and a duly authorized officer of the Company. Restricted Stock will not be deemed issued merely upon the authorization of such issuance by the Committee.

5. SHARES RESERVED FOR OPTIONS AND RESTRICTED STOCK.

    Subject to Sections 8 and 11 of this Plan, the aggregate number of shares of Option Stock and Restricted Stock that may be issued and outstanding pursuant to the exercise of Options and granting of Restricted Stock under this Plan (the "Option and Restricted Stock Pool") will not exceed 3,000,000 shares. The total number of shares of Option Stock and Restricted Stock that may be granted to an Eligible Participant over the term of this Plan will not exceed 750,000 shares. Shares of Option Stock withheld as payment of an Option Price as described in subsection 6.(e) by the Company and shares of Restricted Stock that are forfeited, as described in subsection 7.(c), may be added back into the Option and Restricted Stock Pool and reissued, provided, however, with respect to persons subject to Section 16 of the 1934 Act, the total number of shares of Option Stock and Restricted Stock that may be issued or reissued will be less than 3,300,000 shares. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired may also be added back into the Option and Restricted Stock Pool to be available for issuance.

6. TERMS OF STOCK OPTION AGREEMENTS.

    Each Option granted pursuant to this Plan will be evidenced by an Option Agreement between the Company and the Eligible Participant to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, the following terms and conditions will be considered a part of each Option Agreement (unless otherwise stated therein):

        (a) Covenants of Optionee. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee or officer of the Company or its Subsidiaries.

        (b) Option Vesting Periods. Except as otherwise provided herein, each Option Agreement will specify the period or periods of time within which each Option or portion thereof will first become exercisable (the "Option Vesting Period"). Such Option Vesting Periods will be determined by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.

        (c) Exercise of the Option.

           (i) Mechanics and Notice. Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Options to be exercised, the date of the grant of the Option or Options to be exercised, the exercise price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Optionee after exercise, and the method of payment. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Optionee of the amount of the Option Price and withholding taxes due, if either or both is applicable. Payment of any amounts owing shall be due immediately upon receipt of such notice.

           (ii) Withholding Taxes. As a condition to the issuance of shares of Option Stock upon exercise of an Option granted under this Plan, the Optionee will pay to the Company in cash, through cashless exercise as described in subsection 6.(e), or in such other form as the Committee may determine in its discretion, the amount of the Company's tax withholding liability, if any, associated with such exercise. The Committee may prescribe a specific method of payment of such withholding, in its discretion. For purposes of this subsection 6.(c)(ii), "tax withholding liability" will mean all federal and state income taxes, social security tax, medicare tax and any other taxes applicable to the income arising from the transaction required by applicable law to be withheld by the Company.

        (d) Payment of Option Price. Each Option Agreement will specify the Option Price, with respect to the exercise of Option Stock granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage (not less than 100%) of Fair Market Value at the time of the grant, a value based on a market or peer group index or Company Performance Criteria, or such other method as determined by the Committee in its discretion. In no event will the Option Price for an ISO or NSO granted hereunder be less than the Fair Market Value (or, where an ISO Optionee is a 10% Stockholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO or NSO is granted. The Option Price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration as may be approved by the Committee, in its discretion.

        (e) Cashless Exercise. The Committee, in its discretion, may permit an Optionee to pay all or a portion of the Option Price, and/or the tax withholding liability set forth in subsection 6.(c)(ii) above, if applicable, with respect to the exercise of an Option either by surrendering shares of Stock already owned by such Optionee or by withholding shares of Option Stock, provided that the Committee determines that the Fair Market Value of such surrendered Stock or withheld Option Stock is equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith. To the extent that shares of Option Stock are withheld as payment of all or a portion of the Option Price of an ISO, the withholding of such shares will be treated as a Disqualifying Disposition, and subject to Section 421(b) of the Code.

        (f) Notice of Disqualifying Disposition. In the event of a Disqualifying Disposition, the Optionee will promptly give written notice to the Company of such disposition including information regarding the number of shares involved, the exercise price of the underlying Option through which the shares were acquired and the date of the Disqualifying Disposition.

        (g) Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Option granted therein will be exercisable, not to exceed ten years from the date of grant in the case of an ISO (the "Option Period"); provided that the Option Period will not exceed five years from the date of grant in the case of an ISO granted to a 10% Stockholder.

           (i) ISOs. To the extent not previously exercised, each ISO will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each ISO will terminate, if earlier: (a) immediately after the date that the Optionee ceases to be an Eligible Participant for any reason other than death, disability, or Retirement; (b) five years after the date that the Optionee ceases to be an Eligible Participant by reason of such person's death or disability; provided, however, that the ISO will convert to an NSO if exercised more than twelve months after death or disability; or (c) five years after the Optionee ceases to be an Eligible Participant by reason of such person's Retirement; provided, however, that the ISO will convert to an NSO if exercised more than three months after Retirement.

           (ii) NSOs. To the extent not previously exercised, each NSO will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each NSO will terminate, if earlier: (a) immediately after the date that the Optionee ceases to be an Eligible Participant for any reason, other than death, disability, or Retirement; or (b) five years after the date the Optionee ceases to be an Eligible Participant by reason of such person's death, disability or Retirement.

           (iii) Limited Stock Appreciation Rights. Notwithstanding any other provision of this Agreement, and except as provided in subsection 6.(g)(iii)(2) below, each Option will be cancelled on the effective date of a Change in Control of the Company or a liquidation or dissolution of the Company, and in lieu of further rights under the Options, Optionees will receive from the Company in cash the difference between the Fair Market Value and the Option Price, multiplied by the number of shares to which each Option relates.

             (1) For purposes of subsection 6.(g)(iii) only, the Fair Market Value shall be the average between the highest and lowest quoted price per share for sales made and reported on the New York Stock Exchange, or on a sales or quotation system maintained by the National Association of Securities Dealers, or such other national stock exchange on which such Stock of the Company may then be listed and which constitutes the principal market for such Stock on the latest trading date for which sales or quotations are reported prior to such effective date or, if greater, the price or value received by stockholders for a share of Stock with respect to the largest number of shares the ownership of which is transferred in conjunction with such Change in Control, liquidation or dissolution of the Company.

             (2) The Committee shall receive an opinion, dated as of the Change in Control, from the independent auditors of the surviving company, that the limited stock appreciation rights granted in subsection 6.(g)(iii) shall not prevent the transaction from being accounted for as a pooling of interests. If the Committee does not receive the required opinion, it may declare subsection 6.(g)(iii) to be nullified. In such case, all Options shall become immediately and fully exercisable upon the Change in Control.

        (h) Options Nontransferable. No Option will be subject to Transfer by the Optionee other than by will or the laws of descent and distribution, or in the case of an NSO, by direct gift, or gift to a trust for the benefit of another. Under no circumstances shall any Transfer be permitted to the extent that it violates Section 16 of the 1934 Act. The Option will be exercisable only by the Optionee during his or her lifetime, or, with respect to an NSO, by any of the recipients of the Transfers specifically permitted by this subsection 6.(h).

        (i) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise an Option will be further subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

        (j) Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 6.(j) have been complied with.

        (k) Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7. TERMS OF RESTRICTED STOCK AGREEMENTS.

    Each issuance of Restricted Stock pursuant to this Plan will be evidenced by a Restricted Stock Agreement between the Company and the Eligible Participant to whom such Restricted Stock is to be issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Each Restricted Stock Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

        (a) Covenants of Restricted Stockholder. Nothing contained in this Plan, any Restricted Stock Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Restricted Stockholder any right with respect to the continuation of his or her status as an employee or officer of the Company or its Subsidiaries.

        (b) Restricted Stock Vesting Periods. Except as otherwise provided herein, each Restricted Stock Agreement may specify the period or periods of time within which shares of Restricted Stock will no longer be subject to the restrictions imposed under this Plan or any Restricted Stock Agreement (the "Restricted Stock Vesting Period"), as set forth in this subsection 7.(b). A Restricted Stock Agreement may also specify Company Performance Criteria which must be satisfied within the Restricted Stock Vesting Period. Restricted Stock Vesting Periods shall be determined by the Committee in its discretion and may be accelerated or shortened by the Committee in its discretion, but shall not, provided all applicable Company Performance Criteria have been satisfied, exceed ten years for full vesting. All shares of Restricted Stock shall become immediately and fully vested upon a Change in Control of the Company.

        (c) Forfeiture of Restricted Stock. To the extent that the applicable Restricted Stock Vesting Period has not elapsed or the Company Performance Criteria have not been satisfied, each share of Restricted Stock, subject to the discretion of the Committee, shall be forfeited immediately as of the date the Restricted Stockholder ceases to be an Eligible Participant for any reason.

        (d) Restrictions on Transfer of Restricted Stock.

           (i) General Rule on Transfers of Restricted Stock. Restricted Stock may be transferred only if required by law. All Transfers of Restricted Stock not meeting the conditions set forth in this subsection 7.(d) are expressly prohibited.

           (ii) Effect of Prohibited Transfer. Any prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 7.(d), or exercise any other legal or equitable remedy.

           (iii) Escrow. The Committee may, in its discretion, require that the Restricted Stockholder deliver the certificate(s) for the Restricted Stock with a stock power executed in blank to the Secretary of the Company or his or her designee to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificate(s) may be held in escrow so long as the shares of Restricted Stock are subject to any restrictions under this Plan or under a Restricted Stock Agreement. Each Restricted Stockholder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

        (e) Compliance with Law. Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state tax and securities laws.

        (f) Stock Certificates. Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 7.(f) have been complied with.

        (g) Market Standoff. To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Restricted Stockholder of any shares of Restricted Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the 1933 Act, during the 120-day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

        (h) Other Provisions. The Restricted Stock Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

8. ADJUSTMENTS UPON CHANGES IN STOCK.

    In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

        (a) in the aggregate number of shares of Option Stock and Restricted Stock in the Option and Restricted Stock Pool;

        (b) in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Option granted hereunder;

        (c) in the exercise price of any rights of repurchase or of first refusal under this Plan; and

        (d) with respect to other rights and matters determined on a per share basis under this Plan or any associated Option Agreement or Restricted Stock Agreement.

    Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options and Restricted Stock then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

9. PROCEEDS FROM SALE OF OPTION STOCK.

    Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

10. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS.

    Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, but in no event may the Committee change the Option Price as stated in the Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Option Agreement, if expressed as a percentage of Fair Market Value at the time of the grant, a market or peer group index, Company Performance Criteria or otherwise. Notwithstanding the foregoing, no modification of any Option will, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option previously granted under this Plan.

11. AMENDMENT AND DISCONTINUANCE.

    The Committee may amend, and the Board may suspend or discontinue, this Plan at any time, provided that:

        (a) No such action may, without the approval of the stockholders of the Company, increase the maximum total number of shares of Option Stock and Restricted Stock that may be granted to an individual over the term of this Plan, change the definition of "Company Performance Criteria" as that term is used in this Plan, materially increase (other than by reason of an adjustment pursuant to Section 8 hereof) the aggregate number of shares of Option Stock and Restricted Stock in the Option and Restricted Stock Pool that may be granted pursuant to this Plan, materially increase the benefits accruing to Plan participants or materially modify eligibility requirements for participation in the Plan;

        (b) No action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Committee specifically declares such action to be made for that purpose;

        (c) No action of the Committee shall alter or impair any Option or Restricted Stock previously granted or awarded under this Plan without the consent of such affected Optionee or Restricted Stockholder.

12. PLAN BINDING UPON SUCCESSORS.

    This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Eligible Participants and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

13. PLAN COMPLIANCE WITH RULE 16B-3.

    With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

14. NOTICES.

    Any notice to be given to the Company under the terms of an Option Agreement or a Restricted Stock Agreement will be addressed to First of America Bank Corporation, 211 S. Rose Street, Kalamazoo, Michigan 49007, Attention: Senior Vice President of Human Resources, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee or Restricted Stockholder will be addressed to the Optionee or Restricted Stockholder at the address provided to the Company by the Optionee or Restricted Stockholder. Any such notice will be deemed to be given when deposited in the United States mail at a post office or branch post office regularly maintained by the United States Postal Service, with postage fully prepaid, enclosed in a properly sealed envelope, and addressed as required under this Section 14.

15. GOVERNING LAW.

    This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan.

16. COPIES OF PLAN.

    A copy of this Plan will be delivered to each Optionee at or before the time he or she executes an Option Agreement, and to each Restricted Stockholder of Restricted Stock at or before the time he or she executes a Restricted Stock Agreement.

                                                                      APPENDIX B

                       FIRST OF AMERICA BANK CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                      AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
The Business of First of America Bank Corporation.........................................    B-1
Management's Discussion and Analysis......................................................    B-2
  Mergers and Acquisitions................................................................    B-2
  1995 Highlights.........................................................................    B-3
  Income Analysis.........................................................................    B-5
  Line of Business Analysis...............................................................   B-12
  Credit Risk Profile.....................................................................   B-13
  Funding, Liquidity and Interest Rate Risk...............................................   B-17
  Capital Strength........................................................................   B-20
  In Conclusion...........................................................................   B-21
Statement of Management Responsibility....................................................   B-22
Letter of Audit Committee Chairman........................................................   B-22
Report of Independent Auditors............................................................   B-23
Consolidated Financial Statements
  Consolidated Balance Sheets.............................................................   B-24
  Consolidated Statements of Income.......................................................   B-25
  Consolidated Statements of Changes in Shareholders' Equity..............................   B-26
  Consolidated Statements of Cash Flows...................................................   B-27
  Notes to Consolidated Financial Statements..............................................   B-28
Supplemental Information..................................................................   B-51

               THE BUSINESS OF FIRST OF AMERICA BANK CORPORATION

    First of America Bank Corporation, headquartered in Kalamazoo, Michigan, is one of the largest bank holding companies in the Midwest with $16 billion in loans and $19 billion in deposits. First of America serves over 3.2 million households in Michigan, Illinois, Indiana and Florida. The banks engage in commercial banking, retail banking and provide trust and other financial services, as well as mortgage origination services in North Carolina, South Carolina, Missouri and Arizona. Based on total assets of $23 billion, First of America is ranked 33rd among banking companies in the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

    The following financial review discusses the performance of First of America, on a consolidated basis, for the three years ended December 31, 1995, and should be read in conjunction with the consolidated financial statements and notes thereto.

MERGERS AND ACQUISITIONS

    Table I below and Note 2 of the Notes to Consolidated Financial Statements, included later in this document, summarize First of America's business combinations for the past three years.

BUSINESS COMBINATIONS                                                    TABLE I
($ in thousands)
--------------------------------------------------------------------------------

              1995                                   1994                                    1993
-----------------------------------------------------------------------------------------------------------------
                           Assets                                 Assets                                  Assets
        Affiliate          Acquired          Affiliate           Acquired             Affiliate          Acquired
-----------------------------------------------------------------------------------------------------------------
New England Trust                    Presidential Holding                     Kewanee Investing
  Company................  $1,576    Corporation..............  $  256,352    Company, Inc. ...........  $ 29,776
Underwriting Consultants,                                                     Citizens Federal Bank (14
  Inc. ..................   1,255    F & C Bancshares, Inc....     379,791    Branches)................   499,337
West Suburban Financial                                                       Pioneer Mortgage Co.
  Corporation............      12    First Park Ridge                         (five offices)...........        --
                                     Corp. ...................     327,391
                           ------                                                                        --------
                                     LGF Bancorp, Inc. .......     412,336
                                     Goldome Federal
                                       Branches...............     376,858
                                                                ----------
                           $2,843                               $1,752,728                               $529,113
-----------------------------------------------------------------------------------------------------------------

    On January 1, 1995, First of America acquired New England Trust Company, an investment management firm based in Providence, Rhode Island, with $600 million in assets under management. Also during 1995, First of America acquired Underwriting Consultants, Inc. and West Suburban Financial Corporation (renamed First of America Insurance Group - Illinois, Inc.), insurance companies which specialize in personal and commercial life and casualty insurance. These acquisitions provide opportunities for further diversification of revenue sources.

1995 HIGHLIGHTS

    Net income for 1995 was $236.7 million, up 7.3 percent compared with the $220.5 million earned in 1994, and earnings per share were $3.73 versus $3.69. The current year's results reflected the impact of increased non-interest income, $16.3 million in branch sale gains, and controlled expense levels. Non-interest expense was virtually level with a year ago, as benefits achieved from the internal restructuring and reduced FDIC premiums offset additional expense from acquisitions completed on December 31, 1994, and $13.2 million in restructuring charges. In 1993 record gains on the sale of mortgages and securities contributed to that year's net income of $247.4 million, or $4.14 per fully diluted share.

    Return on average assets was 1.00 percent for full year 1995 and improved as the year progressed, beginning at 0.79 percent for the first quarter and ending the year at 1.13 percent for the fourth quarter. Return on average assets for 1994 was 0.98 percent and 1.20 percent for 1993. Return on average equity was down for the year-over-year comparison, 13.89 percent compared with 14.44 percent, as growth in equity offset the higher earnings. Return on average equity was 17.50 percent in 1993.

    Asset quality remained strong, showing only slight deterioration from 1994's record measures. Nonperforming assets were 0.63 percent of total assets, up slightly from 0.57 percent at December 31, 1994, but lower than the 0.86 percent reported at year-end 1993. Net charge-offs as a percent of average loans followed the same trend and was 0.47 percent, 0.39 percent and 0.53 percent, respectively, for 1995, 1994 and 1993. The allowance for loan losses as a percent of total loans did increase, however, to 1.50 percent at year-end 1995 compared with 1.36 percent at year-end 1994, as the provision for loan loss expense covered net charge-offs by 117 percent and total loans decreased 4.5 percent. The allowance as a percent of total loans was 1.31 percent at December 31, 1993.

    Total assets were $23.6 billion at December 31, 1995, a 3.9 percent decrease compared with the $24.6 billion reported at December 31, 1994. The decrease can be attributed to strategies aimed at trimming the balance sheet and to the securitization of $500 million in credit card receivables during June 1995. Total assets were $21.2 billion at December 31, 1993. Excluding the credit card securitization, total loans decreased 1.5 percent due to pricing strategies implemented to improve the profitability of the installment and residential mortgage portfolios. The commercial and commercial mortgage portfolios, however, experienced steady growth during 1995, up 11.0 percent from the previous year.

    Total shareholders' equity increased 15.8 percent to $1.8 billion at December 31, 1995. The increase resulted from earnings retention of $128.0 million and the $118.2 million positive change in the adjustment to equity for Available for Sale securities. The higher equity level resulted in an increase in the book value per share, which was $28.89 at December 31, 1995 compared with $25.12 and $25.60 for year-ends 1994 and 1993. The risk-based capital ratio of
12.89 percent at year-end 1995 was the highest reported by First of America since it began computing risk-based ratios in 1989. The regulatory requirement for this ratio is 8 percent.

    In August 1995, the Board of Directors increased the annual cash dividend paid per common share by 5 percent to $1.76. This increase indicated the Board's continued confidence in First of America's profitability and represents the thirteenth year in a row that the dividend was increased.

SELECTED FINANCIAL DATA                                                 TABLE II
($ in thousands, except per share data)

                                  5 Year
                                Compounded                            Year Ended December 31,
                                  Growth    ----------------------------------------------------------------------------
                                   Rate        1995          1994         1993         1992         1991         1990
------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income.................     3.4%   $ 1,796,524    1,600,877    1,510,966    1,596,127    1,537,861    1,519,841
Interest expense................     0.7        872,528      662,142      608,949      721,300      786,910      841,142
                                            -----------   -----------  -----------  -----------  -----------  -----------
Net interest income.............     6.4        923,996      938,735      902,017      874,827      750,951      678,699
Provision for loan losses.......    15.4         91,488       86,571       84,714       78,809       71,030       44,782
Total non-interest income.......    13.8        346,100      284,373      292,184      261,316      209,900      181,558
Total non-interest expense......     6.2        815,271      813,418      763,528      796,348      665,732      602,319
Applicable income tax expense...    16.7        126,629      102,616       98,574       91,506       64,625       58,628
Extraordinary item, net of
  tax...........................     n/a             --           --           --      (21,956)          --           --
------------------------------------------------------------------------------------------------------------------------
Net income......................     8.9%   $   236,708      220,503      247,385      147,524      159,464      154,528
------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
  stock.........................    11.4%   $   236,708      220,503      241,232      135,015      144,028      137,818
------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE OF
  COMMON STOCK
  Primary.......................     7.3%   $      3.73         3.69         4.20         2.46         2.69         2.62
  Fully diluted.................     7.3           3.73         3.69         4.14         2.46         2.69         2.62
Average common shares
  outstanding ("000")...........     3.8         63,501       59,812       57,417       54,842       53,536       52,622
Cash dividends declared per
  common share..................     8.4    $      1.72         1.64         1.55         1.34         1.24         1.15
Primary book value per common
  share.........................     8.8          28.89        25.12        25.60        22.12        20.58        18.97
------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET SUMMARY
ASSETS:
Cash and due from banks.........     3.3%   $ 1,207,062    1,060,788      903,517      918,960    1,000,578    1,028,159
Federal funds sold, resale
  agreements and time
  deposits......................    13.0        269,737       55,271       74,909      175,030      254,333      146,175
Securities:
  Held to maturity..............     n/a             --    3,112,876    1,856,623    3,489,626    4,261,360    3,775,030
  Available for sale............     n/a      5,060,746    2,587,626    3,261,481           --           --           --
  Held for sale.................     n/a             --           --           --    1,137,420           --           --
Loans -- net of unearned
  income........................     7.4     16,076,942   16,834,858   14,394,155   13,756,017   13,228,027   11,228,221
Allowance for loan losses.......    12.0       (241,182)    (228,115)    (188,664)    (176,793)    (174,882)    (137,012)
Other assets....................    10.4      1,226,790    1,145,398      928,450      846,507      900,552      749,379
------------------------------------------------------------------------------------------------------------------------
Total assets....................     7.0%   $23,600,095   24,568,702   21,230,471   20,146,767   19,469,968   16,789,952
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY
Deposits........................     5.2%   $19,342,467   20,200,266   18,243,703   18,035,553   17,483,232   15,016,343
Short term borrowings...........    44.3      1,649,965    1,882,739      994,578      338,023      282,225      264,049
Long term debt..................    22.2        490,315      681,236      254,193      254,051      260,398      179,899
Other liabilities...............    13.5        289,367      225,573      214,560      183,649      176,745      153,658
Total shareholders' equity......     9.2      1,827,981    1,578,888    1,523,437    1,335,491    1,267,368    1,176,003
------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity....     7.0%   $23,600,095   24,568,702   21,230,471   20,146,767   19,469,968   16,789,952
------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average total
  equity........................                  13.89%       14.44        17.50        11.38        13.07        13.70
Return on average assets........                   1.00         0.98         1.20         0.75         0.95         0.98
Net interest margin (a).........                   4.28         4.58         4.86         4.98         5.07         4.92
Total shareholders' equity to
  assets at year-end............                   7.75         6.43         7.18         6.63         6.51         7.00
------------------------------------------------------------------------------------------------------------------------

(a) Fully taxable equivalent based on a marginal federal income tax rate of 35% for 1995, 1994 and 1993, and 34% for prior years.

INCOME ANALYSIS

    NET INTEREST INCOME. Net interest income on a fully taxable equivalent (FTE) basis was $940.0 million, down 2.0 percent from $955.7 million in 1994. The lower net interest margin for 1995, 4.28 percent versus 4.58 percent, offset the
5.2 percent increase in average earning assets which was primarily the result of the acquisitions completed at year-end 1994. Net interest income for 1995 was also reduced by the securitization of $500 million in credit card receivables during June 1995, which shifted revenue from interest income to non-interest fee revenue. For 1994 compared with 1993, net interest income FTE increased 3.3 percent due to a higher level of average earning assets offsetting the impact of a lower net interest margin.

    Total interest income FTE grew 12.0 percent in 1995. As illustrated in Table III, the increase resulted from both a higher volume of earning assets and higher asset yields. On the other hand, interest expense was up 31.8 percent mainly as a result of increased rates on interest-bearing liabilities. The combination of the changes in interest income FTE and interest expense resulted in the 2.0 percent decrease in net interest income FTE.

    Table III presents a summary of the changes in net interest income resulting from changes in volumes and rates for 1995 and 1994. Net interest income, average balance sheet amounts, and the corresponding yields and costs for the years 1990 through 1995 are shown in Table IV.

VOLUME/RATE                                                            TABLE III
($ in thousands)

                                          1995 Change From 1994 Due To           1994 Change From 1993 Due To
----------------------------------------------------------------------------------------------------------------
                                         Volume       Rate       Total         Volume       Rate         Total
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans (FTE)..........................   $119,442      77,146     196,588       111,385      (50,000)      61,385
Taxable securities...................    (12,571)     13,618       1,047        44,597       (4,370)      40,227
Tax exempt securities (FTE)..........     (7,188)        750      (6,438)      (18,389)       1,080      (17,309)
Money market investments.............      1,482       2,021       3,503          (668)         163         (505)
----------------------------------------------------------------------------------------------------------------
Total interest income (FTE)..........   $101,165      93,535     194,700       136,925      (53,127)      83,798
----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest bearing deposits............   $ 16,197     141,030     157,227        25,696      (28,260)      (2,564)
Short term borrowings................     16,754      23,541      40,295        31,792       10,051       41,843
Long term debt.......................      9,717       3,148      12,865        14,892         (978)      13,914
----------------------------------------------------------------------------------------------------------------
Total interest expense...............   $ 42,668     167,719     210,387        72,380      (19,187)      53,193
----------------------------------------------------------------------------------------------------------------
Change in net interest income........   $ 58,497     (74,184)    (15,687)       64,545      (33,940)      30,605
----------------------------------------------------------------------------------------------------------------

* Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each. Non-taxable income has been adjusted to a fully taxable equivalent basis.

--------------------------------------------------------------------------------
AVERAGE BALANCES/NET INTEREST INCOME/AVERAGE RATES                      TABLE IV
($ in thousands)

         Year Ended December 31,                          1995                                1994                     1993
-------------------------------------------------------------------------------------------------------------------------------
                                                                      Average                             Average
                                                          Interest     Rate                   Interest     Rate
                                              Average      Income/    Earned/     Average      Income/    Earned/     Average
                                              Balance      Expense     Paid       Balance      Expense     Paid       Balance
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments..................  $   108,480       5,852     5.39%   $    72,736       2,349     3.23%   $    93,662
Investment securities:
U.S. Treasury, federal agencies and
 other....................................    5,103,380     301,145     5.90      5,319,354     303,098     5.70      4,537,814
State and municipal securities(1).........      222,055      21,858     9.84        306,946      25,296     8.24        530,407
Total loans(1)(2).........................   16,532,752   1,483,709     8.97     15,172,618   1,287,121     8.48     13,875,584
                                            -----------   ---------             -----------   ---------             -----------
Total earnings assets/total interest
 income(1)................................   21,966,667   1,812,564     8.25     20,871,654   1,617,864     7.75     19,037,467
                                            -----------   ---------             -----------   ---------             -----------
Less allowance for loan losses............      234,933                             206,703                             182,594
Cash and due from banks...................      919,598                             892,959                             839,506
Other assets..............................    1,100,940                             992,857                             850,783
-------------------------------------------------------------------------------------------------------------------------------
Total.....................................  $23,752,272                         $22,550,767                         $20,545,162
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
Deposits:
Savings and NOW accounts(3)...............  $ 3,444,077      59,342     1.72%   $ 3,948,604      59,476     1.51%   $ 3,980,815
Money market savings accounts(3)..........    4,254,533     166,906     3.92      3,551,445     110,220     3.10      3,009,796
Time deposits.............................    9,105,938     498,913     5.48      8,849,576     398,239     4.50      8,638,044
                                            -----------   ---------             -----------   ---------             -----------
Total interest-bearing deposits...........   16,804,548     725,161     4.32     16,349,625     567,935     3.47     15,628,655
Short term borrowings.....................    1,647,634     100,684     6.11      1,325,584      60,389     4.56        575,074
Long term debt............................      616,357      46,683     7.57        485,494      33,818     6.97        272,297
                                            -----------   ---------             -----------   ---------             -----------
Total interest-bearing liabilities/total
 interest expense.........................   19,068,539     872,528     4.58     18,160,703     662,142     3.65     16,476,026
                                            -----------   ---------             -----------   ---------             -----------
Demand deposits...........................    2,710,566                           2,665,183                           2,463,534
Other liabilities.........................      269,073                             197,330                             191,922
Non-redeemable preferred/preference
 stock....................................           --                                  --                              74,586
Common shareholders' equity...............    1,704,094                           1,527,551                           1,339,094
-------------------------------------------------------------------------------------------------------------------------------
Total.....................................  $23,752,272                         $22,550,767                         $20,545,162
-------------------------------------------------------------------------------------------------------------------------------
Interest income/earning assets............                              8.25%                               7.75%
Interest expense/earning assets...........                              3.97                                3.17
-------------------------------------------------------------------------------------------------------------------------------
Net interest margin/earning assets........                              4.28%                               4.58%
-------------------------------------------------------------------------------------------------------------------------------

         Year Ended December 31,                                                1992                           1991
---------------------------------------------------------------------------------------------------------------------
                                                        Average                             Average
                                            Interest     Rate                   Interest     Rate                   Interest
                                             Income/    Earned/     Average      Income/    Earned/     Average      Income/
                                             Expense     Paid       Balance      Expense     Paid       Balance      Expense
------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments..................      2,854     3.05%   $   233,757       9,090     3.89%   $   273,208      17,679
Investment securities:
U.S. Treasury, federal agencies and
 other....................................    262,871     5.79      3,898,195     274,048     7.03      3,267,738     274,884
State and municipal securities(1).........     42,605     8.03        493,785      46,369     9.39        580,307      56,640
Total loans(1)(2).........................  1,225,736     8.83     13,435,991   1,291,724     9.61     11,276,061   1,217,808
                                            ---------             -----------   ---------             -----------   ---------
Total earnings assets/total interest
 income(1)................................  1,534,066     8.06     18,061,728   1,621,231     8.98     15,397,314   1,567,011
                                            ---------             -----------   ---------             -----------   ---------
Less allowance for loan losses............                            176,595                             139,332
Cash and due from banks...................                            818,279                             785,798
Other assets..............................                            870,879                             754,446
-------------------------------------------------------------------------------------------------------------------------------
Total.....................................                        $19,574,291                         $16,798,226
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND EQUITY:
Deposits:
Savings and NOW accounts(3)...............     82,664     2.08%   $ 2,820,091      86,568     3.07%   $ 2,375,565     105,904
Money market savings accounts(3)..........     78,738     2.62      3,972,004     128,820     3.24      3,829,647     186,406
Time deposits.............................    409,097     4.74      8,520,485     476,215     5.59      6,804,895     469,094
                                            ---------             -----------   ---------             -----------   ---------
Total interest-bearing deposits...........    570,499     3.65     15,312,580     691,603     4.52     13,010,107     761,404
Short term borrowings.....................     18,546     3.22        216,352       8,104     3.75        177,834       9,424
Long term debt............................     19,904     7.31        248,032      21,593     8.71        176,780      16,082
                                            ---------             -----------   ---------             -----------   ---------
Total interest-bearing liabilities/total
 interest expense.........................    608,949     3.70     15,776,964     721,300     4.57     13,364,721     786,910
                                            ---------             -----------   ---------             -----------   ---------
Demand deposits...........................                          2,301,768                           2,064,849
Other liabilities.........................                            198,633                             148,626
Non-redeemable preferred/preference
 stock....................................                            140,952                             165,730
Common shareholders' equity...............                          1,155,974                           1,054,300
-------------------------------------------------------------------------------------------------------------------------------
Total.....................................                        $19,574,291                         $16,798,226
-------------------------------------------------------------------------------------------------------------------------------
Interest income/earning assets............                8.06%                               8.98%
Interest expense/earning assets...........                3.20                                4.00
-------------------------------------------------------------------------------------------------------------------------------
Net interest margin/earning assets........                4.86%                               4.98%
-------------------------------------------------------------------------------------------------------------------------------

         Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------
                                            Average
                                             Rate
                                            Earned/
                                             Paid
---------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments..................    6.47%
Investment securities:
U.S. Treasury, federal agencies and
 other....................................    8.41
State and municipal securities(1).........    9.76
Total loans(1)(2).........................   10.80

Total earnings assets/total interest
 income(1)................................   10.18

Less allowance for loan losses............
Cash and due from banks...................
Other assets..............................
-------------------------------------------------------------------------------------------------------------------------------

Total.....................................
-------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND EQUITY:
Deposits:
Savings and NOW accounts(3)...............    4.46%
Money market savings accounts(3)..........    4.87
Time deposits.............................    6.89

Total interest-bearing deposits...........    5.85
Short term borrowings.....................    5.30
Long term debt............................    9.10

Total interest-bearing liabilities/total
 interest expense.........................    5.89

Demand deposits...........................
Other liabilities.........................
Non-redeemable preferred/preference
 stock....................................
Common shareholders' equity...............
-------------------------------------------------------------------------------------------------------------------------------

Total.....................................
-------------------------------------------------------------------------------------------------------------------------------

Interest income/earning assets............   10.18%
Interest expense/earning assets...........    5.11
-------------------------------------------------------------------------------------------------------------------------------

Net interest margin/earning assets........    5.07%
-------------------------------------------------------------------------------------------------------------------------------


(1) Interest income on obligations of states and political subdivisions and on tax exempt commercial loans has been adjusted to a fully taxable equivalent basis using a marginal federal tax rate of 35% for 1995, 1994 and 1993, and 34% for prior years.

(2) Non-accrual loans are included in average loan balances.

(3) In 1995, 1994 and 1993, money market checking accounts are included in "Savings and NOW accounts"; in prior years, they are included in "Money market savings accounts."

    NET INTEREST MARGIN. The net interest margin was 4.28 percent in 1995 lower than the 4.58 percent reported in 1994, due in part to the acquisition of higher priced thrift deposits at December 31, 1994. The margin was also reduced by approximately 6 basis points as a result of the securitization of $500 million in credit card receivables completed in June 1995. During 1995 management implemented specific strategies to improve the core margin, such as steps to increase the interest spread on newly originated installment and residential mortgage loans, changes to deposit product pricing and mix and decreased reliance on short-term borrowings. As a result of these strategies, the core margin showed improvement during the last six months of 1995. If the first and second quarter margins are normalized for the impact of the credit card securitization, the margins would have been as follows: first quarter, 4.17 percent; second quarter, 4.16 percent; third quarter, 4.23 percent; fourth quarter, 4.32 percent.

    PROVISION FOR LOAN LOSSES. The provision for loan losses is based on the current level of net charge-offs and management's assessment of the credit risk inherent in the loan portfolio. For 1995, the provision for loan losses was increased 5.7 percent to $91.5 million from $86.6 million in 1994 to adequately cover net charge-offs and the higher risk of loss beginning to be experienced in the credit card and installment loan portfolios. The 1993 provision was $84.7 million. The 117 percent coverage of net charge-offs by the provision for loan losses and the securitization of the $500 million in credit card receivables contributed to the higher allowance as a percent of total loans ratio which was
1.50 percent, up from 1.36 percent at December 31, 1994 and 1.31 percent at December 31, 1993.

    As a percent of average assets, the 1995 provision was 0.39 percent compared with the 0.38 percent and 0.41 percent reported for 1994 and 1993, respectively. Additional information on the provision for loan losses, net charge-offs and nonperforming assets is provided in Tables IX and XI and under the caption,"Credit Risk Profile," presented later in this discussion.

    NON-INTEREST REVENUE. Non-interest revenue of $346.1 million was up 21.7 percent over 1994. Included in this total were $16.3 million in branch sale gains related to internal restructuring and $17.6 million in net servicing fees from the credit card securitization. Excluding these two components, total non-interest revenue would have increased 9.8 percent over 1994. Non-interest revenue totaled $284.4 million in 1994 and $292.2 million in 1993. Record gains on the sale of securities and mortgages during 1993 were the primary reasons for the higher level of non-interest revenue in 1993 compared with 1994. Table V presents the trends in the major components of non-interest revenue from 1991 to 1995.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE                             TABLE V
($ in thousands)

                                                                                                                 Change
                                                                                                               1995/1994
-------------------------------------------------------------------------------------------------------------------------------
                                                     1995       1994       1993       1992       1991      Amount     Percent
-------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST REVENUE
Service charges on deposits.....................   $100,281     89,164     84,648     79,522     70,318     11,117      12.5%
Trust and financial services revenue............     94,179     81,717     77,290     68,850     60,904     12,462      15.3
Investment securities transactions..............         62      5,349     16,753     14,993      1,088     (5,287)    (98.8)
Other operating revenue.........................    151,578    108,143    113,493     97,951     77,590     43,435      40.2
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest revenue......................   $346,100    284,373    292,184    261,316    209,900     61,727      21.7
-------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Personnel.......................................   $430,977    430,563    403,119    410,854    361,187        414       0.1%
Occupancy, net..................................     64,108     60,471     55,093     57,286     50,413      3,637       6.0
Equipment.......................................     59,322     56,111     53,376     63,134     51,474      3,211       5.7
Data processing.................................     18,825     17,524     14,963     10,380     11,448      1,301       7.4
Amortization of intangibles.....................     21,146     16,577      8,902     38,336     10,303      4,569      27.6
FDIC premiums...................................     28,373     42,055     39,680     38,711     31,032    (13,682)    (32.5)
Other operating expense.........................    192,520    190,117    188,395    177,647    149,875      2,403       1.3
-------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense......................   $815,271    813,418    763,528    796,348    665,732      1,853       0.2
-------------------------------------------------------------------------------------------------------------------------------
Non-interest revenue as a percent of
  average assets................................       1.46%      1.26       1.42       1.33       1.25
Non-interest expense as a percent of
  average assets................................       3.43       3.61       3.72       4.07       3.96
Burden ratio....................................       1.97       2.35       2.30       2.74       2.71
Efficiency ratio................................      63.39      65.59      62.72      68.58      67.25
Efficiency ratio, excluding FDIC premiums.......      61.18      62.20      59.46      65.24      64.11
-------------------------------------------------------------------------------------------------------------------------------

    Service charges on deposit accounts remained the largest component of non-interest revenue in 1995. New fee structures initiated during the year and a slightly higher volume of non-interest transaction deposits, accounted for the
12.5 percent increase over a year ago.

    In total, trust and financial services revenue increased 15.3 percent over a year ago. Traditional trust fees increased 12.6 percent as a result of the additional $600 million in managed assets acquired with the New England Trust Company and the higher market value of managed assets upon which fees are assessed. Other financial services fees, derived from brokerage services and investment advisory services, increased 22.4 percent as investment activity rebounded from 1994. Total revenue from the sale of Parkstone and other mutual funds and annuities was $9.6 million compared with $8.7 million in 1994.

    Net gains on the sales of investment securities totaled $0.1 million compared with $5.3 million in 1994 and $16.8 million in 1993. During December 1995, First of America transferred all of its Held to Maturity securities into the Available for Sale classification. More detail on that reclassification is provided in Note 4 of the Notes to Consolidated Financial Statements included later in this document. At December 31, 1995, the amortized cost of Available for Sale securities totaled $5.0 billion and had a corresponding market value of $5.1 billion which resulted in a $25.9 million positive adjustment to shareholders' equity.

    Bank card revenue totaled $60.4 million, up 39.9 percent over the $43.2 million earned in 1994. The 1995 total included $17.6 million in net fees from the credit card securitization. Excluding these fees, bank card revenue would have been level with a year ago. The securitization, completed during June, shifted revenue from interest income to fee revenue but had minimal impact on net income; its benefit was that the funds it provided allowed the company to reduce short-term borrowings. Bank card revenue totaled $40.0 million in 1993. The managed credit card portfolio, which includes the $835 million in receivables remaining on the balance sheet and the securitized receivables, was $1.3 billion at December 31, 1995, level with a year ago as fewer promotional initiatives were implemented in 1995.

    Mortgage banking revenue of $31.5 million increased 30.5 percent over 1994. The main reasons for the increase were a $4.1 million gain on the sale of servicing rights and $3.5 million in additional gains on the sale of mortgage loans from the adoption of Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65" (FAS 122). Impairment expense on the capitalized originated mortgage servicing rights was $95,700. Mortgage originations totaling $1.6 billion were down 24.8 percent from 1994, but increased each quarter throughout 1995. Despite the sale of servicing rights, First of America's outside servicing portfolio was up slightly over a year ago totaling $3.2 billion and added $9.2 million in servicing revenue.

    Other operating revenue increased 46.2 percent over 1994. The largest component of this category, gains on branch sales, totaled $16.3 million and added $0.16 to earnings per share. The review of branch offices to determine their fit with the company's marketing strategies is an ongoing activity, but such scrutiny was intensified during the internal restructuring effort. Excluding branch sale gains, other operating revenue increased 6.3 percent over a year ago. Included in this total were nonaffiliate corporate services at $10.6 million, up 6.6 percent; ATM network fees at $6.6 million, up 7.6 percent; and credit life income at $4.8 million, up 19.8 percent.

    NON-INTEREST EXPENSE. As detailed in Table V, non-interest expense was $815.3 million in 1995, up only 0.2 percent from 1994. Operating efficiencies generated by the internal restructuring and reduced FDIC premiums, down $13.7 million for the year, offset the additional operating expense from acquisitions completed at year-end 1994 and $13.2 million in restructuring charges incurred during 1995. Non-interest expense was 3.61 percent of average assets for 1994 and 3.72 percent for 1993.

    Total personnel cost was $431.0 million in 1995 compared with $430.6 million in 1994 and $403.1 million in 1993. Excluding severance charges, personnel costs were down 1.7 percent from 1994 and represented 1.77 percent of average assets compared with 1.89 percent in 1994. This improvement demonstrates the positive impact the restructuring had on personnel cost, the largest component of non-interest expense. Total full time equivalent employees (FTEs) were 12,690 at December 31, 1995 compared with 14,500 in August 1994 when the restructuring was announced. The lower level of FTEs was achieved even with the addition of 340 FTEs from acquisitions completed since September 30, 1994. Two ratios which measure the progress made through internal efficiencies are the number of FTEs per one million dollars of average assets and net income per FTE. For 1995, there were 0.53 FTEs per one million dollars of average assets compared with
0.56 a year ago, and $18,653 of net income per FTE versus $16,570 a year ago. These ratios were 0.63 and $18,559 for 1993.

    Net occupancy and equipment costs increased 5.9 percent in 1995 to $123.4 million compared with $116.6 million in 1994 and $108.5 million in 1993. The 1995 growth in this expense was largely the result of acquisitions completed late in 1994 and early in 1995.

    Other operating expense, which includes all the other costs of doing business such as advertising, supplies, travel, telephone, professional fees and outside services purchased, was $192.5 million in 1995, up 1.3 percent from 1994's total of $190.1 million. As a percent of average assets, other operating expense was 0.81 percent compared with 0.84 percent in 1994 and 0.92 percent in 1993.

    EFFICIENCY RATIO AND BURDEN RATIO. The efficiency ratio measures non-interest expense as a percent of the sum of net interest income FTE and non-interest income. The lower the ratio, the more efficiently a company's resources produce revenue. Table V presents the efficiency ratio over the last five years. The improvement in this ratio to 63.39 percent for 1995 compared with 65.59 percent a year ago is directly related to revenue growth since total non-interest expense was basically level with a year ago. The growth in non-interest revenue offset the impact of a lower net interest margin and resulting lower net interest income.

    The higher level of non-interest revenue also directly impacted the burden ratio as non-interest revenue was 1.46 percent of average total assets compared with 1.26 percent a year ago. The lower FDIC premiums in 1995 also served to improve the burden ratio to 1.97 percent; one of First of America's long term goals is to maintain this ratio at or below 2.00 percent.

    INCOME TAX EXPENSE. Income tax expense was $126.6 million in 1995 compared with $102.6 million in 1994 and $98.6 million in 1993. The increased income tax expense was primarily related to the 12.4 percent increase in income before taxes. A summary of significant tax components is provided in Note 18 of the Notes to Consolidated Financial Statements included later in this document.

PRO FORMA RESULTS -- CASH APPROACH
     The calculation of "cash earnings" provides an alternative analysis of First of America's results. "Cash earnings" adds back the amortization of intangibles and assumes that all intangibles were charged off against retained earnings upon the original acquisition date of all mergers accounted for as purchases. These pro forma results, as detailed below, indicate that First of America's underlying return on equity for the last two years would have been within the 17 to 18 percent range, which has been the company's stated long term goal. Also earnings per share and return on assets would have been higher than reported. The book value per share, while lower than the reported $28.89 for year-end 1995, would be the equivalent of a reported tangible book value per share. In fact, the tier I leverage ratio, the strictest regulatory capital ratio, remains unchanged under these assumptions since it already excludes intangibles from its computation.

                                                              1995         1994         1993
                                                            --------      -------      -------
Net income..............................................    $255,131      235,093      256,012
Earnings per share......................................        4.02         3.93         4.28
Book value per share (year end).........................       25.30        21.10        23.27
Return on average assets................................        1.09%        1.05         1.25
Return on total equity..................................       17.43        17.77        19.92
Efficiency ratio........................................       61.75        64.26        61.99
Tier I leverage ratio...................................        6.70         5.81         6.43

LINE OF BUSINESS FINANCIAL PERFORMANCE                                  TABLE VI
($ in thousands)

                                                                                       Trust &
                                                   Community     Bank     Mortgage    Financial    Consolidated
      For the year ended December 31, 1995          Banking      Card     Banking     Services       Results
---------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income (FTE).......................   $779,852     96,779     59,403        4,002        940,036
Provision for loan losses.......................     43,259     48,488       (259)          --         91,488
Non-interest income.............................    140,578     61,972     32,418       94,845        329,813
Non-interest expense............................    618,735     59,574     55,114       68,618        802,041
Income tax expense (FTE)........................     97,234     19,097     13,881       11,364        141,576
                                                   ------------------------------------------------------------
Income before one-time gains and charges........   $161,202     31,592     23,085       18,865        234,744
                                                   --------------------------------------------
Gains from branch sales (net of tax)............                                                       10,464
Severance and other one-time charges (net of
  tax)..........................................                                                        8,500
                                                                                                   ------------
Net income......................................                                                     $236,708
---------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
Profit margin (pre-tax).........................      28.08%     31.93      40.26        30.58          29.50
Return on equity................................      12.01      31.93      10.26        49.69          13.89
Efficiency ratio................................      67.22      37.53      60.02        69.42          63.39
---------------------------------------------------------------------------------------------------------------
1995 RESULTS BY QUARTER (a)
Net income
  First quarter.................................   $ 35,600      9,032      2,939        3,527         47,389
  Second quarter................................     40,546      7,855      7,218        4,560         56,586
  Third quarter.................................     44,847      8,477      7,051        5,410         66,714
  Fourth quarter................................     40,209      6,228      5,877        5,368         66,019
---------------------------------------------------------------------------------------------------------------
Return on equity
  First quarter.................................      11.47%     39.33       5.68        40.13          12.03
  Second quarter................................      12.27      32.56      12.96        49.04          13.49
  Third quarter.................................      12.96      33.39      12.03        55.29          15.17
  Fourth quarter................................      11.31      23.54       9.95        53.20          14.64
---------------------------------------------------------------------------------------------------------------
Efficiency ratio
  First quarter.................................      70.91%     34.64      75.95        75.19          68.80
  Second quarter................................      67.62      37.00      55.46        69.79          64.93
  Third quarter.................................      64.49      38.92      53.36        65.90          60.29
  Fourth quarter................................      65.88      39.59      58.48        67.40          59.79
---------------------------------------------------------------------------------------------------------------

(a) The consolidated results by quarter include gains on branch sales and charges for severance and other restructuring costs.

LINE OF BUSINESS ANALYSIS

    An objective of First of America's recent restructuring effort was to define specific lines of business which would cross legal entity lines and focus its management and accounting systems accordingly. As a result, First of America now measures the individual performance of four business lines -- community banking, bank card, mortgage banking and trust and financial services -- as well as the performance of certain product lines within those businesses.

    In developing the management accounting system for line of business reporting, certain assumptions and allocations were necessary. Equity was allocated on the basis of required regulatory levels, inherent operational risk or market-determined factors as evidenced by similar independent single business line companies. Support services which were centrally provided were allocated on a per-unit cost basis or in proportion to the balances of assets and liabilities associated with a particular business line. Funds transfer pricing was used to allocate a cost of funds used or a credit for funds provided from market-determined indices. Because of the assumptions and allocations utilized, the financial results of the individual business lines might vary from the actual results if those lines were in fact separate operating entities. While no comparative results from previous years are available, Table VI presents a summarized income statement, performance ratios and selected quarterly information from 1995 for the four business lines identified above.

    COMMUNITY BANKING. The community banking business line is responsible for gathering and managing deposits, lending to commercial and consumer installment customers, and managing the four state branch networks for the delivery of First of America's products and services. It also provides customers with home equity and student loans, international banking services and other general banking services, such as ATM operations and safety deposit boxes.

    Community banking is the core of First of America's business activities, and its contribution to the consolidated net income is the largest of the business lines. In 1995 community banking benefited from the reduction of FDIC premiums at mid-year as evidenced by the increase in its net income from second to third quarter and by the improvement in its efficiency ratio between those same quarters. For the full year, community banking earned a return on allocated equity of 12.01 percent. Excluding the indirect lending product line and the start-up effort in Florida, it would have earned 15.47 percent on its allocated equity. Investment in Florida's physical franchise, advertising and other developmental activities significantly affected its 1995 results; however, progress was made on re-mixing its customer base and changing its product offerings. The performance of the indirect lending product line was lowered by the lingering effect of pricing competition in 1994 and the deterioration of credit quality during 1995 which necessitated a higher provision for loan losses particularly in the fourth quarter. Further credit quality problems are not anticipated, and management has taken steps to improve the interest spreads on newly originated indirect installment loans.

    Community banking's non-interest expense included virtually all of the goodwill amortization included in the corporation's consolidated financial results, a total of $21.1 million in 1995. Without that amortization, its efficiency ratio and return on allocated equity would have been 63.99 percent and 13.62 percent, respectively.

    BANK CARD. Bank card is responsible for managing and servicing First of America's $1.5 billion managed portfolio of credit card and other revolving loans, as well as the merchant services operation. In addition to the managed portfolio of VISA/Mastercard credit cards, bank card manages affinity cards for 30 groups and offers a FirstAir card. The revolving portfolio remained relatively level with 1994 as fewer customer promotions were initiated than in previous years. In 1996, renewed emphasis will be placed on promoting the VISA/Mastercard portfolio.

    This business line was a strong performer during 1995 with an efficiency ratio of 37.53 percent and a return on allocated equity of 31.93 percent. As the year progressed, the provision for loan losses was increased in order to provide for net charge-offs which also rose. This reflected a trend in consumer debt which was generally experienced across the industry. As a result, the bank card's quarterly net income and return on allocated equity declined over the second half of the year as indicated in Table VI.

    MORTGAGE BANKING. Mortgage banking originates all residential mortgages across First of America's four community banking states and in separate origination offices in Arizona, Missouri, North Carolina and South Carolina. The loans are originated both for portfolio retention and sale to the secondary market. Mortgage banking also provides servicing for First of America's entire portfolio and a $3.2 billion portfolio for external investors. Since mortgage banking is responsible for originating, servicing and managing First of America's residential loan portfolio, the portfolio's interest income and related funds transfer charge are included in mortgage banking's net income.

    Mortgage banking earned the lowest return on allocated equity of the four business lines in 1995. Its results can vary substantially from period to period since origination activity is rate-sensitive, and gains on loan sales vary directly with the volume of originations. Some seasonality was evident in the 1995 results with net income highest during the second and third quarters when origination activity was at its peak. FAS 122 added $3.5 million in pre-tax gains during the year and a sale of servicing rights contributed $4.1 million in pre-tax gains during the second quarter.

    TRUST AND FINANCIAL SERVICES. Trust and financial services provides traditional trust services to individuals and institutions, as well as investment management and brokerage services. It also manages First of America's proprietary mutual funds, The Parkstone Group of Funds and recently began offering certain insurance services and annuity products.

    This business line earned the highest return on allocated equity at 49.69 percent. The nature of its business activity -- fee generating and personnel intensive -- will generally result in comparatively higher returns on equity and higher efficiency ratios. Net income climbed steadily over the year, in part due to the increasing market value of its managed assets upon which fees are assessed. Its managed assets totaled $15.6 billion at year-end 1995, up 18.3 percent from the previous year.

CREDIT RISK PROFILE

    First of America's community banking structure helps minimize its credit risk exposure. Community banking means that loans are made in local markets to consumers and small to mid-sized businesses from deposits gathered in the same market. A centralized, independent loan review staff evaluates the loan portfolio of each line of business on a regular basis and shares its evaluation with the management of the business line as well as corporate management.

    First of America's loan portfolio includes a large percentage of loans with balances less than $100,000 which effectively reduces total portfolio risk. At year-end 1995, consumer installment and revolving loans totaled 28.0 percent of the total portfolio, one-to-four family residential mortgages and home equity loans accounted for 32.2 percent, commercial loans totaled 16.1 percent, and commercial mortgages totaled 23.7 percent. First of America does not have any concentrations of credit to any specific borrower or within any geographic area. The total loan portfolio, as presented in Table VII, was $16.1 billion at year-end 1995, down slightly from the $16.8 billion a year ago.

COMPONENTS OF THE LOAN PORTFOLIO                                       TABLE VII
($ in thousands)

                  December 31,                        1995           1994          1993          1992          1991
----------------------------------------------------------------------------------------------------------------------
Consumer, net...................................   $ 4,504,255     5,799,025     5,062,173     4,288,431     4,060,126
Commercial, financial and agricultural..........     2,589,038     2,344,969     2,148,663     2,170,715     2,223,202
Real estate -- construction.....................       514,612       438,067       252,839       300,954       342,944
Real estate -- mortgage.........................     8,469,037     8,252,797     6,930,480     6,995,917     6,601,755
----------------------------------------------------------------------------------------------------------------------
Total loans.....................................   $16,076,942    16,834,858    14,394,155    13,756,017    13,228,027
----------------------------------------------------------------------------------------------------------------------

    CONSUMER LOANS. First of America's consumer loan portfolio, which includes indirect and direct installment loans, credit cards and other revolving loans, declined 22.3 percent from 1994's level. The managed credit card portfolio at $1.3 billion remained level with 1994. First of America offers its credit card products in all fifty states; the largest portion of the portfolio, 56 percent, was to customers in its four operating states. As a percent of average loans, the net charge-offs for the managed portfolio were 3.23 percent in 1995 compared with 2.14 percent in 1994.

    The consumer installment portfolio was $3.5 billion at December 31, 1995, down 17.9 percent from the previous year due to the combination of intense competition within the industry and First of America's more stringent pricing policies. First of America's consumer installment loans originate primarily from its four state operating area. The net charge-offs as a percent of average consumer installment loans were 0.91 percent in 1995 and 0.36 percent in 1994. Management increased the provision for loan losses in 1995 to adequately cover the estimated risk of loss in this portfolio and, unless there is a serious economic downturn, does not expect further significant deterioration in its credit quality.

    RESIDENTIAL MORTGAGE LOANS. At December 31, 1995, residential mortgage loans totaled $5.2 billion compared with $5.3 billion at year-end 1994. Originations of residential mortgage loans during 1995 were $1.6 billion compared with $2.2 billion in 1994. The average loan size in the balance sheet portfolio was $57,200, and the loans in portfolio were originated within First of America's four home states. First of America's portfolio continued to have excellent credit quality measurements. Net charge-offs as a percent of average residential mortgage loans were 0.01 percent in 1995 and 0.02 in 1994.

    At December 31, 1995, residential mortgage loans held for sale, originated at prevailing market rates, totaled $101.3 million with a market value of $104.1 million. These residential mortgages are closed and therefore included in outstandings on the balance sheet. In addition, First of America has entered into commitments to originate residential mortgage loans, at prevailing market rates, totaling $48.9 million. Mandatory commitments to deliver mortgage loans to investors, at prevailing market rates, totaled $125.0 million as of December 31, 1995.

    COMMERCIAL AND COMMERCIAL MORTGAGE LOANS. First of America's commercial and commercial mortgage loan portfolio is comprised primarily of loans to small and mid-sized businesses within the local markets of its four operating states. Evidence of this philosophy is the average loan size within this portfolio at year-end which was $48,000 for commercial loans and $235,000 for commercial mortgages, allowing for a more diverse customer base and limiting the exposure from any one borrower. First of America has no foreign loans, no highly leveraged transactions and no syndicated purchase participations. Maturity and rate sensitivity of selected loan categories is presented in Table VIII.

    First of America's commercial and commercial mortgages demonstrated the highest growth of any of the portfolios during 1995. This portfolio grew 11.0 percent to $6.4 billion compared with $5.8 billion at year-end 1994. Total non-performing commercial and commercial mortgage loans as a percent of outstandings decreased to 1.38 percent from 1.44 percent a year ago, and net charge-offs as a percent of average loans was 0.09 percent compared with 0.22 percent for 1994.

MATURITY AND RATE SENSITIVITY OF SELECTED LOANS                       TABLE VIII
($ in thousands)

                                                                   One year
                                                                      to        After
                                                      One year       five        five
                December 31, 1995                     or less       years       years        Total
-----------------------------------------------------------------------------------------------------
Commercial, financial and agricultural............   $1,430,411     710,316     155,847     2,296,574
Commercial tax-exempt.............................       40,808     108,396     143,260       292,464
Real estate construction..........................      314,236     141,834      58,542       514,612
-----------------------------------------------------------------------------------------------------
Total.............................................   $1,785,455     960,546     357,649     3,103,650
-----------------------------------------------------------------------------------------------------
TOTAL LOANS ABOVE DUE AFTER ONE YEAR:
With predetermined interest rate..................                 $462,857     190,516       653,373
With floating or adjustable interest rates........                  497,689     167,133       664,822
-----------------------------------------------------------------------------------------------------
Total.............................................                 $960,546     357,649     1,318,195
-----------------------------------------------------------------------------------------------------

    ASSET QUALITY. Non-performing assets, including nonaccrual loans, renegotiated loans and other real estate owned, totaled $147.6 million or 0.63 percent of total assets. Non-performing assets were 0.57 percent and 0.86 percent of total assets at year-end 1994 and 1993, respectively. Total non-performing loans, other real estate owned and other loans of concern for the past five years are detailed in Table IX.

RISK ELEMENTS IN THE LOAN PORTFOLIO                                     TABLE IX
($ in thousands)

               December 31,                    1995        1994        1993        1992        1991
-----------------------------------------------------------------------------------------------------
Non-accrual loans.........................   $104,174      96,814     121,186     126,619     116,995
Restructured loans........................     12,327       4,852      10,879      20,669      16,837
Other real estate owned...................     31,103      38,662      50,595      48,699      34,601
                                             --------    --------    --------    --------    --------
  Non-performing assets...................    147,604     140,328     182,660     195,987     168,433
Past due loans 90 days or more
  (excluding the above two categories)....     28,124      18,208      23,462      20,887      32,499
Other loans of concern....................     17,660      31,653      53,206      37,663      37,189
-----------------------------------------------------------------------------------------------------
Total.....................................   $193,388     190,189     259,328     254,537     238,121
-----------------------------------------------------------------------------------------------------

    Other loans of concern which represent loans where known information about possible credit problems of borrowers causes management concern about the ability of such borrowers to comply with the present loan terms totaled $17.7 million at year-end 1995, a decrease of 44.2 percent from 1994's year-end total of $31.7 million. While management has identified these loans as requiring additional monitoring, they do not necessarily represent future non-performing loans.

    The allowance for loan losses is determined by management taking into consideration past charge-off experience, estimated loss exposure on specific loans and the current and projected economic climate. Management evaluates the adequacy of the allowance for loan losses quarterly based on information compiled by the corporate loan review area. Management's allocation of the allowance for loan losses over the last five years is presented in Table X. The amounts indicated for each loan type include amounts allocated for specific loans as well as a general allocation.

    The allowance coverage of non-performing loans at year-end 1995 was 207.02 percent compared with 224.38 percent at year-end 1994 and 142.86 percent at year-end 1993. It was management's determination that the level of the allowance was adequate to absorb potential loan losses. Other ratios measuring asset quality and the adequacy of the allowance for loan losses are presented in Table XI.

    On January 1, 1995, First of America identified $82.8 million of impaired loans under the guidelines of Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" (FAS 114). This resulted in a specifically identified allowance for impaired loan losses of $17.4 million which was transferred from the general allowance. At year-end 1995, the allowance for impaired loan losses was $17.6 million. The adoption of FAS 114 did not significantly impact the comparability of the allowance related tables included in this report.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES                                  TABLE X
($ in thousands)

December 31,                 1995                1994                1993                1992                1991
------------------------------------------------------------------------------------------------------------------------
                                   % of                % of                % of                % of                % of
                       Allowance  Loans*   Allowance  Loans*   Allowance  Loans*   Allowance  Loans*   Allowance  Loans*
------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  and agricultural.... $ 37,133    1.43%   $ 33,543    1.43%   $ 39,231    1.83%   $ 43,466    2.00%   $ 49,129    2.21%
Real estate...........   46,712    0.52      55,721    0.68      55,661    0.81      54,873    0.76      49,639    1.14
Consumer..............  103,498    2.30      76,235    1.31      69,633    1.38      52,847    1.23      54,333    1.34
Unallocated...........   53,839    0.33      62,616    0.37      24,139    0.17      25,607    0.19      21,781    0.16
------------------------------------------------------------------------------------------------------------------------
Total................. $241,182            $228,115            $188,664            $176,793            $174,882
------------------------------------------------------------------------------------------------------------------------
Allowance to total
  loans...............             1.50%               1.36                1.31                1.29                1.32
------------------------------------------------------------------------------------------------------------------------

* Allowance as a percent of year-end loans outstanding by type. Unallocated ratio is the unallocated portfolio allowance as a percent of total loans at year-end.

SUMMARY OF LOAN LOSS EXPERIENCE                                         TABLE XI
($ in thousands)

December 31,                                          1995           1994          1993          1992          1991
----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period..................   $   228,115       188,664       176,793       174,882       137,012
Provision charged against income................        91,488        86,571        84,714        78,809        71,030
Allowance for loan losses of acquired/(sold)
  banks.........................................            --        11,420            50          (372)       27,094
RECOVERIES:
Commercial, financial and agricultural..........         5,757         7,277         8,692         7,215         8,616
Real estate -- construction.....................            54            51            --            --            --
Real estate -- mortgage.........................         3,896         2,404         2,615         2,112         1,487
Consumer loans..................................        47,231        28,402        24,556        24,313        20,177
                                                   -----------    ----------    ----------    ----------    ----------
Total recoveries................................        56,938        38,134        35,863        33,640        30,280
                                                   -----------    ----------    ----------    ----------    ----------
CHARGE-OFFS:
Commercial, financial and agricultural..........         7,007        13,621        19,764        22,558        13,475
Real estate -- construction.....................           395            80            --            --            --
Real estate -- mortgage.........................         7,777         8,825        10,539        10,588         5,669
Consumer loans..................................       120,180        74,148        78,453        77,020        71,390
                                                   -----------    ----------    ----------    ----------    ----------
Total charge-offs...............................       135,359        96,674       108,756       110,166        90,534
                                                   -----------    ----------    ----------    ----------    ----------
Net charge-offs.................................        78,421        58,540        72,893        76,526        60,254
----------------------------------------------------------------------------------------------------------------------
Balance at end of period........................   $   241,182       228,115       188,664       176,793       174,882
----------------------------------------------------------------------------------------------------------------------
Average loans (net of unearned income)..........   $16,532,752    15,172,618    13,875,584    13,435,991    11,276,061
----------------------------------------------------------------------------------------------------------------------
Earnings coverage of net losses.................          5.80x         7.00          5.91          4.44          4.90
Allowance to total end of period loans..........          1.50%         1.36          1.31          1.29          1.32
Net losses to end of period allowances..........         32.51         25.66         38.64         43.29         34.45
Recoveries to total charge-offs.................         42.06         39.45         32.98         30.54         33.45
Provision to average loans......................          0.55          0.57          0.61          0.59          0.63
Net charge-offs to average loans................          0.47          0.39          0.53          0.57          0.53
----------------------------------------------------------------------------------------------------------------------

FUNDING, LIQUIDITY AND INTEREST RATE RISK

    Liquidity is measured by a financial institution's ability to raise funds through deposits, borrowed funds, capital or the sale of assets. Funding is achieved through growth in core deposits and accessibility to the money and capital markets.

    DEPOSITS. First of America's primary source of funding is its core deposits which include all deposits except negotiated certificates of deposit. As a percent of total deposits, core deposits were 95.5 percent at year-end 1995 and
94.8 percent at year-end 1994. First of America does not issue negotiated CD's in the national money markets, and the level of purchased funds is strictly limited by corporate policy to less than 10 percent of assets. The majority of negotiated CD's and purchased funds originate from the core deposit customer base, including downstream correspondents.

    The loans to deposits ratio measures how well a company is using its lowest cost source of funding which is typically its deposit base. As a percent of total deposits, total loans were 83.1 percent compared with 83.3 percent and
78.9 percent for 1994 and 1993, respectively. Since loans are generally a higher yielding asset than securities, this is a positive trend and represents a more efficient use of funds.

    The average deposit balances outstanding and the rates paid on those deposits for the three years ended December 31, 1995, are presented in Table
XII. The maturity distribution of time deposits of $100,000 or more at year-end 1995 is detailed in Table XIII.

    In addition to deposits, First of America's sources of funding include money market borrowings, capital funds, securitizations and long term debt. First of America entered into a Three-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 and amended by its First Amendment dated December 9, 1995 and the Second Amendment dated February 15, 1996 (collectively, the Credit Agreement). The Credit Agreement allows First of America to borrow up to $350,000,000 on a standby revolving credit basis and an uncommitted competitive advance basis. The proceeds of all borrowings made pursuant to the Credit Agreement will be used to provide working capital and for other general corporate purposes. At December 31, 1995, there was no outstanding balance under the Credit Agreement.

    In June 1995, First of America securitized $500 million in credit card receivables. This transaction was an effective management balance sheet tool since it had no impact on net income, but released funds which were used to reduce short-term borrowings.

    On July 26, 1994, First of America issued $200 million of 7 3/4% Subordinated Notes Due July 15, 2004, which are not subject to redemption prior to maturity and which qualify as tier II capital under the Federal Reserve Board's capital guidelines. The proceeds received from the Notes were used to discharge indebtedness incurred to fund the acquisition of the Goldome Federal branches, to fund the repurchase of common stock and for other general corporate purposes.

    During August 1994, certain First of America bank subsidiaries began issuing Bank Notes due from 30 days to 10 years from date of issue. The proceeds from the sale of the notes were used for general corporate purposes by the issuing banks. Total outstanding for all bank notes at December 31, 1995 was $699.9 million, of which $105.0 million was included in long term debt.

DEPOSITS                                                               TABLE XII
($ in thousands)

                                                         1995                    1994                    1993
                                                       Average                 Average                 Average
---------------------------------------------------------------------------------------------------------------------
                                                   Balance       Rate      Balance       Rate      Balance       Rate
---------------------------------------------------------------------------------------------------------------------
Non-interest bearing..........................   $  2,710,566      --    $  2,665,183      --    $  2,463,534      --
Savings and NOW accounts......................      3,444,077    1.72%      3,948,604    1.51%      3,980,815    2.08%
Money market savings..........................      4,254,533    3.92       3,551,445    3.10       3,009,796    2.62
Time..........................................      9,105,938    5.48       8,849,576    4.50       8,638,044    4.74
---------------------------------------------------------------------------------------------------------------------
Total.........................................   $ 19,515,114              19,014,808              18,092,189
---------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE            TABLE XIII
($ in thousands)

                                                     Three        Three          Six
                                                     months     months to     months to     After
                                                    or less     six months    one year     one year      Total
----------------------------------------------------------------------------------------------------------------
Certificates of deposit..........................   $937,084      256,093      254,617     137,263     1,585,057
Other time deposits..............................      8,874        7,911        9,700      39,216        65,701
----------------------------------------------------------------------------------------------------------------
Total............................................   $945,958      264,004      264,317     176,479     1,650,758
----------------------------------------------------------------------------------------------------------------

    INTEREST RATE RISK. First of America's interest rate risk policy is to attempt to minimize the effect on net income resulting from a change in interest rates through asset/liability management at all levels in the company. Each banking affiliate completes an interest rate analysis every month using an asset/liability model, and a consolidated analysis is then completed using the affiliates' data. The Asset and Liability Committees, which exist at each banking affiliate and at the consolidated level, review the analysis and as necessary, appropriate action is taken to maintain the net interest spread, even in periods of rapid interest rate movement.

    Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying financial instrument. The company becomes a principal in the exchange of interest payments with other parties and, therefore, is exposed to the loss of future interest payments should the counterparty default. The company minimizes this risk by performing normal credit reviews of its counterparties and collateralizing its exposure when it exceeds a predetermined limit.

    First of America had outstanding interest rate swap agreements at December 31, 1995, totaling $105.5 million in notional amounts versus $707.9 million at December 31, 1994. This total included notional amounts of $75.0 million as a hedge against the parent company's 8.50% Subordinated Notes Due February 1, 2004, $10.0 million against various fixed rate bank notes, $12.0 million against certain FirstRate Fund deposits, and $8.5 million as a hedge against certain Market Rate certificates of deposit. First of America had swaps of variable rate instruments for fixed rate instruments with notional amounts totaling $22.0 million, $75.0 million of fixed rate instruments for variable rate instruments and $8.5 million representing basis swaps.

    The aggregate market value of interest rate swaps at year-end was a positive $499 thousand. The full year 1995 impact from swap activity on net interest income was a negative $4.0 million versus a negative $1.2 million impact for 1994. If interest rates increased one hundred basis points, First of America would increase net interest income $173 thousand over the next twelve months from its current interest rate swap agreements. Note 20 of the Notes to Consolidated Financial Statements included later in this document provides further detail on First of America's interest rate swap agreements.

    During 1994, First of America also entered into interest rate cap agreements as a means of managing interest rate risk. These caps were agreements to receive payments for interest rate differentials between an index rate and a specified maximum rate, computed on notional amounts. At December 31, 1995, First of America had no outstanding interest rate caps compared with $125 million in interest rate cap agreements at year-end 1994.

    Interest rate sensitivity of assets and liabilities is represented in a Gap report, Gap being the difference between rate sensitive assets and liabilities and includes the impact of off-balance sheet interest rate swap and cap agreements. Table XIV presents First of America's Gap position at December 31, 1995, for one year and shorter periods, and Table XV details the company's five year Gap position. The Gap reports' reliability in measuring the risk to income from a change in interest rates is tested through the use of simulation models. At year-end 1995 simulation models showed that less than two percent of First of America's annual net income was at risk if interest rates were to move up or down by one percent in a parallel fashion. However, changing economic conditions affect results, therefore, the management of First of America's interest rate sensitivity is an ongoing process. Management has determined that these simulations provide a more meaningful measurement of the company's interest rate risk positions than the following Gap tables.

INTEREST RATE SENSITIVITY -- SHORT TERM                                TABLE XIV
($ in millions)

                                                              0 to 30    0 to 60    0 to 90    0 to 180    0 to 365
December 31, 1995                                              Days       Days       Days        Days        Days
-------------------------------------------------------------------------------------------------------------------
ASSETS:
Other earning assets.......................................   $  284        284        284         284         285
Investment securities (1)..................................       74        193        301         632       1,369
Loans, net of unearned discount (2)........................    4,988      5,408      5,919       6,987       8,615
-------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets (RSA)..........................   $5,346      5,885      6,504       7,903      10,269
-------------------------------------------------------------------------------------------------------------------
LIABILITIES:(3)
Money market type deposits.................................   $3,597      3,597      3,597       3,597       3,597
Other core savings and time deposits.......................    1,236      2,149      3,030       4,420       6,577
Negotiated deposits........................................      365        519        664         738         780
Borrowings.................................................      802      1,109      1,406       1,585       1,777
Interest rate swap agreements (3)..........................      (12)        28         28          28          50
-------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities (RSL).....................   $5,988      7,402      8,725      10,368      12,781
-------------------------------------------------------------------------------------------------------------------
GAP (RSA - RSL)............................................   $ (642)    (1,517)    (2,221)     (2,465)     (2,512)
-------------------------------------------------------------------------------------------------------------------
RSA divided by RSL.........................................                                      76.22 %     80.35
GAP divided by total assets................................                                     (10.44)     (10.64)
-------------------------------------------------------------------------------------------------------------------

(1) Maturities of rate sensitive securities are based on contractual maturities and estimated prepayments.
(2) Maturities of rate sensitive loans are based on contractual maturities, estimated prepayments and estimated repricing.
(3) Maturities of rate sensitive liabilities and interest rate swaps are based on contractual maturities and estimated repricing.

INTEREST RATE SENSITIVITY -- LONG TERM                                  TABLE XV
($ in millions)

                                                      13 to           25 to           37 to           0 to
December 31, 1995                                   24 months       36 months       60 months       60 months
-------------------------------------------------------------------------------------------------------------
ASSETS:
Other earning assets.............................    $    --             --              --              285
Investment securities(1).........................      1,188          1,019           1,009            4,585
Loans, net of unearned discount(2)...............      1,911          1,829           2,700           15,055
-------------------------------------------------------------------------------------------------------------
Total rate sensitive assets (RSA)................    $ 3,099          2,848           3,709           19,925
-------------------------------------------------------------------------------------------------------------
LIABILITIES:(3)
Money market type deposits.......................    $   262            262             175            4,296
Other core savings and time deposits.............      3,131          1,830           1,630           13,168
Negotiated deposits..............................          5              4              87              876
Borrowings.......................................          2             --              --            1,779
Interest rate swap agreements(3).................        (25)           (25)             --               --
-------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities (RSL)...........    $ 3,375          2,071           1,892           20,119
-------------------------------------------------------------------------------------------------------------
GAP (RSA - RSL)..................................    $  (276)           777           1,817             (194)
-------------------------------------------------------------------------------------------------------------
RSA divided by RSL...............................                                                      99.04 %
GAP divided by total assets......................                                                      (0.82)
-------------------------------------------------------------------------------------------------------------

(1) Maturities of rate sensitive securities are based on contractual maturities and estimated prepayments.
(2) Maturities of rate sensitive loans are based on contractual maturities, estimated prepayments and estimated repricing.
(3) Maturities of rate sensitive liabilities and interest rate swaps are based on contractual maturities and estimated repricing.

CAPITAL STRENGTH

    REGULATORY REQUIREMENTS. First of America's capital policy is to maintain its capital levels above minimum regulatory guidelines. At December 31, 1992, the Federal Reserve required a tier I risk based capital ratio of 4.00 percent and a total risk based capital ratio of 8.00 percent. In 1991, the Federal Reserve also adopted a new leverage capital adequacy standard. This ratio compares tier I capital to reported total assets and requires a minimum ratio of
4.00 percent in order to be categorized as adequately capitalized. As shown in Table XVI, at December 31, 1995, First of America's capital ratios exceeded required regulatory minimums with a tier I risk based ratio of 9.52 percent, a total risk based ratio of 12.89 percent and a tier I leverage ratio of 6.70 percent. Capital ratios exclude the mark-to-market adjustment for Available for Sale securities in accordance with the Federal Reserve's regulations.

    The long term debt which qualified as tier II capital at December 31, 1995, consisted of $150 million in 8.5% Subordinated Notes Due February 1, 2004, a $10.0 million 6.35% Subordinated Note which matures ratably over a five year period beginning December 31, 2003, $3.1 million in 10.675% Subordinated Notes due in equal installments through 1998 and the above mentioned $200 million in 7.75% Subordinated Notes Due July 15, 2004. This debt is included in tier II capital on a weighted maturity basis. Additional information relating to First of America's various long term debt agreements is provided in Note 11 of the Notes to Consolidated Financial Statements included later in this document.

RISK-BASED CAPITAL                                                     TABLE XVI
($ in thousands)

December 31,                                                                 1995         1994         1993
------------------------------------------------------------------------------------------------------------------
TIER I CAPITAL:
Common shareholders' equity............................................   $1,827,981    1,578,888    1,523,437
Less: Intangibles......................................................      227,303      252,979      138,423
  Net unrealized gain (loss) on securities available for sale..........       25,939      (92,271)      31,531
  Section 20 affiliate debt and equity.................................       12,500           --           --
------------------------------------------------------------------------------------------------------------------
Tier I capital.........................................................    1,562,239    1,418,180    1,353,483
------------------------------------------------------------------------------------------------------------------
TIER II CAPITAL:
Allowance for loan losses*.............................................      205,515      210,164      179,094
Qualifying long term debt..............................................      360,000      361,867      167,396
Less: Section 20 affiliate debt and equity.............................       12,500           --           --
------------------------------------------------------------------------------------------------------------------
Tier II capital........................................................      553,015      572,031      346,490
------------------------------------------------------------------------------------------------------------------
Total capital..........................................................   $2,115,254    1,990,211    1,699,973
------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL RATIOS:
Tier I.................................................................         9.52%        8.44         9.45
Total..................................................................        12.89        11.85        11.87
Tier I leverage ratio..................................................         6.70         5.81         6.43
------------------------------------------------------------------------------------------------------------------

* Limited to 1.25% of total risk-weighted assets.

    TOTAL SHAREHOLDERS' EQUITY. First of America's total shareholders' equity increased 15.8 percent to $1.8 billion at year-end 1995. The increase in equity was the result of $128.0 million in earnings retention and the $118.2 million positive change in the adjustment to equity for available for sale securities.

IN CONCLUSION

    In the effort to fully fund the Savings Association Insurance Fund (SAIF), the U.S. Congress has been considering legislation which would assess a one-time premium on thrift deposits insured by SAIF of which First of America has approximately $4.5 billion. When this legislation is finally enacted which is expected during 1996, First of America will accrue the required liability which could result in a maximum, one-time expense of $38 million, or $0.39 per share. After the one-time charge, the premium rate on thrift deposits is expected to match the lower bank deposit rate.

    First of America's management remains committed to its long term goals of a return on assets of 1.25 percent, an efficiency ratio below 60 percent and a return on equity of 17 to 18 percent. The benefits of its internal restructuring effort, combined with a company-wide emphasis on pricing products by market and customer type and a focus on the business lines which drive higher profitability, provide the fundamentals for the achievement of these goals in the future.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

STATEMENT OF MANAGEMENT RESPONSIBILITY

    The following consolidated financial statements and accompanying notes to the consolidated financial statements of First of America have been prepared by management, which has the responsibility for their integrity and objectivity. The statements have been prepared in accordance with generally accepted accounting principles to reflect, in all material respects, the substance of financial events and transactions occurring during the respective periods.

    In meeting its responsibility, management relies on First of America's accounting systems and related internal controls. These systems are designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Augmenting these systems are written policies and procedures and audits performed by First of America's internal audit staff.

    The consolidated financial statements and notes to the consolidated financial statements of First of America, have been audited by the independent certified public accounting firm, KPMG Peat Marwick LLP, which was engaged to express an opinion as to the fairness of presentation of such financial statements.

    Daniel R. Smith                                      Thomas W. Lambert
    Daniel R. Smith                                      Thomas W. Lambert
    Chairman and                                         Executive Vice President and
    Chief Executive Officer                              Chief Financial Officer

LETTER OF AUDIT COMMITTEE CHAIRMAN

    The audit committee of the Board of Directors is composed of six independent directors with Robert L. Hetzler as chairman. The committee held five meetings during fiscal year 1995.

    The audit committee oversees First of America's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the committee recommended to the Board of Directors, subject to shareholder approval, the selection of First of America's independent auditor. The audit committee discussed with the internal auditor and the independent auditor the overall scope and specific plans for their respective audits. The committee additionally discussed First of America's consolidated financial statements and the adequacy of First of America's internal controls. The committee also met with First of America's internal auditor and independent auditor, without management present, to discuss the results of their audits, their evaluations of First of America's internal controls and the overall quality of First of America's financial reporting. This meeting was designed to facilitate private communications between the committee, the internal auditor and the independent auditor.

    The audit committee believes that, for the period ended December 31, 1995, its duties, as indicated, were satisfactorily discharged and that First of America's system of internal controls is adequate.

Robert L. Hetzler
Robert L. Hetzler
Chairman
Audit Committee

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors,
First of America Bank Corporation:

    We have audited the accompanying consolidated balance sheets of First of America Bank Corporation and its subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First of America Bank Corporation and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Chicago, Illinois
January 17, 1996

CONSOLIDATED BALANCE SHEETS
($ in thousands)

December 31,                                                                           1995           1994
-------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks..........................................................   $ 1,207,062     1,060,788
Bank time deposits...............................................................        49,349        34,883
Federal funds sold and resale agreements.........................................       220,388        20,388
Securities:
  Securities held to maturity, market value of $2,942,793 at December 31, 1994...            --     3,112,876
  Securities available for sale, amortized cost of $5,020,954 at December 31,
    1995 and $2,694,929 at December 31, 1994.....................................     5,060,746     2,587,626
Loans, net of unearned income:
  Consumer.......................................................................     4,504,255     5,799,025
  Commercial, financial and agricultural.........................................     2,589,038     2,344,969
  Commercial real estate.........................................................     3,812,001     3,423,268
  Residential real estate........................................................     5,070,369     5,237,400
  Loans held for sale, market value of $104,132 for 1995 and $30,310 for 1994....       101,279        30,196
                                                                                    -----------    ----------
    Total loans..................................................................    16,076,942    16,834,858
    Less: Allowance for loan losses..............................................       241,182       228,115
                                                                                    -----------    ----------
    Net loans....................................................................    15,835,760    16,606,743
Premises and equipment, net......................................................       465,498       476,165
Other assets.....................................................................       761,292       669,233
-------------------------------------------------------------------------------------------------------------
TOTAL ASSETS.....................................................................   $23,600,095    24,568,702
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Non-interest bearing...........................................................   $ 2,925,679     2,810,203
  Interest bearing...............................................................    16,416,788    17,390,063
                                                                                    -----------    ----------
    Total deposits...............................................................    19,342,467    20,200,266
Securities sold under repurchase agreements......................................       429,483       583,184
Other short term borrowings......................................................     1,220,482     1,299,555
Long term debt...................................................................       490,315       681,236
Other liabilities................................................................       289,367       225,573
                                                                                    -----------    ----------
      Total liabilities..........................................................    21,772,114    22,989,814
                                                                                    -----------    ----------
SHAREHOLDERS' EQUITY
Common stock - $10 par value:
              Authorized     Outstanding
    1995    100,000,000    63,283,857
    1994    100,000,000    62,849,209............................................       632,839       628,492
Capital surplus..................................................................       283,409       284,877
Net unrealized gain/(loss) on securities available for sale, net of tax expense
  of $13,853 for 1995 and net of tax benefit of $15,032 for 1994.................        25,939       (92,271)
Retained earnings................................................................       885,794       757,790
                                                                                    -----------    ----------
    Total shareholders' equity...................................................     1,827,981     1,578,888
-------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......................................   $23,600,095    24,568,702
-------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)

Year ended December 31,                                                    1995          1994          1993
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans and fees on loans..............................................   $1,473,210      1,277,950    1,217,139
Securities:
  Taxable income.....................................................      304,145        303,098      262,871
  Tax exempt income..................................................       13,317         17,480       28,102
Federal funds sold and resale agreements.............................        4,651          2,229        2,744
Bank time deposits...................................................        1,201            120          110
                                                                        ----------      ---------    ---------
Total interest income................................................    1,796,524      1,600,877    1,510,966
                                                                        ----------      ---------    ---------
INTEREST EXPENSE
Deposits.............................................................      725,161        567,935      570,499
Short term borrowings................................................      100,684         60,389       18,546
Long term debt.......................................................       46,683         33,818       19,904
                                                                        ----------      ---------    ---------
Total interest expense...............................................      872,528        662,142      608,949
                                                                        ----------      ---------    ---------
NET INTEREST INCOME..................................................      923,996        938,735      902,017
Provision for loan losses............................................       91,488         86,571       84,714
                                                                        ----------      ---------    ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES..................      832,508        852,164      817,303
                                                                        ----------      ---------    ---------
NON-INTEREST INCOME
Service charges on deposit accounts..................................      100,281         89,164       84,648
Trust and financial services income..................................       94,179         81,717       77,290
Investment securities transactions, net..............................           62          5,349       16,753
Bank card revenue....................................................       60,449         43,216       39,964
Mortgage banking revenue.............................................       31,505         23,461       39,099
Other operating income...............................................       59,624         41,466       34,430
                                                                        ----------      ---------    ---------
Total non-interest income............................................      346,100        284,373      292,184
                                                                        ----------      ---------    ---------
NON-INTEREST EXPENSE
Personnel............................................................      430,977        430,563      403,119
Occupancy, net.......................................................       64,108         60,471       55,093
Equipment............................................................       59,322         56,111       53,376
Outside data processing..............................................       18,825         17,524       14,963
Amortization of intangibles..........................................       21,146         16,577        8,902
Other operating expenses.............................................      220,893        232,172      228,075
                                                                        ----------      ---------    ---------
Total non-interest expense...........................................      815,271        813,418      763,528
                                                                        ----------      ---------    ---------
Income before income taxes...........................................      363,337        323,119      345,959
Income taxes.........................................................      126,629        102,616       98,574
--------------------------------------------------------------------------------------------------------------
NET INCOME...........................................................   $  236,708        220,503      247,385
--------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE
Primary..............................................................   $     3.73           3.69         4.20
Fully Diluted........................................................         3.73           3.69         4.14
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
($ in thousands, except per share data)

                                                                                       Net Unrealized
                                                                                       Gain (Loss) on
                                                 Preferred    Common     Capital         Securities         Retained
                                                   Stock       Stock     Surplus     Available for Sale     Earnings      Total
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993......................   $ 74,586     570,141     211,290                --          479,474    1,335,491
Net Income....................................                                                               247,385      247,385
Issuance of stock:
 Acquisition of subsidiaries..................                    957       3,026                                           3,983
 Stock Options Exercised......................                    526         606                                           1,132
 Other........................................                     29        (358)                                           (329)
Repurchase and conversions....................    (74,586)     23,554      51,032                                               0
Implementation of change in accounting for
 securities available for sale, net of tax of
 $17,263......................................                                               31,531                        31,531
Cash dividends declared:
 Preferred....................................                                                                (6,153)      (6,153)
 Common -- $1.50 per share....................                                                               (89,603)     (89,603)
                                                 ---------    -------     -------          --------          --------    ---------
BALANCE, DECEMBER 31, 1993....................          --    595,207     265,596            31,531          631,103    1,523,437
Net Income....................................                                                               220,503      220,503
Issuance of stock:
 Acquisition of subsidiaries..................                 66,747     109,000            (1,929)           5,618      179,436
 Stock Options Exercised......................                    232         228                                             460
 Other........................................                               (268)                                           (268)
Repurchase and conversions....................                (33,694)    (89,679)                                       (123,373)
Change in market value adjustment of securities
 available for sale, net of tax benefit of
 $32,296......................................                                             (121,873)                     (121,873)
Cash dividends declared:
 Common -- $1.64 per share....................                                                               (99,434)     (99,434)
                                                 ---------    -------     -------          --------          --------   ---------
BALANCE, DECEMBER 31, 1994....................          --    628,492     284,877           (92,271)         757,790    1,578,888
Net Income....................................                                                               236,708      236,708
Issuance of stock:
 Acquisition of subsidiaries..................                  3,336      (2,243)                                          1,093
 Stock Options Exercised......................                  1,016       1,089                                           2,105
 Other........................................                     (5)       (314)                                           (319)
Change in market value adjustment of securities
 available for sale, net of tax expense of
 $28,885......................................                                              118,210                       118,210
Cash dividends declared:
 Common -- $1.72 per share....................                                                              (108,704)    (108,704)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995....................   $      --    632,839     283,409            25,939          885,794    1,827,981
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

Year ended December 31,                                                  1995           1994          1993
--------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income..........................................................   $   236,708       220,503       247,385
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................        48,263        46,295        39,838
  Provision for loan losses.........................................        91,488        86,571        84,714
  Provision for deferred taxes......................................        (7,372)       (4,974)       (7,514)
  Amortization of intangibles.......................................        21,146        16,577         8,902
  (Gain) loss on sale of securities available for sale/held for
    sale............................................................        (3,707)       (5,349)      (16,753)
  (Gain) loss on sale of mortgage loans held for sale...............       (19,627)      (11,697)      (29,456)
  (Gain) loss on sale of other assets...............................       (16,577)          625          (638)
  Proceeds from the sales of mortgage loans held for sale...........       959,721       953,310     1,618,695
  Originations of mortgage loans held for sale, net.................    (1,011,177)     (605,953)   (1,891,928)
Change in assets and liabilities net of acquisitions:
  (Increase) decrease in interest and other income receivable.......       (81,195)       (4,031)      (35,868)
  (Increase) decrease in other assets...............................      (233,389)       42,044       136,955
  Increase (decrease) in accrued expenses and other liabilities.....        38,068         1,510        32,947
                                                                       -----------    ----------    ----------
      Net cash from operating activities............................        22,350       735,431       187,279
                                                                       -----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the maturities of investment securities (held to
  maturity).........................................................       368,738       448,395       921,031
Purchases of investment securities (held to maturity)...............      (191,325)   (1,718,714)   (2,820,565)
Proceeds from the sale of securities available/held for sale........       785,239     1,776,724     1,269,875
Proceeds from the maturities of securities available/held for
  sale..............................................................       518,927       843,109       433,191
Purchases of securities available/held for sale.....................      (698,163)   (1,649,902)     (262,301)
Proceeds from the securitization of loans...........................       498,588            --            --
Net other (increase) decrease in loans and leases...................       251,990    (2,039,577)     (398,592)
Premises and equipment purchased....................................       (63,485)      (68,993)      (93,203)
Proceeds from the sale of premises and equipment....................        42,466         3,500         2,337
(Acquisition) sale of affiliates, net of cash acquired..............        (4,369)      352,131       475,263
                                                                       -----------    ----------    ----------
      Net cash flows used in investing activities...................     1,508,606    (2,053,327)     (472,964)
                                                                       -----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short term deposits......................      (164,820)      504,409        50,203
Net increase (decrease) in time deposits............................      (692,979)      (97,744)     (364,628)
Net increase (decrease) in short term borrowings....................      (232,774)      861,310       656,055
Proceeds from issuance of long term debt............................        25,004       738,701       222,475
Repayments of long term debt........................................      (213,470)     (311,658)     (202,333)
Proceeds from issuance of common stock..............................         2,105           460         1,132
Dividends paid......................................................      (107,429)      (96,670)      (92,333)
Payments for purchase and retirement of common stock................            --      (123,373)           --
Other, net..........................................................          (319)         (268)         (329)
                                                                       -----------    ----------    ----------
      Net cash provided by financing activities.....................    (1,384,682)    1,475,167       270,242
                                                                       -----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents................       146,274       157,271       (15,443)
Cash and cash equivalents at beginning of year......................     1,060,788       903,517       918,960
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT YEAR END...............................   $ 1,207,062     1,060,788       903,517
--------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. The significant accounting and reporting policies of First of America Bank Corporation and its subsidiaries follow.

NATURE OF BUSINESS:

    First of America Bank Corporation is a multi-bank holding company headquartered in Kalamazoo, Michigan and was incorporated as a Michigan corporation in May 1971. Its principal activity consists of owning and supervising four affiliate financial institutions which operate general, commercial banking businesses from 613 banking offices and facilities located in Michigan, Florida, Illinois and Indiana. The Registrant also has divisions and non-banking subsidiaries which provide mortgage, trust, data processing, pension consulting, revolving credit, securities brokerage and investment advisory services.

CONSOLIDATION:

    The consolidated financial statements include the accounts of First of America and its subsidiaries, after elimination of significant intercompany transactions and accounts. Goodwill, the cost over the fair value of assets acquired, is amortized on a basis which matches the periods estimated to be benefitted. First of America's policy is to amortize goodwill generated from acquisitions over a fifteen year period and core deposit intangibles over their estimated lives, not to exceed ten years.

BASIS OF PRESENTATION:

    Certain amounts in the prior years' financial statements have been reclassified to conform with current financial statement presentation. First of America uses the accrual basis of accounting for financial reporting purposes, except for immaterial sources of income and expenses which are recorded when received or paid.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES:

    In accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," Securities Held to Maturity include only those securities which First of America has the positive intent and ability to hold until maturity. Such securities are carried at cost adjusted for amortization of premium and accretion of discount, computed in a manner which approximates the interest method. Using the specific identification method, the adjusted cost of each security sold is used to compute realized gains or losses on the sales of these securities.

    In accordance with Statement No. 115, Securities Available for Sale include those securities which would be available to be sold prior to final maturity in response to asset-liability management needs. Using the specific identification method such securities are carried at market value with a corresponding market value adjustment carried as a separate component of the equity section of the balance sheet on a net of tax basis. The adjusted cost of each security sold is used to compute realized gains or losses on the sales of these securities.

LOANS HELD FOR SALE:

    Loans held for sale consist of fixed rate and variable rate residential mortgage loans with maturities of fifteen to thirty years. Such loans are recorded at the lower of aggregate cost or estimated fair value.

ALLOWANCE FOR LOAN LOSSES:

    Losses on loans are charged to the allowance for loan losses. The allowance is increased by recoveries of principal and interest previously charged to the allowance and by a provision charged against income. Management determines the adequacy of the allowance based on reviews of individual loans, recent loss experience, current economic conditions, risk characteristics of various categories of loans and such other factors which, in management's judgement, deserve recognition in estimating possible loan losses.

    On January 1, 1995, First of America adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under the provisions of Statement No. 114, a separate allowance for loan losses was identified for impaired loans as defined by the statement. On January 1, 1995, First of America identified $82.8 million of impaired loans under the guidelines of Statement No. 114. This resulted in an allowance for impaired loan losses of $17.4 million which was transferred from the general allowance on that date.

NON-PERFORMING LOANS:

    Loans are considered non-performing when placed in non-accrual status or when terms are renegotiated meeting the definition of troubled debt restructuring of Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring."

    Commercial, commercial mortgage and residential mortgage loans are placed in non-accrual status when, in the opinion of management, there is doubt as to collectibility of interest or principal, or when principal or interest is past due 90 days or more and the loan is either not well secured or in the process of collection. Consumer and revolving loans are generally charged off when payments are 120 days past due; therefore, they are not included in non-performing loans.

    Loans are considered to be renegotiated when concessions have been granted, such as reduction of interest rates or deferral of interest or principal payments, as a result of the borrower's financial condition.

    Management has determined that First of America's non-accrual and renegotiated commercial and commercial mortgage loans meet the definition for impaired loans under Statement No. 114. Payments received on non-accrual loans are applied to the principal balance.

OTHER REAL ESTATE OWNED:

    Other real estate owned includes, primarily, properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is recorded in other assets at the lower of the amount of the loan balance plus unpaid accrued interest or the current fair value. Any write-down of the loan balance to fair value when the property is acquired is charged to the allowance for loan losses. Subsequent market write-downs, operating expenses, and gains or losses on the sale of other real estate are charged or credited to other operating expense.

ORIGINATED MORTGAGE SERVICING RIGHTS:

    Effective January 1, 1995, First of America adopted Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65," which requires the recognition as separate assets the rights to service mortgage loans for others, however those rights are acquired. After the residential mortgage loan portfolio is stratified by servicing type, loan type, rate type and interest rate type, the fair value of the Originated Mortgage Servicing Rights (OMSRs) is determined using the present value of estimated expected future cash flows assuming a market discount rate and certain forecasted prepayment rates based on industry experience. The OMSRs are amortized in proportion to and over the period of the estimated net servicing income.

    At December 31, 1995, First of America had capitalized $3.3 million in OMSRs with a fair market value of $3.2 million, resulting in an impairment allowance and impairment expense of $95.7 thousand. Amortization expense of $193.5 thousand had also been incurred.

PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost, less accumulated depreciation, and include capital leases, expenditures for new facilities and additions which materially extend the useful lives of existing premises and equipment. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal, and the resulting gains or losses are reflected in operations.

    Depreciation is computed principally by the straight-line method and is charged to operations over the estimated useful lives of the assets. Capital leases and leasehold improvements are being amortized over the lesser of the remaining term of the respective lease or the estimated useful life of the asset.

LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

    On January 1, 1996, First of America adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized based on current fair values. Because First of America regularly reviews its long-lived assets for impairment and adjusts the carrying amounts as appropriate, the adoption of this statement did not have a material impact on the financial statements of the corporation.

INTEREST INCOME ON LOANS:

    Interest income on loans is recognized over the terms of the loans based on the unpaid principal balance. Interest accrual on loans is discontinued when, in the opinion of management, the ultimate full collection of both principal and interest is in doubt, unless the loan is well secured and in the process of collection. Interest previously accrued on charged off loans is reversed, by charging interest income, to the extent of the amount included in current year income. The excess, if any, is charged to the allowance for loan losses.

LOAN FEES:

    Non-refundable loan origination fees and direct loan origination costs are deferred and amortized as an adjustment of yield by a method that approximates the interest method. The deferred fees and costs are netted against outstanding loan balances. When a loan is placed into non-accrual status, amortization of the loan fees and costs is stopped until the loan returns to accruing status.

    Deferred fees and costs related to credit card loans are included in other assets and other liabilities and are amortized to non-interest income over a twelve month period.

INCOME TAX:

    Income taxes are accounted for under the asset and liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INTEREST RATE CAPS AND INTEREST RATE SWAPS:

    At December 31, 1994, First of America adopted the provisions of Financial Accounting Standards Board Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

    In accordance with Statement No. 119, for all derivative financial instruments, an entity is required to disclose the following for each category: the face or contract amount and the nature and terms, including, the credit and market risk, cash requirements and related accounting policies. The corporation and its subsidiaries have entered into interest rate caps and interest rate swaps as a hedge against certain deposit and debt liabilities in an attempt to manage interest rate sensitivity.

    Interest rate caps are agreements to make payments for interest rate differentials between an index rate and a specified maximum rate, computed on notional amounts. Interest rate swaps are contracts that represent an exchange of interest payments and the underlying principal balances of the assets or liabilities are not affected. Net settlement amounts are reported as adjustments to interest income or interest expense. Gains and losses from the termination of interest rate swaps are deferred and amortized over the remaining lives of the designated balance sheet liability. When the swap becomes uncovered during the swap agreement period, the swap is immediately marked-to-market with a corresponding charge to current earnings.

NOTE 2: BUSINESS COMBINATIONS

    Information relating to mergers and acquisitions for the three year period ended December 31, 1995 follows.

                                                                                                                   Intangible
                                                               Financial         Number of                           Assets
                                              Date of          Reporting          Common          Cash Paid/       Acquired at
                                            Acquisition         Value*         Shares Issued      Debt Issued      Acquisition
------------------------------------------------------------------------------------------------------------------------
West Suburban Financial Corp.
  (Illinois)............................    Aug. 4, 1995               --               --        $     1,000               --
Underwriting Consultants, Inc.
  (Michigan)............................    Feb. 1, 1995      $     1,000          148,170                 --               **
New England Trust Company (Rhode
  Island)...............................    Jan. 1, 1995        1,092,000          185,327                 --               **
Presidential Holding Corp. (Florida)....   Dec. 31, 1994        6,714,000          704,515                 --               **
F&C Bancshares, Inc. (Florida)..........   Dec. 31, 1994       35,064,000        2,132,105                 --               **
First Park Ridge Corp. (Illinois).......    Oct. 1, 1994       75,890,000        2,199,733                 --      $40,461,000
LGF Bancorp, Inc. (Illinois)............     May 1, 1994       61,902,000        1,645,245                 --       25,664,000
Goldome Federal Branches (Florida)......   Apr. 15, 1994       60,015,000               --         58,380,000       60,015,000
Citizens Federal Branches (Illinois)....   Aug. 26, 1993       20,224,000               --         20,098,000       20,244,000
Kewanee Investing Co., Inc.
  (Illinois)............................   April 1, 1993        3,983,000           95,668                 --        1,025,000
------------------------------------------------------------------------------------------------------------------------

 * Includes direct acquisition costs on all purchased affiliates.
** Accounted for as a pooling of interests with no restatement of prior periods as the amounts involved were not material to First of America.

    On February 28, 1995, First of America Investment Corporation purchased for $4,742,000 in cash a 49 percent interest in Gulfstream Global Investors LTD, an investment management firm based in Dallas, Texas. Gulfstream Global Investors LTD acts as the investment advisor for the Parkstone International Discovery Fund.

    Goodwill, the cost over the fair value of assets acquired, is amortized on a basis which matches the periods estimated to be benefitted. Core deposit premiums are amortized over ten years approximating the benefitted periods. All intangible assets are reviewed annually for permanent impairment using a discounted cash flow analysis. Total intangibles, which is included in other assets in the Consolidated Balance Sheets, amounted to $226,979,000 at December 31, 1995 and $252,979,000 at December 31, 1994.

NOTE 3: RESTRICTIONS ON CASH AND DUE FROM BANKS

    Federal regulations require First of America to maintain as reserves, minimum cash balances based on deposit levels at subsidiary banks. Cash balances restricted from usage due to these requirements were $359,319,000 and $296,840,000 at December 31, 1995 and 1994, respectively.

NOTE 4: CASH FLOW

    For the purpose of reporting cash flows, cash and cash equivalents include only cash and due from banks. The following schedule presents noncash investing activities for the years 1995, 1994 and 1993.

                                                 Fair Value of
                                                 Noncash Assets     Liabilities        Common
              ($ in thousands)                      Acquired          Assumed       Stock Issued      Net Cash Paid
--------------------------------------------------------------------------------------------------------------------
PURCHASE OF AFFILIATES
1995
Gulfstream Global Investors..................       $  4,742               --              --               4,742
1994
Goldome Federal Branches.....................         59,204          378,064              --            (318,860)
LGF Bancorp, Inc. ...........................        425,819          365,695          61,902              (1,778)
First Park Ridge Corporation.................        352,077          291,563          75,890             (15,376)
1993
Citizens Federal Branches....................         25,113          499,337              --            (474,224)
Kewanee Investing Company....................         28,737           25,793           3,983              (1,039)
--------------------------------------------------------------------------------------------------------------------

    The following schedule details supplemental disclosures for the cash flow statements:

                                                     Assets              Assets
                                                  Transferred        Transferred to
                                   Loans         to Securities       Securities Held    Total Interest    Total Income
      ($ in thousands)          Securitized    Available for Sale       for Sale             Paid          Taxes Paid
----------------------------------------------------------------------------------------------------------------------
1995.........................    $ 503,976          2,851,746                 --            864,519           92,338
1994.........................       38,838                 --                 --            641,886          115,193
1993.........................      113,380          3,212,687            465,697            576,945          108,399
----------------------------------------------------------------------------------------------------------------------

    In conjunction with the Financial Accounting Standards Board's ("FASB") issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, FASB approved the transfer of securities from the Held to Maturity to the Available for Sale classification during the period from November 15, 1995, to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 1, 1995, First of America's portfolio of Securities Held to Maturity was transferred, in its entirety, to the classification of Securities Available for Sale. The unrealized gain related to the transferred securities was $3.9 million (after tax) and was recognized as a component of shareholders' equity.

NOTE 5: SECURITIES

    At December 31, 1995, First of America had no Securities Held to Maturity. Refer to Note 4 for a discussion of the transfer of Securities Held to Maturity to the Securities Available for Sale classification. The amortized cost and estimated market value of Securities Held to Maturity at December 31, 1994 and their gross unrealized gains and losses for 1994 follow.

                                                     1994
---------------------------------------------------------------------------------------------------------------
                                                                          Estimated      Gross         Gross
                                                            Amortized      Market      Unrealized    Unrealized
                    ($ in thousands)                           Cost         Value        Gains         Losses
---------------------------------------------------------------------------------------------------------------
U.S. government and agency securities....................   $2,296,929    2,169,536         910        128,303
State and municipal securities...........................      244,298      245,559       4,091          2,830
Other securities.........................................      571,649      527,698          --         43,951
---------------------------------------------------------------------------------------------------------------
Total....................................................   $3,112,876    2,942,793       5,001        175,084
---------------------------------------------------------------------------------------------------------------

    The amortized cost and estimated market value of Securities Available for Sale at December 31, 1995 and 1994 follow.

                                                                       1995                       1994
---------------------------------------------------------------------------------------------------------------
                                                                            Estimated                 Estimated
                                                              Amortized      Market      Amortized     Market
                     ($ in thousands)                            Cost         Value        Cost         Value
---------------------------------------------------------------------------------------------------------------
U.S. government and agency securities......................   $4,068,386   4,098,741    2,512,227    2,408,432
State and municipal securities.............................      248,947     258,707        1,521        1,523
Collateralized mortgage obligations........................      579,788     579,441       99,451       96,040
Other securities...........................................      123,833     123,857       81,730       81,631
---------------------------------------------------------------------------------------------------------------
Total......................................................   $5,020,954    ,060,746    2,694,929    2,587,626
---------------------------------------------------------------------------------------------------------------

    The following table details the gross unrealized gains and losses on Securities Available for Sale at December 31, 1995 and 1994.

                                                              1995                              1994
----------------------------------------------------------------------------------------------------------------
                                                     Gross            Gross            Gross            Gross
                                                   Unrealized       Unrealized       Unrealized       Unrealized
                ($ in thousands)                     Gains            Losses           Gains            Losses
----------------------------------------------------------------------------------------------------------------
U.S. government and agency securities...........    $ 30,355             --              436            104,231
State and municipal securities..................       9,760             --                2                 --
Collateralized mortgage obligations.............          --            347               22              3,433
Other securities................................          24             --               --                 99
----------------------------------------------------------------------------------------------------------------
Total...........................................    $ 40,139            347              460            107,763
----------------------------------------------------------------------------------------------------------------

    Except as indicated below, total securities of no individual state, political subdivision or other issuer exceeded 10% of shareholders' equity at December 31, 1995. At December 31, 1995 and 1994, the book value of securities issued by the State of Michigan and all of its political subdivisions totaled approximately $126,225,000 and $150,978,000, respectively, with a market value of approximately $130,570,000 and $151,074,000, respectively. The securities at December 31, 1995, represent a wide range of ratings, all of "investment grade" with a substantial portion rated A-1 or higher. First of America has no concentration of credit risk in its investment portfolio.

    Assets, principally securities, carried at approximately $1,516,639,000 at December 31, 1995, and $1,467,386,000 at December 31, 1994, were pledged to secure public deposits, exercise trust powers and for other purposes required or permitted by law.

SECURITIES AVAILABLE FOR SALE
MATURITY DISTRIBUTION AND PORTFOLIO YIELDS
($ in millions)

December 31, 1995                              One year or less          One year to five years        Five years to ten years
---------------------------------------------------------------------------------------------------------------------------------

                                        Market    Amortized            Market   Amortized             Market   Amortized
                                         Value      Cost      Yield     Value     Cost       Yield     Value     Cost      Yield
---------------------------------------------------------------------------------------------------------------------------------
U.S. government securities............  $ 170.9    170.5      5.78%   $  711.3     702.0      6.01%   $  51.8     49.2     6.78%
U.S. agency securities................     19.0     19.0      6.30       287.5     283.6      6.15      869.7    869.8     5.71
State and municipal securities*.......     67.7     67.3      7.35        77.1      73.6      9.56       20.0     18.7     8.60
Collateralized mortgage obligations...       --       --        --          --        --        --         .1       .1     6.42
Other securities......................    102.4    102.4      6.72         5.1       5.0      8.18        9.0      9.0     6.69
---------------------------------------------------------------------------------------------------------------------------------
Total.................................  $ 360.0    359.2      6.23%   $1,081.0   1,064.2      6.29%   $ 950.6    946.8     5.83%
---------------------------------------------------------------------------------------------------------------------------------
Market value as a percent of amortized
 cost.................................   100.22%                        101.58                         100.40
---------------------------------------------------------------------------------------------------------------------------------



December 31, 1995                                 after ten years                         Total
--------------------------------------------------------------------------------------------------------------------------
                                           Market      Amortized              Market      Amortized
                                            Value        Cost      Yield       Value         Cost     Yield
--------------------------------------------------------------------------------------------------------------------------
U.S. government securities............     $     --          --       --%     $  934.0       921.7     6.01%
U.S. agency securities................      1,988.5     1,974.3     6.03       3,164.7     3,146.7     5.96
State and municipal securities*.......         93.9        89.4     8.31         258.7       249.0     8.44
Collateralized mortgage obligations...        579.3       579.7     6.04         579.4       579.8     6.04
Other securities......................          7.4         7.4       --         123.9       123.8     7.00
--------------------------------------------------------------------------------------------------------------------------
Total.................................     $2,669.1     2,650.8     6.11%     $5,060.7     5,021.0     6.10%
--------------------------------------------------------------------------------------------------------------------------
Market value as a percent of amortized
 cost.................................       100.69                             100.79
---------------------------------------------------------------------------------------------------------------------------------


* Yields on state and political obligations have been adjusted to a taxable equivalent basis using a 35% tax rate. Yields are calculated on the basis of cost and weighted for the scheduled maturity and dollar amount of each issue.
--------------------------------------------------------------------------------

SECURITIES HELD TO MATURITY
($ in thousands)

December 31,                                            1994
---------------------------------------------------------------------
                                               Amortized     Average
                                                  Cost       Maturity
---------------------------------------------------------------------
U.S. government and agency securities.......   $2,296,929        2.7 yrs.
State and municipal securities..............      244,298        2.5
Other securities............................      571,649        3.2
---------------------------------------------------------------------
Total.......................................   $3,112,876
---------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
($ in thousands)

December 31,                                                         1995                         1994
--------------------------------------------------------------------------------------------------------------------
                                                            Amortized     Average        Amortized     Average
                                                               Cost       Maturity          Cost       Maturity
--------------------------------------------------------------------------------------------------------------------
U.S. government and agency securities....................   $4,068,386       2.4yrs.     $2,512,227       3.3 yrs
State and municipal securities...........................      248,947       6.1              1,521       7.5
Collateralized mortgage obligations......................      579,788       2.5             99,451       2.5
Other securities.........................................      123,833       2.1             81,730        --
--------------------------------------------------------------------------------------------------------------------
Total....................................................   $5,020,954                   $2,694,929
--------------------------------------------------------------------------------------------------------------------

NOTE 6: RISK ELEMENTS IN THE LOAN PORTFOLIO AND OTHER REAL ESTATE OWNED

    Assets earning at less than normal interest rates include (1) non-accrual loans, (2) restructured loans (loans for which the interest rate or principal balance has been reduced because of a borrower's financial difficulty) and (3) other real estate owned which has been acquired in lieu of loan balances due. Information concerning these assets, loans past due 90 days or more and other loans of concern (loans where known information about possible credit problems of borrowers causes management concern about the ability of such borrowers to comply with the present loan terms) at December 31, 1995 and 1994 follows:

($ in thousands)                                                                           1995       1994
------------------------------------------------------------------------------------------------------------
BALANCES OUTSTANDING:
Non-accrual loans.....................................................................   $104,174     96,814
Restructured loans....................................................................     12,327      4,852
Past due 90 days or more..............................................................     28,124     18,208
Other loans of concern................................................................     17,660     31,653
Other real estate owned (included in other assets)....................................     31,103     38,662
------------------------------------------------------------------------------------------------------------
Total.................................................................................   $193,388    190,189
------------------------------------------------------------------------------------------------------------

    Interest income of $3,052,000 and $3,801,000 during 1995 and 1994, respectively, was recognized as income on non-accrual and restructured loans. Had these loans been performing under the original contract terms, an additional $10,090,000 and $8,520,000 of interest would have been reflected in interest income during 1995 and 1994, respectively.

    First of America has no significant concentrations of credit risk. Its loan portfolio is well balanced both by type and by geographical area.

NOTE 7: LOANS TO RELATED PARTIES

    First of America's subsidiary banks have extended loans to directors and executive officers of the corporation and their associates and to the directors and executive officers of the corporation's significant subsidiaries and their associates (other than members of their immediate families). In conformance with First of America's written corporate policy and applicable laws and regulations, these loans to related parties were made in accordance with sound business and banking practices on non-preferential terms and rates available to non-insiders of comparable credit worthiness under similar circumstances. The loans do not involve more than the normal risk of collectibility or present other unfavorable features. All such extensions of credit must be properly documented as complying with this corporate policy. The aggregate loans outstanding as reported by the directors and executive officers of the corporation and its significant subsidiaries which exceeded $60,000 during 1995 totaled less than 5 percent of total shareholders' equity at year-end 1995. First of America relies on its directors and executive officers for identification of loans to their associates.

    First of America maintains a line of credit for First of America Securities, Inc. and First of America Community Development Corporation; at December 31, 1995 only First of America Community Development Corporation had any borrowings outstanding in the amount of $613,400. In conformance with First of America's corporate policy and applicable law, such extensions of credit to subsidiaries are made in accordance with sound banking practices and on non-preferential terms and rates.

    In the opinion of management, the amount and nature of these loans to related parties and subsidiaries do not materially affect the financial condition of First of America.

NOTE 8: ALLOWANCE FOR LOAN LOSSES

    An analysis of the transactions in the allowance for loan losses for 1995, 1994 and 1993 follows.

                        ($ in thousands)                              1995            1994            1993
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year.......................................   $ 228,115        188,664         176,793
Additions: Provision charged against income......................      91,488         86,571          84,714
           Allowance of acquired banks, net......................          --         11,420              50
           Recoveries............................................      56,938         38,134          35,863
-------------------------------------------------------------------------------------------------------------
                                                                      376,541        324,789         297,420
Less: Loans charged off..........................................    (135,359)       (96,674)       (108,756)
-------------------------------------------------------------------------------------------------------------
Balance, end of year.............................................   $ 241,182        228,115         188,664
-------------------------------------------------------------------------------------------------------------

    Management has evaluated the loan portfolio and determined that the balance in the allowance for loan losses is adequate in light of the composition of the loan portfolio, economic conditions and other pertinent factors.

    As of December 31, 1995, the recorded investment in loans considered to be impaired under Statement No. 114 was $88.6 million with an average recorded investment in impaired loans during 1995 of approximately $81.9 million. Included in the impaired loans total were $42.6 million of impaired loans for which the related specific allowance for loan losses was $17.6 million. The remaining $46.0 million of impaired loans did not require a specific allowance for loan losses due to the net realizable value of loan collateral, guarantees and other factors.

NOTE 9: PREMISES AND EQUIPMENT

    A summary of premises and equipment at December 31, 1995 and 1994 follows.

                                      ($ in thousands)                                           1995       1994
------------------------------------------------------------------------------------------------------------------
Land........................................................................................   $ 78,326     77,458
Buildings and leasehold improvements........................................................    446,721    428,877
Equipment...................................................................................    363,241    365,554
Capital leases..............................................................................     24,115     25,082
                                                                                               --------    -------
                                                                                                912,403    896,971
Less:
Accumulated depreciation and amortization...................................................    446,905    420,806
------------------------------------------------------------------------------------------------------------------
Total.......................................................................................   $465,498    476,165
------------------------------------------------------------------------------------------------------------------

    First of America and certain of its subsidiaries have capital and operating leases for premises and equipment under agreements expiring at various dates through 2034. These leases, in general, provide for renewal options and options to purchase certain premises at fair values, and require the payment of property taxes, insurance premiums and maintenance costs. Total rental expense for all operating leases was $17,554,000 in 1995, $16,100,000 in 1994, and $10,936,000
in 1993.

    The future minimum payments by year, and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1995.

                           ($ in thousands)                              Capital Leases       Operating Leases
--------------------------------------------------------------------------------------------------------------
1996..................................................................      $  2,119                16,487
1997..................................................................         2,127                13,785
1998..................................................................         2,117                10,708
1999..................................................................         2,057                 8,762
2000..................................................................         2,042                 6,186
Thereafter............................................................        38,931                45,591
                                                                         --------------       ----------------
Total minimum lease payments..........................................        49,393               101,519
Amounts representing interest.........................................       (28,198)                   --
--------------------------------------------------------------------------------------------------------------
Present value of net minimum lease payments...........................      $ 21,195               101,519
--------------------------------------------------------------------------------------------------------------

NOTE 10: SHORT TERM BORROWINGS

    Information relating to securities sold under agreement to repurchase follows:

                        ($ in thousands)                               1995             1994            1993
--------------------------------------------------------------------------------------------------------------
At December 31:
Outstanding......................................................   $  429,483          583,184        664,531
Average interest rate............................................         5.83%            5.75           3.31
Daily average for the year:
Outstanding......................................................   $  546,232          709,205        326,383
Average interest rate............................................         6.07%            4.43           3.26
Maximum outstanding at any month end.............................   $1,087,851        1,229,099        664,531
--------------------------------------------------------------------------------------------------------------

    Securities sold under agreements to repurchase are secured transactions with customers, generally maturing within thirty days. As of December 31, 1995, First of America did not have repurchase agreements which exceeded 10 percent of total assets.

NOTE 11: LONG TERM DEBT

    Information relating to long term debt at December 31, 1995 and 1994 follows.

                                   ($ in thousands)                                        1995       1994
------------------------------------------------------------------------------------------------------------
PARENT COMPANY:
7.75% subordinated notes due July 15, 2004............................................   $200,000    200,000
10.625% subordinated notes payable in equal annual installments in 1990 through 1998,
  interest payable semi-annually......................................................      3,111      6,222
8.50% subordinated notes due February 1, 2004.........................................    150,000    150,000
Revolving credit agreement............................................................         --     30,000
6.35% subordinated debenture due December 31, 2007....................................     10,000     10,000
Capital lease obligations (Note 9)....................................................     19,970     20,198
                                                                                         --------    -------
                                                                                          383,081    416,420
SUBSIDIARIES:
Bank notes, with interest rates ranging from 4.875% to 5.05%, due through
  August 26, 1996.....................................................................    104,971    259,903
Notes payable through 2001............................................................         --      2,455
8.30% FHLB borrowing payable August 1996..............................................        820        820
Mortgages and land contracts, payable in installments through 1999 with interest rates
  ranging from 4.75% to 10.25%........................................................        218        303
Capital lease obligations (Note 9)....................................................      1,225      1,335
------------------------------------------------------------------------------------------------------------
TOTAL LONG TERM DEBT..................................................................   $490,315    681,236
------------------------------------------------------------------------------------------------------------

    First of America entered into a Three-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 and amended by the First Amendment dated December 9, 1994, and by the Second Amendment dated February 15, 1996 (collectively, the Credit Agreement). The Credit Agreement allows First of America to borrow on a standby revolving credit basis and an uncommitted competitive advance basis up to $350,000,000. The proceeds of all borrowings made pursuant to the Credit Agreement will be used to provide working capital and for other general corporate purposes.

    On July 26, 1994, First of America issued $200 million of 7 3/4% Subordinated Notes Due July 15, 2004, which are not subject to redemption prior to maturity and which qualify as tier II capital under the Federal Reserve Board's capital guidelines. The proceeds received from the Notes were used to discharge indebtedness incurred to fund the acquisition of the Goldome Federal branches, the repurchase of common stock and for other general corporate purposes.

    During August 1994, certain First of America bank subsidiaries began issuing Bank Notes Due from 30 Days to 10 Years from Date of Issue. The Bank Notes which are long term are included in the preceding table. The proceeds from the sale of the notes were used for general operating purposes by the issuing banks.

    The various loan agreements include restrictions on consolidated capital. First of America's net worth, under the most restrictive loan covenant, may not be less than $1,421,141,000. The indebtedness of subsidiary banks is subordinated to the claims of their depositors and certain other creditors. Management has determined that First of America is in compliance with all of its loan covenants.

    Maturities of outstanding indebtedness at December 31, 1995 follow.

                                                                                                    Total Principal
($ in thousands)                                                                                      Amount Due
-------------------------------------------------------------------------------------------------------------------
Year ending December 31,
1996.............................................................................................      $ 109,316
1997.............................................................................................            432
1998.............................................................................................            460
1999.............................................................................................            441
2000.............................................................................................            463
Thereafter.......................................................................................        379,203
-------------------------------------------------------------------------------------------------------------------
Total............................................................................................      $ 490,315
-------------------------------------------------------------------------------------------------------------------

NOTE 12: PREFERRED STOCK

    First of America has reserved 500,000 shares of preferred stock for issuance as Series A Junior Participating Preferred Stock ("Series A Preferred") upon the exercise of certain preferred stock purchase rights (each a "Right") issued to holders of and in tandem with shares of First of America Common Stock.

    If issued, each share of Series A Preferred is entitled to 100 votes on all matters submitted to a vote of the shareholders of First of America. Additionally, in the event First of America fails to pay dividends on the Series A Preferred for four full quarters, holders of the Series A Preferred have certain rights to elect additional directors of the company. Except as described in the Rights Agreement, holders of the Series A Preferred have no preemptive rights to subscribe for additional securities which the company may issue. The Series A Preferred will not be redeemable. Each share of Series A Preferred will, subject to the rights of any other preferred stock the company may issue ranking senior to the Series A Preferred, if any, be entitled to preferential quarterly dividends equal to the greater of $10.00, or subject to certain adjustments, 100 times the dividend declared per share of First of America Common Stock. Upon liquidation of the company, holders of Series A Preferred will, subject to the rights of senior securities, be entitled to a preferential liquidation payment equal to $190.00 per share, plus accrued and unpaid dividends. In the event of any merger, consolidation, or other transaction in which shares of First of America Common Stock are exchanged, each share of Series A Preferred will, subject to the rights of senior securities, be entitled to receive 100 times the amount received per share common stock. The rights of the Series A Preferred are protected by customary antidilution provisions.

NOTE 13: STOCK OPTION PLAN

    The First of America Bank Corporation Restated 1987 Stock Option Plan is administered by the Nominating and Compensation Committee of the Board of Directors, none of whom is eligible to participate therein. Under the Plan options to purchase up to 1,700,000 authorized but unissued shares of First of America Common Stock may be granted through December 9, 1997.

    The stock options are exercisable during a 10 year period, beginning on the date of grant and may be granted at prices not less than the fair market value on the date of grant.

    The following is a summary of transactions which occurred during 1993, 1994 and 1995:

                                                                             Shares Under        Option Price
                                                                                Option            Per Share
-------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1992..........................................       843,700         $16.00-32.50
Granted...................................................................       176,000            40.00
Exercised.................................................................       (53,700)
Canceled..................................................................       (11,367)
-------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1993..........................................       954,633         $16.00-40.00
Converted options from acquisitions.......................................        24,919            11.30
Granted...................................................................       295,900            33.00
Exercised.................................................................       (23,050)
Canceled..................................................................        (5,366)
-------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1994..........................................     1,247,036         $11.30-40.00
Granted...................................................................       325,200            43.25
Exercised.................................................................      (101,589)
Canceled..................................................................       (13,900)
-------------------------------------------------------------------------------------------------------------
OUTSTANDING AT DECEMBER 31, 1995..........................................     1,456,747         $11.30-43.25
-------------------------------------------------------------------------------------------------------------

NOTE 14: DIVIDENDS FROM BANKING SUBSIDIARIES

    Dividends paid to First of America by its bank subsidiaries amounted to $337,407,000 in 1995, $173,350,000 in 1994 and $200,700,000 in 1993. Unless
prior regulatory approval is obtained, banking regulations limit the amount of dividends that First of America's banking subsidiaries can declare during 1996, to the 1996 net profits, as defined in the Federal Reserve Act, plus retained net profits for 1995 and 1994, which amounted to $50,187,000. Under the FDIC Improvement Act of 1993, there is incentive to maintain banks' capital at the "well-capitalized" level. This may further restrict dividends in the future.

NOTE 15: EMPLOYEE PENSION PLAN

    First of America and its subsidiaries have a defined benefit pension plan that covers substantially all of its full-time employees. Benefits are based on years of service and the employee's compensation.

    Pension costs for the years 1995 and 1994 were calculated based on Financial Accounting Standards Board Statement No. 87 "Employers' Accounting for Pensions." Pension costs for the years ended December 31, 1995, 1994, and 1993 equaled $3,980,000, $8,073,000, and $5,920,000, respectively.

    The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994.

                                                                                           December 31,
------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                        1995          1994
------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
  Accumulated benefit obligation, including vested benefits of $304,707 for 1995
    and $284,034 for 1994..........................................................   $312,916       294,336
------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date..........................   $379,131       345,465
Plan assets at fair value, primarily listed stocks and U.S. Bonds..................    438,752       358,392
                                                                                      --------       -------
Projected benefit obligation less than plan assets.................................     59,621        12,927
Unrecognized net (gain)/loss.......................................................    (33,192)        8,228
Unrecognized prior service cost....................................................     21,367        25,905
Unrecognized net assets being recognized over 15 years.............................    (13,953)      (15,902)
                                                                                      --------       -------
Prepaid pension included in other assets...........................................   $ 33,843        31,158
------------------------------------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE FOLLOWING COMPONENTS:
Service cost.......................................................................   $ 11,426        12,114
Interest cost on projected benefit obligation......................................     24,689        22,661
Actual return on plan assets.......................................................    (86,421)        6,948
Net amortization and deferral......................................................     54,286       (33,650)
------------------------------------------------------------------------------------------------------------
Net periodic pension cost..........................................................   $  3,980         8,073
------------------------------------------------------------------------------------------------------------

    First of America's weighted-average discount rate was 7.50 percent at December 31, 1995 and 8.00 percent at December 31, 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.50 percent at year-end 1995 and 6.00 percent at year-end 1994. The expected long term rate of return on assets was
9.50 percent and 9.00 percent at December 31, 1995 and 1994, respectively. The assumed rates in place at each year-end are used to determine the net periodic pension cost for the following year.

NOTE 16: OTHER POSTRETIREMENT BENEFITS

    First of America and its subsidiaries have a Retiree Medical Plan which provides a portion of retiree medical care premiums. First of America's level of contribution is based on an age and service formula.

    The following table presents the plan's funded status reconciled with amounts recognized in First of America's Consolidated Balance Sheet at December 31, 1995 and 1994:

                                                                                            December 31,
------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                           1995       1994
------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
Retirees..............................................................................   $(17,932)   (20,626)
Fully eligible active plan participants...............................................     (7,065)    (7,470)
Other active plan participants........................................................     (8,901)    (9,299)
                                                                                         --------    -------
                                                                                          (33,898)   (37,395)
Plan assets at fair value.............................................................         --         --
                                                                                         --------    -------
Accumulated postretirement benefit obligation in excess of plan assets................    (33,898)   (37,395)
Unrecognized prior service cost.......................................................     (4,700)    (5,498)
Unrecognized net (gain) loss..........................................................       (857)     4,002
------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit cost included in other liabilities.....................   $(39,455)   (38,891)
------------------------------------------------------------------------------------------------------------
NET PERIOD POSTRETIREMENT BENEFIT COST FOR 1995 AND 1994 INCLUDE THE FOLLOWING COMPONENTS:
------------------------------------------------------------------------------------------------------------
Service cost..........................................................................   $  1,092      1,253
Interest cost.........................................................................      2,992      2,641
Net amortization and deferral.........................................................       (524)      (405)
------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost..............................................   $  3,560      3,489
------------------------------------------------------------------------------------------------------------

    For measurement purposes of the accrued postretirement benefit cost included in other liabilities, 10.03 percent and 10.36 percent annual rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) were assumed at December 31, 1995 and 1994, respectively; the 1995 rate was further assumed to decline evenly to 6.0 percent in 2004. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent at December 31, 1995 and 8.00 percent at December 31, 1994. To determine First of America's net periodic postretirement benefit cost for 1995 and 1994, a weighted average discount rate of 8.0 percent and 7.25 percent, respectively, and the health care trend rate of 10.36 percent and 10.95 percent, respectively, were used. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by 2.1 percent and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1995 by 1.5 percent.

NOTE 17: SUPPLEMENTARY INCOME STATEMENT INFORMATION

    Other than the items listed below, other operating income and other operating expenses did not include any accounts that exceeded one percent of total revenue, which is the sum of total interest income and total non-interest income.

($ in thousands)                                                               1995        1994        1993
-------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME:
Revolving loan fees -- interchange income.................................   $ 22,446      31,538      30,104
Revolving loan fees -- merchant discount..................................     35,989      28,863      22,994
Gains on sale of loans....................................................     19,627      11,697      29,456
Securitization service fees...............................................     24,123          --          --
Other.....................................................................     49,393      36,045      30,939
-------------------------------------------------------------------------------------------------------------
Total other operating income..............................................   $151,578     108,143     113,493
-------------------------------------------------------------------------------------------------------------
OTHER OPERATING EXPENSES:
Services purchased........................................................   $ 20,769      17,814      14,638
Office supplies...........................................................     20,669      20,924      22,541
FDIC insurance............................................................     28,373      42,055      39,680
Advertising, business development and public relations....................     18,368      20,884      22,573
Postage...................................................................     17,278      16,458      16,291
Telephone.................................................................     19,907      19,293      17,300
Other.....................................................................     95,529      94,744      95,052
-------------------------------------------------------------------------------------------------------------
Total other operating expenses............................................   $220,893     232,172     228,075
-------------------------------------------------------------------------------------------------------------

NOTE 18: INCOME TAXES

    Total income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993, respectively, was allocated as follows:

($ in thousands)                                                               1995        1994        1993
-------------------------------------------------------------------------------------------------------------
Income from continuing operations.........................................   $126,629     102,616      98,574
Shareholders' equity, for market value adjustments on investment
  securities available for sale...........................................     28,885     (32,296)     17,263
-------------------------------------------------------------------------------------------------------------
Total income tax expense..................................................   $155,514      70,320     115,837
-------------------------------------------------------------------------------------------------------------

    Income tax expense (benefit) attributable to income from continuing operations consists of:

($ in thousands)                                                               Current        Deferred        Total
--------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1995:
U.S. Federal................................................................   $125,611        (6,861)       118,750
State and local.............................................................      8,390          (511)         7,879
--------------------------------------------------------------------------------------------------------------------
Total.......................................................................   $134,001        (7,372)       126,629
--------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1994:
U.S. Federal................................................................   $103,124            95        103,219
State and local.............................................................      5,186        (5,789)          (603)
--------------------------------------------------------------------------------------------------------------------
Total.......................................................................   $108,310        (5,694)       102,616
--------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1993:
U.S. Federal................................................................   $ 99,184        (3,117)        96,067
State and local.............................................................        787         1,720          2,507
--------------------------------------------------------------------------------------------------------------------
Total.......................................................................   $ 99,971        (1,397)        98,574
--------------------------------------------------------------------------------------------------------------------

    Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income from operations as a result of the following:

($ in thousands)                                                                 1995          1994          1993
--------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense..............................................   $127,168       113,092       121,086
Increase (reduction) in income taxes resulting from:
  Tax exempt municipal obligations income....................................     (9,277)       (9,904)      (12,738)
  Change in the beginning-of-the-year balance of the valuation allowance for
    deferred tax assets allocated to income tax expense......................         --          (883)       (9,686)
  Alternative minimum tax credits utilized...................................         --            --        (5,675)
  State and local tax expense (benefit), net of federal tax..................      5,122          (392)        1,630
  Amortization of goodwill...................................................      4,821         3,844         3,116
  Other, net.................................................................     (1,205)       (3,141)          841
--------------------------------------------------------------------------------------------------------------------
Total........................................................................   $126,629       102,616        98,574
--------------------------------------------------------------------------------------------------------------------

    The significant components of deferred income tax expense (benefit) attributable to income from continuing operations for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                                                       December 31,
--------------------------------------------------------------------------------------------------------------
($ in thousands)                                                              1995          1994         1993
--------------------------------------------------------------------------------------------------------------
Deferred tax benefit (exclusive of the effects of other components
  below)..................................................................   $(7,372)      (4,811)       8,289
Decrease in beginning-of-the-year balance of the valuation allowance for
  deferred tax assets.....................................................        --         (883)      (9,686)
--------------------------------------------------------------------------------------------------------------
Total.....................................................................   $(7,372)      (5,694)      (1,397)
--------------------------------------------------------------------------------------------------------------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:

                                                                                           December 31,
------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                        1995          1994
------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Book loan loss deduction in excess of tax..........................................   $ 83,846        76,073
Deferred compensation..............................................................      8,135         6,149
Deferred loan fees.................................................................      9,392        10,279
Employee benefits..................................................................        145         1,916
Other real estate expenses.........................................................      1,827         3,229
Non-accrual loan income............................................................      4,261         3,292
Market value adjustment on securities available for sale...........................         --        37,556
Expenses not currently deductible for tax purposes.................................      4,619         3,408
Other..............................................................................     14,257        10,474
                                                                                      --------       -------
Total gross deferred tax assets....................................................    126,482       152,376
Less valuation allowance...........................................................         --       (22,524)
                                                                                      --------       -------
Net deferred tax assets............................................................    126,482       129,852
                                                                                      --------       -------
DEFERRED TAX LIABILITIES:
Premise and equipment, due to differences in depreciation..........................    (10,969)      (10,200)
Discount accretion on securities...................................................     (1,587)       (1,276)
Market value adjustment on securities available for sale...........................    (13,853)           --
Tax loan loss reserve to be recaptured.............................................    (11,698)       (7,094)
Other..............................................................................     (8,933)      (10,327)
Total gross deferred liabilities...................................................    (47,040)      (28,897)
------------------------------------------------------------------------------------------------------------
Net deferred tax asset.............................................................   $ 79,442       100,955
------------------------------------------------------------------------------------------------------------

    The valuation allowance for deferred tax assets as of January 1, 1995 was $22,524,000. The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of $22,524,000.

    The valuation allowance for deferred tax assets at January 1, 1995 was related entirely to market value adjustments on Securities Available for Sale which would have resulted in capital losses that could be recognized only when offset against capital gains. During 1995, the market value adjustment on Securities Available for Sale resulted in an overall capital gain position, and accordingly, the reduction in the valuation allowance of $22,524,000 has been allocated to shareholders' equity.

NOTE 19: EARNINGS PER SHARE CALCULATION

    The weighted average number of shares used in the determination of earnings per share were:

                                                                           1995          1994          1993
--------------------------------------------------------------------------------------------------------------
Common and common equivalents........................................   63,500,784    59,811,568    57,416,771
Fully diluted........................................................   63,500,784    59,811,568    59,772,113
--------------------------------------------------------------------------------------------------------------

    Common and common equivalents per share amounts were calculated by dividing net income applicable to common shares by the weighted average number of common shares outstanding during the respective periods adjusted for the portion of stock options which were considered common equivalents, 279,856 in 1995, 281,498 in 1994 and 305,240 in 1993. Fully diluted earnings per share calculations were based on the assumption that all outstanding preferred stock was converted into common stock and the preferred dividends on these shares eliminated. In addition, the average fully diluted earnings per share included the portion of stock options which were considered common equivalents, 279,856 in 1995, 281,498 in 1994 and 305,240 in 1993.

    On December 31, 1995 and 1994, there were 63,283,857 and 62,849,209 common shares outstanding, respectively. At the same dates there were 100,000,000 authorized shares of $10 par value common stock.

NOTE 20: COMMITMENTS AND CONTINGENT LIABILITIES

    First of America and its subsidiaries are parties to routine litigation arising in the normal course of their respective businesses. In the opinion of management after consultation with counsel, liabilities arising from these proceedings, if any, are not expected to be material to First of America's financial position.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

    In First of America's normal course of business, there are various conditional obligations outstanding which are not reflected in the financial statements. These financial instruments include commitments to extend credit, standby letters of credit, commercial letters of credit, when issued securities, securities lent and commitments to purchase foreign currency.

    First of America's exposure to credit loss in the event of nonperformance by other parties to the financial instruments with off-balance sheet risk is represented by the contractual notional amount of these instruments. First of America uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

    Unless noted otherwise, First of America does not require collateral or other security to support financial instruments with off-balance sheet credit risk.

    A summary of the contract or notional amounts of these financial instruments at December 31, is as follows:

($ in thousands)                                                                 1995                1994
------------------------------------------------------------------------------------------------------------
Commitments on unused credit card lines....................................   $ 8,686,390          8,418,466
Other commitments to extend credit.........................................     2,930,624          2,699,651
Mortgages sold with recourse...............................................        79,952            101,565
Mortgage loan sale commitments.............................................       125,000             30,600
Standby letters of credit..................................................       366,829            305,460
Commercial letters of credit...............................................         5,280              7,199
Foreign exchange contracts.................................................         1,440             13,192
Interest rate swaps........................................................       105,507            707,864
Interest rate caps.........................................................            --            125,000
------------------------------------------------------------------------------------------------------------
Total......................................................................   $12,301,022         12,408,997
------------------------------------------------------------------------------------------------------------

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amounts included in the preceding table does not necessarily represent future cash requirements. At December 31, 1995, other commitments to extend credit were comprised of $1,983,159,000 in unused commercial loan commitments, $947,465,000 in commitments to fund commercial real estate, construction and land development of which $445,643,000 was secured by real estate, and $464,953,000 in home equity lines of credit. Collateral held on these instruments varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

    First of America has sold mortgage loans to the Federal National Mortgage Association (FNMA), Government National Mortgage Association (GNMA), Federal Home Loan Mortgage Corporation (FHLMC), and other savings institutions with full recourse. The total unpaid principal balances of these loans were $80.0 million at December 31, 1995 and are not included in the accompanying consolidated balance sheets. Mortgage loan sale commitments represent agreements to deliver mortgage loans to investors in future periods.

    Standby letters of credit and commercial letters of credit are conditional commitments issued to secure performance of a customer to a third party and are subject to the same credit review and approval process as loans. Losses to date have not been material.

    Foreign exchange contracts are entered into for trading activities which enable customers to transfer or reduce their foreign exchange risk. Foreign exchange forward contracts represent First of America's largest activity in this specialized area. Forward contracts are commitments to buy or sell at a future date a currency at a contracted price and are settled in cash or through delivery. The risk in foreign exchange trading arises from the potential inability of the counterparties to deliver under the terms of the contract and the possibility that the value of a foreign currency might change in relation to the U.S. dollar. In the event of a default by a counterparty, the cost to First of America would be the replacement of the contract at the current market rate. Such credit losses to date have not been material. The risk of loss from changes in market rate is substantially lessened because First of America limits its risk by entering into offsetting contracts.

    At December 31, 1994, First of America had outstanding interest rate caps which totaled $125 million and were designated to certain FirstRate Fund deposits. First of America also had interest rate swaps with a total notional value of $707.9 million of which $530.9 million was a hedge against certain certificates of deposit, $125.0 million as a hedge against long term debt with the remainder as a hedge against certain other deposits and borrowings. Although the notional amounts are often used to express the volume of these transactions, the amounts potentially subject to credit risk are much smaller. The company minimizes this risk by performing normal credit reviews of its counterparties and collateralizing its exposure when it exceeds a predetermined limit. The following table outlines First of America's interest rate caps and interest rate swaps at December 31, 1995.

INTEREST RATE SWAPS
($ in thousands)

                                                                                                       Net Interest
                                                   Weighted          Average          Average         Income Impact
       Hedged          Notional   Fair Market       Average       Rate Received      Rate Paid      ------------------
   Asset/Liability      Amount       Value      Maturity (Mos.)   Variable/Fixed   Variable/Fixed    1995        1994
----------------------------------------------------------------------------------------------------------------------
Interest Rate Swaps:
  Rising Rate CDs....  $     --         --              --                    --              --     (1,158)        82
  Market Rate CDs*...     8,507        814             1.8                    --              --       (808)      (915)
  FHLB advance.......        --         --              --                    --              --         25        (46)
  FirstRate Fund
    deposits.........    12,000        (49)            7.5        5.94%/variable     6.03%/fixed         (9)       (35)
  Bank notes.........    10,000        (56)            7.8         5.68/variable      6.23/fixed         24        (72)
  Long term debt.....    75,000       (210)           12.4            5.30/fixed   5.88/variable       (894)       (93)
Interest rate caps...        --         --              --                    --              --     (1,150)       (96)
----------------------------------------------------------------------------------------------------------------------
Total................  $105,507        499            10.6                                           (3,970)    (1,175)
----------------------------------------------------------------------------------------------------------------------

* This represents a basis swap.

    At December 31, 1995, there were no deferred losses included in other assets from the termination of interest rate swaps. During 1995, no losses were recognized in earnings related to interest rate swaps which were marked-to-market.

    Interest rate caps are agreements to make payments for interest rate differentials between an index rate and a specified maximum rate, computed on notional amounts. First of America utilized interest rate caps in an attempt to manage its interest rate risk. As of December 31, 1995, First of America had no outstanding interest rate caps.

NOTE 21: FAIR VALUE DISCLOSURE

    SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices were not available, fair values were based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First of America.

    For purposes of this disclosure, the estimated fair value of financial instruments with short-term maturities is assumed to equal the recorded book value. These financial instruments include cash and short term investments, accrued interest receivable and payable and short term borrowings. Estimated fair values for other financial instruments were determined as follows:

SECURITIES:

    Fair values for Held to Maturity and Available for Sale securities were based on quoted market prices where available. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

LOANS RECEIVABLE:

    For variable rate loans that reprice frequently and for which there has been no significant change in credit risk, fair values equal carrying values. The fair values for fixed rate loans were based on estimates using discounted cash flow analyses and current interest rates being offered for loans with similar terms to borrowers of similar credit quality.

LOANS HELD FOR SALE:

    Fair values for loans held for sale were based on quoted market prices where available. If a quoted market price was not available, fair value was estimated using market prices for similar assets.

DEPOSIT LIABILITIES:

    The fair values disclosed for demand deposits with no stated maturity (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) were, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed-term money market accounts and certificates of deposits with less than twelve months maturities approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit with maturities greater than twelve months are estimated using a discounted cash flow calculation that applied interest rates being offered on the same or similar certificates at the reporting date to a schedule of aggregated expected maturities on the certificates of deposits.

LONG TERM BORROWINGS:

    Fair values for First of America's long term debt (other than deposits) were estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the company for debt of the same remaining maturities.

OFF BALANCE SHEET INSTRUMENTS:

    Fair values for unused commitments were estimated using the fees charged to enter into similar agreements at the reporting date, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. Fair values for guarantees and letters of credit were based on fees charged for similar agreements.

    The fair value of forward delivery commitments, foreign exchange contracts, interest rate swaps and interest rate caps is estimated, using dealer quotes, as the amount that the corporation would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering current interest rates.

    The estimated fair values of First of America's financial instruments for which the fair value differs from the recorded book value for December 31, 1995 and 1994 were as follows:

                                               December 31, 1995               December 31, 1994
-----------------------------------------------------------------------------------------------------
                                            Recorded       Estimated        Recorded       Estimated
($ in millions)                            Book Value      Fair Value      Book Value      Fair Value
-----------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
Securities:
  Held to maturity......................    $     --              --           3,113           2,943
  Available for sale....................       5,061           5,061           2,588           2,588
Loans, net..............................      15,734          15,825          16,577          16,374
Loans held for sale.....................         101             104              30              30
FINANCIAL LIABILITIES:
Deposits*...............................     (19,342)        (19,422)        (20,200)        (20,097)
Long term borrowings....................        (490)           (520)           (681)           (657)
Off-balance sheet commitments...........          --              21              --              29
Interest rate swap agreements...........          --              --              --             (17)
Interest rate cap agreements............          --              --              --               2
-----------------------------------------------------------------------------------------------------

* SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand and prohibits adjusting fair value for any value derived from retaining those deposits for an expected future period of time.

NOTE 22: CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

    The balance sheets for December 31, 1995 and 1994, and the statements of income and statements of cash flows for the three years ended December 31, 1995 follow.

                                                                                           December 31,
-------------------------------------------------------------------------------------------------------------
                                 ($ in thousands)                                        1995         1994
-------------------------------------------------------------------------------------------------------------
BALANCE SHEETS
ASSETS
Cash and interest bearing deposits held by subsidiary banks........................   $  209,532       54,758
Investment in subsidiaries.........................................................    1,918,540    1,831,786
Other assets.......................................................................      170,613      207,683
-------------------------------------------------------------------------------------------------------------
Total assets.......................................................................   $2,298,685    2,094,227
-------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and other liabilities.............................................   $   87,623       98,919
Long term debt.....................................................................      383,081      416,420
                                                                                      ----------    ---------
Total liabilities..................................................................      470,704      515,339
                                                                                      ----------    ---------
SHAREHOLDERS' EQUITY
Common stock.......................................................................      632,839      628,492
Surplus............................................................................      283,409      284,877
Net unrealized gain/(loss) on securities available for sale, net of tax
  expense/(benefit) of $13,853 for 1995 and $(15,032) for 1994.....................       25,939      (92,271)
Retained earnings..................................................................      885,794      757,790
                                                                                      ----------    ---------
Total shareholders' equity.........................................................    1,827,981    1,578,888
-------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity.........................................   $2,298,685    2,094,227
-------------------------------------------------------------------------------------------------------------

                                                                                  Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
                              ($ in thousands)                                   1995       1994       1993
-------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
INCOME
Dividends from subsidiaries.................................................   $337,407    175,350    205,891
Interest and other income...................................................    339,863    262,615    291,798
                                                                               --------    -------    -------
Total operating income......................................................    677,270    437,965    497,689
                                                                               --------    -------    -------
EXPENSES
Interest on borrowed money..................................................     33,600     27,793     19,597
Salaries and employee benefits..............................................    159,461    151,766    134,734
Amortization of intangibles.................................................      5,692      5,974      5,095
Other operating expenses....................................................    199,162    139,853    171,937
                                                                               --------    -------    -------
Total operating expenses....................................................    397,915    325,386    331,363
                                                                               --------    -------    -------
Income before income taxes and undistributed earnings of subsidiaries.......    279,355    112,579    166,326
Applicable income tax benefit...............................................     19,291     22,609     14,084
                                                                               --------    -------    -------
Net income before equity in undistributed earnings (losses) of
  subsidiaries..............................................................    298,646    135,188    180,410
Equity in undistributed earnings (losses) of subsidiaries...................    (61,938)    85,315     66,975
-------------------------------------------------------------------------------------------------------------
Net income..................................................................   $236,708    220,503    247,385
-------------------------------------------------------------------------------------------------------------

($ in thousands)                                                              1995        1994        1993
-------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOW
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................................   $236,708     220,503     247,385
Adjustment to reconcile net income to net cash provided by operating
  activities..............................................................    113,558     (13,723)   (125,584)
                                                                             --------    --------    --------
Net cash from operating activities........................................    350,266     206,780     121,801
                                                                             --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Premises and equipment purchased..........................................    (33,157)    (24,845)    (46,724)
Proceeds from sale of premises & equipment................................      8,444       4,974         600
Capital infusions, net of redemptions.....................................    (31,797)   (112,850)     (6,535)
                                                                             --------    --------    --------
Net cash from investing activities........................................    (56,510)   (132,721)    (52,659)
                                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long term debt..................................         --     438,000     222,000
Repayment of long term debt...............................................    (33,339)   (261,195)   (190,891)
Proceeds from issuance of common stock....................................      2,105         460       1,132
Repurchase of common stock................................................         --    (123,373)         --
Dividends paid............................................................   (107,429)    (96,670)    (93,333)
Other, net................................................................       (319)       (268)       (329)
                                                                             --------    --------    --------
Net cash from financing activities........................................   (138,982)    (43,046)    (61,421)
                                                                             --------    --------    --------
Net increase (decrease) in cash...........................................    154,774      31,013       7,721
Cash at beginning of year.................................................     54,758      23,745      16,024
-------------------------------------------------------------------------------------------------------------
Cash at year-end..........................................................   $209,532      54,758      23,745
-------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION (Unaudited)

                                                1995           1994          1993          1992          1991
----------------------------------------------------------------------------------------------------------------
STOCK DATA
Book value per common share:
Primary...................................   $     28.89         25.12         25.60         22.12         20.58
Fully Diluted.............................         28.89         25.12         25.60         22.49         21.47
Common shares outstanding:
Weighted average..........................    63,500,784    59,811,568    57,416,771    54,841,762    53,536,154
Year end..................................    63,283,857    62,849,209    59,520,710    57,014,244    53,537,438
Market price of Common Stock:
High......................................   $    46.125        40.125        42.875        37.875        31.750
Low.......................................        29.500        29.750        36.500        29.000        18.250
Year end..................................        44.375        30.000        39.250        37.875        29.375
Number of shares traded (in thousands)....        19,427        18,313        13,708        14,284        13,612
Price earnings ratio*.....................          11.9x          8.1           9.3          15.4           9.1
Dividend yield (at year end)..............          3.97%         5.60          4.08          3.70          4.36
Dividend payout ratio.....................         45.58         43.90         35.71         53.25         45.35
NON-FINANCIAL DATA
Number of common shareholders*............        31,300        30,900        28,400        23,800        17,815
Number of banking subsidiaries*...........             4             8            20            23            26
Number of banking offices*................           613           630           572           551           487
Number of employees (FTE)*................        12,690        13,307        13,330        12,940        13,404
Number of automated teller machines*......           675           647           546           498           400
RETURN ON EQUITY AND ASSETS
Return on average total assets............          1.00%         0.98          1.20          0.75          0.95
Return on average common shareholders'
  equity..................................         13.89         14.44         18.01         11.67         13.66
Return on average total shareholders'
  equity..................................         13.89         14.44         17.50         11.38         13.07
Average common shareholders' equity as a
  percent of total average assets.........          7.17          6.77          6.52          5.91          6.28
Average shareholders' total equity as a
  percent of total average assets.........          7.17          6.77          6.88          6.63          7.26
----------------------------------------------------------------------------------------------------------------

* Prior years numbers not restated.

QUARTERLY INFORMATION (Unaudited)
($ in millions except per share data)

                                                    1995 Quarters                        1994 Quarters
----------------------------------------------------------------------------------------------------------------
                                          Fourth    Third    Second   First    Fourth   Third    Second   First
----------------------------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
Total interest income...................  $ 437.5    442.0   460.6     456.4    433.6    417.1   387.7     362.4
Total interest expense..................    210.6    217.4   226.3     218.3    196.5    177.3   152.9     135.4
----------------------------------------------------------------------------------------------------------------
Net interest income.....................    226.9    224.6   234.3     238.1    237.1    239.8   234.8     227.0
Provision for loan losses...............     27.7     21.4    22.0      20.5     22.2     21.2    22.5      20.6
----------------------------------------------------------------------------------------------------------------
Net interest income after provision.....    199.2    203.2   212.3     217.6    214.9    218.6   212.3     206.4
----------------------------------------------------------------------------------------------------------------
Non-interest income:
Service charges on deposit accounts.....     25.6     25.3    25.1      24.3     23.6     23.0    22.3      20.3
Trust income............................     24.8     24.4    23.3      21.7     20.4     20.4    20.7      20.3
Investment securities transactions......      1.0      0.5     0.1      (1.5)    (4.3)     1.0     1.2       7.5
Other operating income..................     49.4     42.0    35.0      25.1     27.2     26.7    25.6      28.5
----------------------------------------------------------------------------------------------------------------
Total non-interest income...............    100.8     92.2    83.5      69.6     66.9     71.1    69.8      76.6
----------------------------------------------------------------------------------------------------------------
Non-interest expense:
Salaries and wages......................     85.9     86.3    90.9      93.2     91.7     88.9    88.4      84.7
Employee benefits.......................     16.2     16.4    19.9      22.2     17.0     19.4    20.5      19.9
----------------------------------------------------------------------------------------------------------------
Total personnel costs...................    102.1    102.7   110.8     115.4    108.7    108.3   108.9     104.6
Occupancy, net..........................     16.9     15.8    15.1      16.3     14.7     15.9    14.5      15.3
Equipment...............................     15.2     14.9    14.5      14.7     15.1     14.2    13.8      13.0
Data processing.........................      4.8      4.5     4.7       4.8      3.9      4.6     4.7       4.3
Amortization of intangibles.............      5.3      5.3     5.4       5.3      5.4      4.5     4.0       2.6
Other operating expenses................     54.1     50.1    58.5      58.1     56.5     59.3    58.5      58.1
----------------------------------------------------------------------------------------------------------------
Total non-interest expense..............    198.4    193.3   209.0     214.6    204.3    206.8   204.4     197.9
----------------------------------------------------------------------------------------------------------------
Income before income tax................    101.6    102.1    86.8      72.6     77.5     82.9    77.7      85.1
Applicable income tax expense...........     35.6     35.4    30.3      25.3     24.9     26.5    24.5      26.8
----------------------------------------------------------------------------------------------------------------
Net income..............................  $  66.0     66.7    56.5      47.3     52.6     56.4    53.2      58.3
----------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE DATA
Earnings per common share...............  $  1.04     1.05    0.89      0.75     0.87     0.96    0.88      0.98
Common stock cash dividend paid.........     0.44     0.42    0.42      0.42     0.42     0.40    0.40      0.40
Market price of Common Stock:
High....................................   46.125   45.250   38.000   34.250   34.875   37.500   40.125   39.000
Low.....................................   41.750   36.375   33.125   29.500   29.750   34.500   35.500   35.375
Period-end..............................   44.375   42.875   37.125   33.625   30.000   35.250   35.625   37.875
----------------------------------------------------------------------------------------------------------------

Directors

Jon E. Barfield
Chairman and Chief Executive Officer
Bartech, Inc., Livonia, Michigan

John W. Brown
Chairman and
Chief Executive Officer
Stryker Corporation, Kalamazoo, Michigan

Richard F. Chormann
President and Chief Operating Officer
First of America Bank Corporation
Kalamazoo, Michigan

Joseph J. Fitzsimmons
Retired
Ann Arbor, Michigan

Joel N. Goldberg
President
Thomas Jewelry Company, Pontiac, Michigan

Clifford L. Greenwalt
President and Chief Executive Officer
Central Illinois Public Service Company
Springfield, Illinois

Robert L. Hetzler
President and Chief Executive Officer
Monitor Sugar Company, Bay City, Michigan

Dorothy A. Johnson
President and Chief Executive Officer
Council of Michigan
Foundations, Grand Haven, Michigan
Martha Mayhood Mertz
Chief Executive Officer
Mayhood/Mertz Realtors, Inc., Okemos, Michigan

Daniel R. Smith
Chairman and Chief Executive Officer
First of America Bank Corporation
Kalamazoo, Michigan

James S. Ware
Chairman, President and Chief Executive Officer
Durametallic Corporation, Kalamazoo, Michigan

James W. Wogsland
Retired
Peoria, Illinois

Walter J. Wolpin
President, The Wolpin Company,
Wolpin Broadcasting and
Twin-W Realty Company
Detroit, Michigan

Executive Officers

Daniel R. Smith
Chairman and Chief Executive Officer

Richard F. Chormann
President and Chief Operating Officer

Lee J. Cieslak
Chairman and Chief Executive Officer
First of America Bank - Florida, FSB

William R. Cole
Chairman and Chief Executive Officer
First of America Bank - Michigan, N.A.

Donald J. Kenney
Executive Vice President

Robert K. Kinning
Chairman and Chief Executive Officer
First of America Bank - Illinois, N.A.

Thomas W. Lambert
Executive Vice President and
Chief Financial Officer

Malcolm C. Pownall
Chairman and Chief Executive Officer
First of America Bank - Indiana

John B. Rapp
Executive Vice President

David B. Wirt
Executive Vice President
                                                                 [recycle logo]

1. Election of Directors                                                        FOR / /        WITHHELD as To all Nominees  / /

   Nominees: Joseph J. Fitzsimmons, Robert L.Hetzler, Daniel R. Smith,
   Ley S. Smith

   (INSTRUCTION: To withhold authority to vote for any individual nominee, mark FOR above and write nominee's name below)
___________________________________________________________________________________________________________________________________

2. Approval of First of America Bank Corporation Stock                          FOR / /        AGAINST  / /        ABSTAIN  / /
   Compensation Plan

3. Ratification of the selection of KPMG Peat Marwick LLP                       FOR / /        AGAINST  / /        ABSTAIN  / /
   as independent auditors for FOA

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of FOA called for April 17, 1996 and a Proxy Statement for the Annual Meeting prior to the signing of this proxy.

                                                                               Dated ___________________________________, 1996

                                                                               _______________________________________________

                                                                               _______________________________________________
                                                                               Please sign exactly as your name(s) appear(s) on
                                                                               this proxy. When signing in a representing capacity,
                                                                               please give title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.


FIRST OF AMERICA BANK CORPORATION
211 South Rose Street                                                     PROXY
Kalamazoo, Michigan 49007

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST OF AMERICA BANK CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1996 AND ANY ADJOURNMENT THEREOF.

     The undersigned, being a shareholder of FIRST OF AMERICA BANK CORPORATION ("FOA"), hereby authorizes Thomas W. Lambert and Richard V. Washburn, and each of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of FOA to be held at the Fetzer Business Development Center, Western Michigan University, Wilbur Street and Marion Avenue, Kalamazoo, Michigan on April 17, 1996 at 2:00 p.m., local time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

     In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is exercised.

     Shares of Common Stock of FOA will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side, FOR approval of the First of America Bank Corporation Stock Compensation Plan, and FOR ratification of the selection of KPMG Peat Marwick LLP and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matter which may properly come before the meeting.

                                                         CONTINUED ON OTHER SIDE